Exhibit 4.1

PROTALIX BIOTHERAPEUTICS, INC.

AS ISSUER

AND EACH OF THE GUARANTORS PARTY HERETO

7.50% SENIOR SECURED CONVERTIBLE NOTES DUE 2021

INDENTURE

DATED AS OF DECEMBER 7, 2016

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

AS TRUSTEE

WILMINGTON SAVINGS FUND SOCIETY, FSB

AS COLLATERAL AGENT

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Section 7.07.	Replacement of Trustee	100
Section 7.08.	Successor Trustee by Merger	101
Section 7.09.	Eligibility; Disqualification	101
Section 7.10.	Trustee’s Application for Instructions from the Company	101

Article 8 SATISFACTION AND DISCHARGE		102

Section 8.01.	Discharge of Liability on Notes	102
Section 8.02.	Repayment to the Company	102

Article 9 AMENDMENTS, SUPPLEMENTS AND WAIVERS		102

Section 9.01.	Without Consent of Holders	102
Section 9.02.	With Consent of Holders	104
Section 9.03.	Execution of Supplemental Indentures	105
Section 9.04.	Notices of Supplemental Indentures or Security Documents	105
Section 9.05.	Effect of Supplemental Indentures	106
Section 9.06.	Revocation and Effect of Consents, Waivers and Actions	106
Section 9.07.	Notation on, or Exchange of, Notes	106

Article 10 CONVERSIONS		107

Section 10.01.	Conversion Privilege	107
Section 10.02.	Conversion Procedure; Settlement Upon Conversion	107
Section 10.03.	Make-Whole Premium upon Conversion	111
Section 10.04.	Increased Conversion Rate Applicable to Certain Notes Surrendered in Connection with Make-Whole Adjustment Events	113
Section 10.05.	Adjustment of Conversion Rate	115
Section 10.06.	Adjustments of Prices	125
Section 10.07.	Shares to Be Fully Paid	125
Section 10.08.	Effect of Recapitalizations, Reclassifications and Changes of the Common Stock	126
Section 10.09.	Certain Covenants	127
Section 10.10.	Responsibility of Trustee	129
Section 10.11.	Notice to Holders Prior to Certain Actions	129
Section 10.12.	Stockholder Rights Plans	130
Section 10.13.	Certain Limitations on Settlement	130

Article 11 REDEMPTION AT THE OPTION OF THE COMPANY		131

Section 11.01.	Optional Redemption	131
Section 11.02.	Notice of Optional Redemption; Selection of Notes	131
Section 11.03.	Payment of Notes Called for Redemption	133
Section 11.04.	Restrictions on Redemption	133
Section 11.05.	Return of Notes	132
Section 11.06.	Repayment to the Company	133

INDENTURE, dated as of December 7, 2016, among Protalix Biotherapeutics, Inc., a Delaware corporation (“Company”), the Guarantors (as defined below) party hereto and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), registrar, paying agent and conversion agent, and Wilmington Savings Fund Society, FSB (“WSFS”), as the collateral agent (the “Collateral Agent”).

WHEREAS, the Company has duly authorized the creation of an issue of sixty-two million six hundred eighty-six thousand dollars ($62,686,000) aggregate principal amount of the Company’s 7.50% Senior Secured Convertible Notes due 2021; and

WHEREAS, the Company and each of the Guarantors has duly authorized the execution and delivery of this Indenture.

NOW, THEREFORE, each party agrees as follows for the benefit of each of the other parties hereto and for the equal and ratable benefit of the Holders (as defined below) of the Company’s 7.50% Senior Secured Convertible Notes due 2021:

Article 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01.         Definitions.

“Acquired Debt” means, with respect to any specified Person:

(1)         Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming, a Subsidiary of, such specified Person; and

(2)         Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, the following entities shall not be deemed to be Affiliates of the Company: (i) Pfizer Inc. by virtue solely of its exclusive license and supply agreement with the Company as in existence on the Issue Date; (ii) any entity by virtue solely of having no more than two overlapping directors with the board of directors of the Company; and (iii) any entity by virtue solely of entering into a license, collaboration agreement, strategic alliance or similar arrangement with the Company providing for the licensing of Intellectual Property or the development or commercialization of Intellectual Property.

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“Aggregate Share Cap” means: (1) at all times when the NYSE MKT Stockholder Approval has not been obtained, 7,491,100 shares of Common Stock, which, together with the number of shares issued pursuant to the Exchange Agreement, less the maximum number of shares of Common Stock issuable upon coversion of the Existing Convertible Notes to be exchanged pursuant to the Exchange Agreement, represents approximately 19.9% of the outstanding Common Stock as of immediately prior to the Issue Date; and (2) at all times from and after the NYSE MKT Stockholder Approval has been obtained, 127,230,613 shares of Common Stock; provided, however, that the Aggregate Share Cap will be subject to proportionate adjustment for stock dividends, stock splits or stock combinations with respect to the Common Stock.

“Applicable Procedures” means, with respect to any transfer or transaction involving a Global Note or any beneficial interest therein, the rules and procedures of the Depositary for such Note, in each case to the extent applicable to such transfer or transaction and as in effect from time to time.

“Asset Sale” means:

(1)         the sale, lease, conveyance or other disposition of any assets or rights (whether in a single transaction or a series of related transactions), provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by Article 5; and

(2)         the issuance of Equity Interests by any of the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of the Company’s Subsidiaries (other than directors’ qualifying Equity Interests or Equity Interests required by applicable law to be held by a Person other than the Company or one of its Restricted Subsidiaries).

Notwithstanding anything to the contrary in the preceding paragraph, none of the following items will be deemed to be an Asset Sale:

(1)         any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $0.5 million;

(2)         a transfer of assets (including, without limitation, Equity Interests) constituting Collateral between or among the Company and the Guarantors;

(3)         a transfer of assets that are not Collateral between or among the Company and its Restricted Subsidiaries;

(4)         an issuance of Equity Interests by a Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company;

(5)         any sale or other disposition of damaged, worn-out or obsolete assets or assets otherwise unsuitable or no longer required for use in the ordinary course of the business of the Company and its Restricted Subsidiaries (including the abandonment or other disposition of property that is, in the reasonable judgment of the Company, no longer profitable, economically practicable to maintain or useful in the conduct of the business of the Company and its Restricted Subsidiaries, taken as whole);

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(6)         a Restricted Payment that does not violate Section 4.11, or a Permitted Investment;

(7)         the sale, lease, sublease, license, sublicense, consignment, conveyance or other disposition of products, services, inventory and other assets in the ordinary course of business, including leases with respect to facilities that are temporarily not in use or pending their disposition (for the avoidance of doubt, licenses, sublicenses and other dispositions of rights in patents, trademarks, copyrights, know-how or other intellectual property shall be deemed not be in the ordinary course);

(8)         a disposition of leasehold improvements or leased assets in connection with the termination of any operating lease;

(9)         (x) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements; or (y) the sale or other disposition of Hedging Obligations or other financial instruments in the ordinary course of business;

(10)       any foreclosure or any similar action with respect to the property or other assets of the Company or any Restricted Subsidiary;

(11)       the sublease or assignment to third parties of leased facilities in the ordinary course of business;

(12)       a Casualty or Condemnation Event whose proceeds are subject to application pursuant to Section 4.14;

(13)       the creation of or realization on a Lien to the extent that the granting of such Lien was not in violation of Section 4.16;

(14)       any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims;

(15)       the sale or other disposition of cash or Cash Equivalents;

(16)       (i) any non-exclusive, incidental license, collaboration agreement, strategic alliance or similar arrangement providing for the licensing of Intellectual Property or the development or commercialization of Intellectual Property (other than Intellectual Property Licenses, Co-Promotion Arrangements and, for the avoidance of doubt, arrangements that are exclusive with respect to a geographic territory or indication) that, at the time such non-exclusive or incidental license, collaboration agreement, strategic alliance or similar arrangement is entered into, in the judgment of the Company, does not materially and adversely affect the business or condition (financial or otherwise) of the Company and any of its Restricted Subsidiaries, taken as a whole, and (ii) any Intellectual Property Licenses or Co-Promotion Arrangements, so long as any aggregate cash proceeds from such Intellectual Property Licenses and Co-Promotion Arrangements are applied pursuant to Section 4.14; and

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(17)       to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, as amended, or any successor provision, or any similar provision of any foreign country, any exchange of like property (excluding any boot thereon and excluding any Intellectual Property Sale, Intellectual Property License or Co-Promotion Agreement) for use in a Permitted Business, provided that (i) the aggregate Fair Market Value of the property or assets (including cash and Cash Equivalents) received by the Company and its Restricted Subsidiaries in such exchange is at least equal to the aggregate Fair Market Value of the property or assets disposed of by the Company or such Restricted Subsidiaries in such exchange and (ii) the net cash proceeds received by the Company and its Restricted Subsidiaries in such exchange are treated as Net Proceeds of an Asset Sale pursuant to Section 4.14.

Notwithstanding anything to the contrary in the preceding paragraph, the Company may voluntarily treat any transaction otherwise exempt from the definition of “Asset Sale” pursuant to clauses (1) through (17) above as an “Asset Sale” by designating such transaction as an Asset Sale for purposes of this Indenture in an Officers’ Certificate delivered to the Trustee.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with U.S. GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Attributable Debt represented thereby will be the amount of liability in respect thereof determined in accordance with the definition of “Capital Lease Obligation.”

“Authorized Share Amendment Effective Date” means the date, if at all, that (a) the Company has amended its Amended and Restated Articles of Incorporation to increase the number of authorized shares of Common Stock to an amount that is sufficient, after taking account of all shares of Common Stock reserved or necessary to satisfy the Company’s obligations (other than pursuant to this Indenture and the Notes) to issue shares of Common Stock, to settle the conversion of all then-outstanding Notes (assuming Physical Settlement) at the Conversion Rate then applicable, after giving effect to the maximum number of Additional Shares that may then be added to the Conversion Rate; and (b) the Company has reserved such amount of shares of Common Stock for future issuance pursuant to this Indenture and the Notes.

“Bankruptcy Law” means Title 11, United States Code, or any similar U.S. federal, state or non-U.S. law for the relief of debtors.

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“Beneficial Owner” has the meaning assigned to such term in Rules 13d-3 and 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular person or group, such person or group will be deemed to have beneficial ownership of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time. The terms “Beneficially Own” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means the board of directors of the Company or a committee of such board duly authorized to act for it.

“Board Resolution” means a copy of one or more resolutions certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York, Wilmington, Delaware or the place of payment is authorized or required by law or executive order to close or be closed.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with U.S. GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease on or prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means, for any entity, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock issued by that entity.

“Capped Combination Settlement” means Combination Settlement with a Cash Amount for each VWAP Trading Day of the relevant Observation Period equal to the Capped Combination Settlement Cash Amount on such VWAP Trading Day.

“Capped Combination Settlement Cash Amount” means, on any VWAP Trading Day during the relevant Observation Period, the greater of (x) $1,000 and (y) an amount equal to:

where,

DCV	=	the Daily Conversion Value on such VWAP Trading Day;

DC	=	the Daily Share Cap on such VWAP Trading Day; and

VWAP	=	the Daily VWAP on such VWAP Trading Day.

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“Capped Combination Settlement Release Date” means the first date, if at all, when the Authorized Share Amendment Effective Date has occurred and the NYSE MKT Stockholder Approval has been obtained.

“Cash Equivalents” means:

(1)         any evidence of Indebtedness issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof with a final maturity not exceeding five years from the date of acquisition;

(2)         deposits, certificates of deposit or acceptances of any financial institution that is a member of the Federal Reserve System and whose unsecured long term debt is rated at least “A” by Standard & Poor’s Ratings, a division of McGraw Hill Financial, Inc. (“S&P”), or at least “A2” by Moody’s Investors Service, Inc. (“Moody’s”) or any respective successor agency;

(3)         commercial paper with a maturity of 365 days or less issued by a corporation (other than an Affiliate of the Company) organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and rated at least “A-1” by S&P and at least “P-1” by Moody’s or any respective successor agency;

(4)         repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States or issued by any agency thereof and backed by the full faith and credit of the United States maturing within 365 days from the date of acquisition;

(5)         readily marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 365 days from the date of acquisition and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s or any respective successor agency;

(6)         demand deposits, savings deposits, time deposits and certificates of deposit of any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia having, capital and surplus aggregating in excess of $500,000,000 and a rating of “A” (or such other similar equivalent rating) or higher by at least one “nationally recognized statistical rating organization” (as defined in Section 3(a)(62) of the Exchange Act) with maturities of not more than 365 days from the date of acquisition;

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(7)         money market funds which invest substantially all of their assets in securities described in the preceding clauses (1) through (6); and

(8)         in the case of a Foreign Subsidiary, instruments equivalent to those referred to in clauses (1) through (7) above denominated in a foreign currency, which are (i) substantially equivalent in tenor, (ii) issued by, or entered into with, foreign persons with credit quality generally accepted by businesses in the jurisdictions in which such Foreign Subsidiary operates and (iii) customarily used by businesses for short-term cash management purposes in any jurisdiction outside of the United States to the extent reasonably required in connection with any business conducted by such Foreign Subsidiary.

“Cash Settlement” means (a) with respect to the Conversion Settlement Method applicable to any conversion of Notes, that the Company shall have elected, in accordance with Section 10.02(a), to settle its Conversion Obligation solely in cash in accordance with Section 10.02(a)(iii)(A) and (b) with respect to the Make-Whole Settlement Method applicable to the Make-Whole Premium due upon any conversion of Notes, that the Company shall have elected (or been deemed to have elected), in accordance with Section 10.03(a), to settle its Make-Whole Obligation solely in cash in accordance with Section 10.03(a)(iii)(A).

“Casualty or Condemnation Event” means any taking under power of eminent domain or similar proceeding and any insured loss, in each case, relating to property or other assets that constituted Collateral owned by the Company or a Guarantor.

“Change in Control” means an event that will be deemed to have occurred at the time, after the first date of original issuance for the Notes, any of the following occurs:

(a)          any “person” or “group” within the meaning of Section 13(d) of the Exchange Act is or becomes the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the Company’s Common Equity representing 50% or more of the total voting power of the Company’s Common Equity;

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(b)          the consummation of (x) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination) as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets; (y) any share exchange, consolidation or merger of the Company pursuant to which the Common Stock will be converted into cash, securities or other property; or (z) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and the Company’s Subsidiaries, taken as a whole, to any Person other than one of the Company’s Subsidiaries; provided, however, that a transaction described in clause (y) above pursuant to which the Persons that “beneficially owned” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, the Company’s Common Equity immediately prior to such transaction “beneficially own” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, the Common Equity representing at least a majority of the total voting power of all outstanding classes of the Common Equity of the surviving or transferee person (or its parent) and such holders’ respective proportional voting power immediately after such transaction vis-à-vis each other with respect to the securities they receive in such transaction will be in substantially the same respective proportions as their respective voting power vis-à-vis each other immediately prior to such transaction will not constitute a “Change in Control”; or

(c)          the holders of the Company’s Common Equity approve any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with this Indenture);

provided, however, that, notwithstanding the foregoing, a “Change in Control” will not be deemed to have occurred if at least 90% of the consideration paid for the Common Stock in a transaction or transactions described under clause (b) of this definition of “Change in Control” above (excluding cash payments for any fractional shares and cash payments made pursuant to dissenters’ appraisal rights) consists of Publicly Traded Securities, or securities or that will be Publicly Traded Securities immediately following such transaction, and as a result thereof, such consideration becomes the Reference Property for the Notes. If any transaction in which the Common Stock is replaced by the securities of another entity occurs, following completion of any related Make-Whole Adjustment Period (or, in the case of a transaction that would have been a Change in Control but for the proviso immediately following clause (c) of the definition thereof, following the effective date of such transaction) references to the Company in this definition shall instead be references to such other entity.

“Close of Business” means 5:00 p.m., New York City time.

“Co-Promotion Arrangement” means any agreement or arrangement related primarily to the marketing, promoting, distributing, detailing, or commercial selling of, or customer service with respect to, any product (including the Products).

“Collateral” means all property subject or purported to be subject, from time to time, to a Lien under any of the Security Documents.

“Collateral Agent” means Wilmington Savings Fund, FSB, acting in the capacity of collateral agent, until a successor replaces it pursuant to the applicable provisions of this Indenture and, thereafter, means such successor.

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“Combination Settlement” means (a) with respect to the Conversion Settlement Method applicable to any conversion of Notes, that the Company shall have elected (or been deemed to have elected), in accordance with Section 10.02(a), to settle its Conversion Obligation in a combination of cash and shares of Common Stock (and cash in lieu of any fractional shares) in accordance with Section 10.02(a)(iii)(C) and (b) with respect to the Make-Whole Settlement Method applicable to the Make-Whole Premium due upon any conversion of Notes, that the Company shall have elected, in accordance with Section 10.03(a), to settle its Make-Whole Obligation in a combination of cash and shares of Common Stock (and cash in lieu of any fractional shares) in accordance with Section 10.03(a)(iii)(C).

“Common Equity” of any Person means Capital Stock of such Person that is generally entitled (a) to vote in the election of directors of such Person or (b) if such Person is not a corporation, to vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management or policies of such Person.

“Common Stock” means the common stock of the Company, par value $0.001 per share, at the date of this Indenture, subject to Section 10.08.

“Company” means the party named as such in the first paragraph of this Indenture until a successor or assignee replaces it pursuant to the applicable provisions hereof and, thereafter, means the successor or assignee.

“Company Order” means a written request or order signed in the name of the Company by any Officer.

“Consolidated Cash Balances” means, at any time, (a) the aggregate amount of cash and Cash Equivalents, in each case, held or owned by (either directly or indirectly), credited to the account of, or that would otherwise be required to be reflected as an asset on the balance sheet of, the Company and its Restricted Subsidiaries less (b) the sum of (i) any restricted cash or Cash Equivalents to pay bona fide licensing obligations, severance taxes, payroll, payroll taxes, other taxes, employee wage and benefit payments and trust and fiduciary obligations or other obligations of the Company or any Restricted Subsidiary to third parties and for which either (x) the Company or such Restricted Subsidiary has issued checks or has initiated wires or ACH transfers (but which amounts have not, as of such time, been subtracted from the balance in the relevant account of the Company or such Restricted Subsidiary) or (y) reasonably anticipates in good faith that it will issue checks or initiate wires or ACH transfers within ten (10) days thereafter, (ii) other amounts permitted to be paid by the Company or any Restricted Subsidiary in accordance with this Indenture and the other Security Documents for which the Company or such Restricted Subsidiary has issued checks or has initiated wires or ACH transfers (but which amounts have not, as of such time, been subtracted from the balance in the relevant account of the Company or such Restricted Subsidiary), (iii) while and to the extent refundable, any cash or Cash Equivalents held by the Company or any Restricted Subsidiary constituting purchase price deposits pursuant to a binding and enforceable purchase and sale agreement with a third party containing customary provisions regarding the payment and refunding of such deposits, and (iv) any cash or Cash Equivalents held by the Company or any Restricted Subsidiary in good faith to fund any customary deposit in the nature of earnest money with respect to, or the purchase price of, any future acquisition permitted under this Indenture.

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“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1)         provision for taxes based on income or profits of such Person and its Restricted Subsidiaries and all franchise taxes for such period, to the extent that such amounts were deducted in computing such Consolidated Net Income; plus

(2)         the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(3)         depreciation, amortization (including amortization of intangibles, deferred financing fees, debt incurrence costs, commissions, fees and expenses, but excluding amortization of prepaid cash expenses that were paid in a prior period), depletion and other non-cash expenses or charges (including any write-offs of debt issuance or deferred financing costs or fees and impairment charges and the impact on depreciation and amortization of purchase accounting, but excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses or charges were deducted in computing such Consolidated Net Income; plus

(4)         the amount of net loss resulting from the payment of any premiums, fees or similar amounts that are required to be paid under the terms of the instrument(s) governing any Indebtedness upon the repayment, prepayment or other extinguishment of such Indebtedness in accordance with the terms of such Indebtedness; plus

(5)         (i) unusual or nonrecurring charges, expenses or other items and (ii) charges, expenses or other items in connection with any restructuring, acquisition (including integration costs), disposition, equity issuance or debt incurrence, in all cases whether or not consummated and to the extent deducted in computing such Consolidated Net Income (for the avoidance of doubt, for purposes of this clause (5), charges, expenses or other items shall be deemed to be “unusual” or “non-recurring” if similar charges, expenses or other items have not been incurred in the current fiscal year or the preceding two fiscal and are not reasonably likely to recur within any of the next two fiscal years); plus

(6)         any impairment charges or asset write-offs, in each case pursuant to U.S. GAAP, and the amortization of intangibles arising pursuant to U.S. GAAP; minus

(7)         non-cash items increasing such Consolidated Net Income for such period (other than the accrual of revenue in the ordinary course of business or any other such non-cash item to the extent that it represents a reduction in an accrual of or reserve for cash charges or expenses in any future period), in each case, on a consolidated basis and determined in accordance with U.S. GAAP.

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“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (loss) from continuing operations of such Person and its Restricted Subsidiaries for such period, on a consolidated basis determined in accordance with U.S. GAAP and without any reduction in respect of preferred stock dividends; provided that:

(1)         all extraordinary gains and losses and all gains and losses realized in connection with any asset disposition or the disposition of securities or the early extinguishment of Indebtedness or Hedging Obligations, together with any related provision for taxes on any such gain, will be excluded;

(2)         the net income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person (and the net loss of any such Person shall be included only to the extent that such loss is funded in cash by the specified Person or a Restricted Subsidiary thereof);

(3)         solely for the purpose of determining the amount available for Restricted Payments under Section 4.11(a), the net income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its net income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions paid in cash (or to the extent converted to cash) by any such Restricted Subsidiary to such Person, to the extent not already included therein;

(4)         the cumulative effect of a change in accounting principles, together with any related provision for taxes, will be excluded;

(5)         notwithstanding anything to the contrary in clause (2) above, the net income of any Unrestricted Subsidiary will be excluded except for the amount of dividends or other distributions paid in cash by the Unrestricted Subsidiary to such Person or one of its Restricted Subsidiaries;

(6)         any non-cash costs or expenses resulting from stock option plans, employee benefit plans, compensation charges or post-employment benefit plans, or grants or awards of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights will be excluded;

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(7)         any gain or loss for such period from currency translation gains or losses or net gains or losses related to currency re-measurements of Indebtedness will be excluded;

(8)         any unrealized net after-tax income (loss) from Hedging Obligations or cash management obligations and the application of Accounting Standards Codification Topic 815 “Derivatives and Hedging” or from other derivative instruments in the ordinary course will be excluded;

(9)         any nonrecurring charges relating to any premium or penalty paid, write off of deferred finance costs or other charges in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity will be excluded; and

(10)       earn outs, contingent consideration or deferred purchase obligations in connection with the acquisition of a Permitted Business or assets used in a Permitted Business will be excluded.

“Conversion Make-Whole Share Price” means, with respect to any conversion, the greater of (a) 150% of the Conversion Price in effect on the applicable Conversion Date, and (b) the average of the Daily VWAPs during the Observation Period for the relevant Conversion Date.

“Conversion Price” means as of any time, $1,000, divided by the Conversion Rate as of such time.

“Conversion Settlement Date” means, for any conversion of Notes and the Conversion Settlement Method applicable to such conversion, the date on which the Company is required to settle its Conversion Obligation pursuant to Section 10.02(a)(iii).

“Corporate Trust Office” means the corporate trust office of the Trustee at which the trust created by this Indenture will be administered, which office, as of the Issue Date, is located at The Bank of New York Mellon Trust Company, N.A., 10161 Centurion Parkway North, 2nd Floor, Jacksonville, Florida 32256, Attention: Corporate Trust, and may later be located at such other address as the Trustee, upon delivering notice to the Holders, the Paying Agent, the Conversion Agent, the Registrar, the Collateral Agent and the Company, designates.

“Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

“Daily Cash Amount” means 5.0% of the applicable Cash Amount.

“Daily Conversion Value” means, for each of the 20 consecutive VWAP Trading Days during an Observation Period, 5.0% of the product of (a) the Conversion Rate on such VWAP Trading Day and (b) the Daily VWAP for such VWAP Trading Day.

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“Daily Settlement Amount” means, for any VWAP Trading Day during the relevant Observation Period, (a) an amount of cash equal to the lesser of (i) the Daily Cash Amount and (ii) the Daily Conversion Value for such VWAP Trading Day; and (b) if the Daily Conversion Value for such VWAP Trading Day exceeds the Daily Cash Amount, a number of shares of Common Stock equal to (i) the difference between such Daily Conversion Value and the Daily Cash Amount, divided by (ii) the Daily VWAP for such VWAP Trading Day.

“Daily Share Cap” means an amount, rounded down to the nearest 1/10,000th of a share, equal to:

where,

AC	=	the Aggregate Share Cap; and

N	=	the aggregate principal amount of Notes issued on the Issue Date.

“Daily VWAP” means, for any VWAP Trading Day, the per share volume-weighted average price of the Common Stock as displayed under the heading “Bloomberg VWAP” on Bloomberg page “PLX <equity> AQR” (or any successor thereto) in respect of the period from the scheduled open of trading on the principal trading market for the Common Stock to the scheduled close of trading of the primary trading session on such VWAP Trading Day (or if such volume-weighted average price is not available, the market value of one share of Common Stock on such VWAP Trading Day, as the Company reasonably determines in good faith using a volume-weighted average method). The Daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Definitive Notes” means Notes that are in registered definitive non-global form.

“Depositary” means DTC; provided, that the Company may at any time, upon delivering notice to the Holders, the Company, the Trustee, the Registrar, the Paying Agent and the Conversion Agent, appoint a successor Depositary.

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“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the earlier of (x) the date that is 91 days after the date on which the Notes mature and (y) the date that is 91 days after the date no Notes remain outstanding; provided, that only the portion of the Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Company or its Restricted Subsidiaries or by any such plan to such employees, such Capital Stock will not constitute Disqualified Stock solely because it may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability. Notwithstanding anything to the contrary in the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a Fundamental Change or an Asset Sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.11. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that the Company or any and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory repurchase or redemption provisions of, such Disqualified Stock exclusive of accrued dividends (other than the accretion, accumulation or payment-in-kind of dividends).

“DTC” means The Depository Trust Company.

“Effective Date” shall have the meaning specified in Section 10.04(c), except that, as used in Section 10.05 and Section 10.06, “Effective Date” means the first date on which shares of the Common Stock trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share split or share combination, as applicable.

“Effectively Discharged” (or “Effective Discharge”) means, with respect to the Existing Convertible Notes, that (i) the Company shall have irrevocably deposited with the Existing Convertible Notes Trustee, for the benefit of the holders of the Existing Convertible Notes, cash in an amount equal to the sum of all remaining interest and principal payments due on the Existing Convertible Notes (together with all consideration due in respect of each conversion of Existing Convertible Notes that has not been fully settled as of the time of such deposit) and shall have irrevocably directed the Existing Convertible Notes Trustee to make such payments to the holders of the Existing Convertible Notes as the same becomes due in accordance with the Existing Convertible Notes Indenture (provided, however, that such deposit may be subject to arrangements whereby any cash amounts not necessary to pay amounts due on the Existing Convertible Notes as they become due may be returned to the Company after none of the Existing Convertible Notes remain outstanding); and (ii) the Company shall have paid all other amounts due under the Existing Convertible Notes Indenture (provided, however, that the existence of an obligation to compensate and indemnify the Existing Convertible Notes Trustee in the ordinary course pursuant to the Existing Convertible Notes Indenture will not cause the Existing Convertible Notes to be deemed not to be Effectively Discharged).

“Equity Interests” means Capital Stock; provided, however, that “Equity Interests” does not include any debt security that is convertible into, or exchangeable for, (a) Capital Stock or (b) Capital Stock and/or cash based on the value of such Capital Stock.

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“Ex-Dividend Date” means the first date on which shares of the Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from the Company or, if applicable, from the seller of Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

“Excess Proceeds” means any Net Proceeds from Asset Sales or a Casualty or Condemnation Event that are not applied or invested as provided in Section 4.14(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agreement” means that certain agreement, dated as of December 1, 2016, between the Company and the purchasers party thereto.

“Exchange Notes” means the $40,186,000 aggregate principal amount of Global Notes issued on the Issue Date and identified on the Issue Date by an unrestricted CUSIP number and not bearing a Restricted Notes Legend.

“Excluded Assets” has the meaning assigned to such term in the U.S. Security Agreement.

“Excluded Real Property” means any real property owned by the Company or a Guarantor with a Fair Market Value of less than $1.0 million; provided, however, that if, after the Issue Date, the Company or any Guarantor grants a mortgage or deed of trust (or equivalent instrument representing a security interest) in favor of another lender or holder of Indebtedness on any Excluded Real Property, such real property shall cease to be Excluded Real Property for so long as such mortgage or deed of trust remains in place and the Company or any Guarantor, as applicable, shall grant a mortgage or deed of trust over such real property in favor of the Collateral Agent or the Israeli Security Trustee, as applicable, as if such property is subject to Section 4.19 and shall be subject to the requirements of Section 14.01.

“Existing Convertible Notes” means the Company’s 4.50% Convertible Senior Notes due 2018 outstanding on the Issue Date, after giving effect to the issuance of the Notes.

“Existing Convertible Notes Indenture” means that certain indenture, dated as of September 18, 2013, between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee, governing the Existing Convertible Notes.

“Existing Convertible Notes Trustee” means the trustee of the Existing Convertible Notes under the Existing Convertible Notes Indenture.

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“Existing Indebtedness” means all Indebtedness of the Company and its Subsidiaries in existence on the Issue Date as listed on Schedule I hereto, until such amounts are repaid including, without limitation, the Existing Convertible Notes.

“Fair Market Value” means the value that would be paid by a willing buyer or licensor to an unaffiliated willing seller or licensee in a transaction not involving distress or necessity of either party, determined in good faith by (unless otherwise provided in this Indenture) the Board of Directors.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than (i) ordinary working capital borrowings and (ii) Indebtedness incurred under any revolving credit facility for ordinary working capital purposes unless such Indebtedness has been permanently repaid and has not been replaced) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated after giving pro forma effect, in the good-faith judgment of the Chief Financial Officer of the Company as set forth in a certificate with supporting calculations delivered to the Trustee, to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)         acquisitions of business entities or property and assets constituting a division or line of business that have been made by the specified Person or any of its Restricted Subsidiaries, including through Investments, mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Restricted Subsidiaries, during the reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect, in the good-faith judgment of the Chief Financial Officer of the Company, as if they had occurred on the first day of the reference period, in accordance with Regulation S-X promulgated under the Exchange Act;

(2)         the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with U.S. GAAP, and operations or businesses (and ownership interests therein) disposed of on or prior to the Calculation Date, will be excluded;

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(3)         the Fixed Charges attributable to discontinued operations, as determined in accordance with U.S. GAAP, and operations or businesses (and ownership interests therein) disposed of on or prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4)         any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such reference period;

(5)         any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such reference period;

(6)         if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as of the Calculation Date that exceeds 12 months);

(7)         if any Indebtedness is incurred under a revolving credit facility and is being given pro forma effect in such calculation, the interest on such Indebtedness shall be calculated based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition; and

(8)         any interest expense attributable to the Existing Convertible Notes will be excluded for any reference period ending on or after the date the Existing Convertible Notes have been Effectively Discharged.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)         the consolidated interest expense of such Person and its Restricted Subsidiaries for such period (with all interest on the Notes to be deemed to be paid in cash), whether paid or accrued, including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts, yield and other fees and charges (including interest) incurred in respect of letter of credit or bankers’ acceptance financings, and giving the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates, but excluding the amortization or write-off of debt issuance costs; provided that consolidated interest expense shall be calculated without giving effect to (i) the effects of Accounting Standards Codification Topic 815 “Derivatives and Hedging” and related interpretations to the extent such effects would otherwise increase or decrease consolidated interest expense for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of any Indebtedness and (ii) any original issue discount on the Notes issued on the Issue Date; plus

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(2)         the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock of the Company or preferred stock of any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or any of its Restricted Subsidiaries, and (b) a fraction, the numerator of which is one and the denominator of which is one minus the then-current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with U.S. GAAP.

“Foreign Subsidiary” means, with respect to any Person, (a) a Subsidiary of such Person that is organized under the laws of a jurisdiction other than the United States or any state thereof or the District of Columbia or (b) any direct or indirect Subsidiary of such Person that is treated as a disregarded entity for United States federal income tax purposes if substantially all of its assets consist of Equity Interests of one or more direct or indirect Subsidiaries of such Person described in clause (a) of this definition.

“Form of Notice of Conversion” means the form of “Conversion Notice” attached as Attachment 1 to the Form of Note attached hereto as Exhibit A.

“Free Trade Date” means the date that is one year after the relevant Last Original Issue Date; provided, however, that the Free Trade Date for the Exchange Notes will be the Issue Date. The Free Trade Date with respect to any shares of Common Stock issued upon conversion of any Notes or otherwise in respect of any Notes shall be the same as the Free Trade Date of such Notes.

“Freely Tradable” means, with respect to any Notes or any shares of the Common Stock issuable upon conversion of the Notes, that such Notes or such shares of Common Stock, as the case may be, (i) are eligible to be offered, sold or otherwise transferred pursuant to Rule 144 or otherwise by a Person that is not an “affiliate” (as defined in Rule 144) of the Company and that has not been an “affiliate” (as defined in Rule 144) of the Company during the immediately preceding three-month period without any volume or manner of sale restrictions under the Securities Act and, (ii) on and after the Free Trade Date, (A) in the case of the Notes, do not bear the Restricted Notes Legend and, in the case of shares of the Common Stock, do not bear the Restricted Stock Legend, and (B) with respect to Global Notes only, are identified by an unrestricted CUSIP number in the facilities of the Depositary.

“Fundamental Change” means the occurrence of a Change in Control or a Termination of Trading.

“Global Note” means a permanent global note that is in the form of the Note attached hereto as Exhibit A and that is registered in the name of the Depositary or the nominee of the Depositary and deposited with the Depositary, the nominee of the Depositary or a custodian appointed by the Depositary or the nominee of the Depositary.

“Global Notes Legend” means the legend identified as such in Exhibit A hereto.

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The term “guarantee” means a guarantee, other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means any Restricted Subsidiary of the Company that executes a Note Guarantee in accordance with the provisions of this Indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of this Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)         interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)         other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)         other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Holder” or “Holders” means a Person or Persons in whose name a Note is registered in the Register.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1)         in respect of borrowed money;

(2)         evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)         in respect of banker’s acceptances;

(4)         representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(5)         representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed, but excluding any accrued liabilities being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; or

(6)         representing any Hedging Obligations,

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in each case, if and to the extent any of the preceding items would appear as a liability upon a balance sheet (excluding the footnotes) of the specified Person prepared in accordance with U.S. GAAP. In addition, the term “Indebtedness” includes, (i) to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person and (ii) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) equal to the lesser of (x) the Fair Market Value of such asset as of the date of determination and (y) the amount of such Indebtedness.

Notwithstanding anything to the contrary in the foregoing paragraph, the term “Indebtedness” will not include (a) in connection with the purchase by the Company or any of its Restricted Subsidiaries of any business, post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing unless such payments are required under U.S. GAAP to appear as a liability on the balance sheet (excluding the footnotes); provided, that at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter; (b) contingent obligations incurred in the ordinary course of business and not in respect of borrowed money; (c) deferred or prepaid revenues; (d) any Capital Stock other than Disqualified Stock; or (e) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller. Indebtedness shall be calculated without giving effect to the effects of Accounting Standards Codification Topic 815 “Derivatives and Hedging” and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Indenture” means this Indenture, as amended or supplemented from time to time in accordance with the terms hereof.

“Intellectual Property” means, with respect to any Person, all intellectual property and proprietary rights in any jurisdiction throughout the world, and all corresponding rights, presently or hereafter existing, including: (a) all inventions (whether or not patentable or reduced to practice), all improvements thereto, and all patents, patent applications, industrial designs, industrial design applications, and patent disclosures, together with all reissues, continuations, continuations-in-part, revisions, divisionals, extensions, and reexaminations in connection therewith; (b) all trademarks, trademark applications, tradenames, servicemarks, servicemark applications, trade dress, logos and designs, business names, company names, Internet domain names, and all other indicia of origin, all applications, registrations, and renewals in connection therewith, and all goodwill associated with any of the foregoing; (c) all copyrights and other works of authorship, mask works, database rights and moral rights, and all applications, registrations, and renewals in connection therewith; (d) all trade secrets and proprietary knowhow and confidential information (including technical data, customer and supplier lists, manufacturing processes, pricing and cost information, and business and marketing plans and proposals); (e) all software (including source code, executable code, data, databases, and related documentation); and (f) all rights of privacy and publicity, including rights to the use of names, likenesses, images, voices, signatures and biographical information of real persons.

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“Intellectual Property Licenses” means the licensing, development or commercialization of all or any substantial portion of the Intellectual Property related to the Products pursuant to any license, sub-license, collaboration agreement, strategic alliance or similar arrangement; provided, that Intellectual Property Licenses shall not include any Co-Promotion Arrangement or any license incidental to a Co-Promotion Arrangement.

“Intellectual Property Sale” means the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions), other than, for the avoidance of doubt, pursuant to Intellectual Property Licenses or any Co-Promotion Arrangement, of all or any substantial portion of the Intellectual Property and other related assets related to the Products.

“Investments” means, with respect to any specified Person, all direct or indirect investments by such specified Person in other Persons (including Affiliates) in the forms of loans (including guarantees of Indebtedness or other Obligations), advances or capital contributions (excluding (i) commission, travel and similar advances to officers and employees made in the ordinary course of business and (ii) extensions of credit to customers or advances, deposits or payment to or with suppliers, lessors or utilities or for workers’ compensation, in each case, that are incurred in the ordinary course of business and recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of such specified Person prepared in accordance with U.S. GAAP), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with U.S. GAAP. The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person determined as provided in Section 4.11(f). Except as otherwise provided in this Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value but after giving effect (without duplication) to all subsequent reductions in the amount of such Investment as a result of (x) the repayment or disposition thereof for cash or (y) the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (valued proportionately to the equity interest in such Unrestricted Subsidiary of the Company or such Restricted Subsidiary owning such Unrestricted Subsidiary at the time of such redesignation) at the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time of such redesignation, in the case of clauses (x) and (y), not to exceed the original amount, or Fair Market Value, of such Investment.

“Israeli Fixed Charge” means the Israeli law governed fixed charge between, dated as of the Issue Date, between Protalix Ltd. and the Israeli Security Trustee.

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“Israeli Floating Charge” means the Israeli law governed floating charge, dated as of the Issue Date, between Protalix Ltd. and the Israeli Security Trustee.

“Israeli Innovation Authority” means the Israeli National Authority for Technological Innovation (formerly known as the Office of the Chief Scientist of the Israeli Ministry of the Economy), or any successor governmental authority.

“Israeli Security Agreements” means the Israeli Fixed Charge, the Israeli Floating Charge and the Israeli Stock Pledge.

“Israeli Security Trustee” means Altshuler Shaham Trusts Ltd., in its capacity as Security Trustee under the Israeli law governed Security Documents.

“Israeli Stock Pledge” means the Israeli law governed pledge by the Company over its Equity Interests in Protalix Ltd., dated as of the Issue Date, between the Company and the Israeli Security Trustee.

“Issue Date” means the date of this Indenture, as set forth in the preamble hereto.

“Last Original Issue Date” means the last date of original issuance of the Notes; provided, however, that Notes originally issued hereunder on the Issue Date (or any Notes issued in exchange therefor or in substitution thereof) shall have a separate Last Original Issue Date (determined as aforesaid) than any other Notes originally issued hereunder (or any Notes issued in exchange therefor or in substitution thereof).

“Last Reported Sale Price” of the Common Stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is traded. If the Common Stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “Last Reported Sale Price” shall be the last quoted bid price for the Common Stock in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If the Common Stock is not so quoted, the “Last Reported Sale Price” shall be the average of the mid-point of the last bid and ask prices for the Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose.

“Legal Requirements” means, as to any Person, any treaty, law (including the common law), statute, ordinance, code, rule, regulation, guidelines, license, permit requirement, judgment, decree, verdict, order, consent order, consent decree, writ, declaration or injunction, policies and procedures, Order or determination of an arbitrator or a court or other governmental authority, and the interpretation or administration thereof, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, in each case whether or not having the force of law.

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“Lien” means, with respect to any property, (a) any mortgage, deed of trust, lien (statutory or other), judgment liens, pledge, encumbrance, claim, charge, assignment, hypothecation, deposit arrangement, security interest or encumbrance of any kind or any arrangement to provide priority or preference, including any easement, servitude, right-of-way or other encumbrance on title to real property, in each of the foregoing cases whether voluntary or imposed or arising by operation of law, and any agreement to give any of the foregoing, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement and any lease in the nature thereof and any option, call, trust, contractual, statutory, UCC or similar right relating to such property, (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities, and (d) any other arrangement having the effect of providing security.

“Make-Whole Adjustment Event” means (a) any Change in Control (determined after giving effect to any exceptions or exclusions from the definition of “Change in Control” but without giving effect to the proviso in clause (b) of the definition thereof) and (b) any Termination of Trading.

“Make-Whole Premium” means, with respect to each $1,000 in principal amount of Notes to be converted, an amount equal to the sum of the present values (with each such present value computed by a nationally recognized independent investment banking firm selected by the Company for this purpose using a discount rate per annum equal to (a) the Reference Discount Rate plus (b) 0.50%) of (i) subject to the immediately succeeding clause (ii), the remaining scheduled interest payments that would have been paid (assuming such payments are made in cash) on such Notes from the related Conversion Settlement Date to the earlier of the Maturity Date and the date that is three years after such Conversion Settlement Date (excluding, for purposes of calculating such present value, interest accrued on such Note to, but excluding, such Conversion Settlement Date that is otherwise paid pursuant to Section 10.02(h)); or (ii) if the Conversion Date for such Notes occurs after the Regular Record Date with respect to an Interest Payment Date and prior to such Interest Payment Date, the remaining scheduled interest payments that would have been paid (assuming such payments are made in cash) on such Note from such Interest Payment Date to the earlier of the Maturity Date and the date that is three years after such Interest Payment Date.

“Net Proceeds” means the aggregate cash proceeds and Cash Equivalents received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale or Casualty or Condemnation Event (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale or Casualty or Condemnation Event, including, without limitation, legal, accounting and investment banking fees and sales commissions, and any relocation expenses incurred as a result of the Asset Sale or Casualty or Condemnation Event, taxes paid or payable as a result of the Asset Sale or Casualty or Condemnation Event, in each case, after taking into account, without duplication, (1) any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness secured by a Permitted Lien on the asset or assets that were the subject of such Asset Sale or Casualty or Condemnation Event and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with U.S. GAAP, (2) any reserve or payment with respect to liabilities associated with such asset or assets and retained by the Company or any of its Restricted Subsidiaries after such sale or other disposition thereof, including, without limitation, severance costs, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, (3) any cash escrows in connection with purchase price adjustments, reserves or indemnities (until released) and (4) in the case of any Asset Sale by a Restricted Subsidiary that is not a Guarantor, payments to holders of Equity Interests in such Restricted Subsidiary in such capacity (other than such Equity Interests held by the Company or any Restricted Subsidiary) to the extent that such payment is required to permit the distribution of such proceeds in respect of the Equity Interests in such Restricted Subsidiary held by the Company or any Restricted Subsidiary.

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“Non-Recourse Debt” means Indebtedness:

(1)         as to which none of the Company and its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender, except, in each case, to the extent not prohibited by Section 4.11;

(2)         no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3)         as to which the lenders have been notified in writing that they will not have any recourse to the Equity Interests or assets of the Company or any Restricted Subsidiary, except as set forth above.

“Note Documents” means, collectively, this Indenture, the Notes, the Note Guarantees, the Security Documents and all other documents and instruments executed and delivered in connection herewith, in each case as such agreements may be amended, restated, supplemented or otherwise modified from time to time.

“Note Guarantees” means the guarantees by each Guarantor of the Company’s Obligations under this Indenture and the Notes, as set forth in this Indenture.

“Note Liens” means all Liens in favor of the Collateral Agent or the Israeli Security Trustee, as applicable, on Collateral securing the Obligations of the Company under this Indenture and the Notes.

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“Note Obligations” means the Obligations of the Company and the other obligors (including the Guarantors) under this Indenture and the other Note Documents to pay principal, premium, if any, and interest (including any interest accruing after the commencement of bankruptcy or insolvency proceedings, whether or not allowed or allowable as a claim in such proceedings) when due and payable, and all other amounts due or to become due under or in connection with the Note Documents and the performance of all other Note Obligations of the Company and the Guarantors under the Note Documents, according to the respective terms thereof.

“Notes” means any of the Company’s 7.50% Senior Secured Convertible Notes due 2021 issued under this Indenture.

“NYSE MKT Stockholder Approval” means the stockholder approval contemplated by Section 713(a) of the NYSE MKT Company Guide to issue 20% or more of the outstanding Common Stock in connection with the Notes.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness.

“Observation Period” means, for any Note:

(a)          subject to clause (b), if the Conversion Date for such Note occurs on or after the 22nd Scheduled Trading Day immediately preceding the Maturity Date, the 20 consecutive VWAP Trading Day period beginning on, and including, the 21st Scheduled Trading Day immediately preceding the Maturity Date;

(b)          if the Conversion Date for such Note occurs on or after a Redemption Notice Date and on or prior to the second Business Day preceding the relevant Redemption Date, the 20 consecutive VWAP Trading Day period beginning on, and including, the 21st Scheduled Trading Day immediately preceding the relevant Redemption Date; and

(c)          in all other instances, the 20 consecutive VWAP Trading Day period beginning on, and including, the second VWAP Trading Day immediately following the Conversion Date for such Note.

“Officer” means the Chairman of the Board, the Vice Chairman, the Chief Executive Officer, the President, the Chief Financial Officer, any Executive Vice President, any Senior Vice President, any Vice President, the Chief Accounting Officer, the Treasurer or the Secretary of the Company or any Guarantor, as applicable.

“Officers’ Certificate” means a written certificate containing the information specified in Sections 15.03 and 15.04 hereof, signed in the name of the Company, or any Guarantor, as applicable, by any two Officers, and delivered to the Trustee and, if applicable, the Collateral Agent; provided that, if such certificate is given pursuant to Section 4.05 hereof, (i) one of the Officers signing such certificate must be the Chief Financial Officer or the Chief Accounting Officer of the Company and (ii) such certificate need not contain the information specified in Sections 15.03 and 15.04 hereof.

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“Open of Business” means 9:00 a.m., New York City time.

“Opinion of Counsel” means a written opinion containing the information specified in Sections 15.03 and 15.04 hereof, from legal counsel who is reasonably satisfactory to the Trustee and, if applicable, the Collateral Agent. The counsel may be an employee of, or counsel to, the Company who is reasonably satisfactory to the Trustee and, if applicable, the Collateral Agent.

“Order” means any judgment, decree, verdict, order, consent order, consent decree, writ, declaration or injunction.

“Permitted Business” means any business conducted by the Company or any of its Restricted Subsidiaries on the Issue Date and any business that, in the good faith judgment of the Board of Directors, is similar or reasonably related, ancillary, supplemental or complementary thereto or a reasonable extension, development or expansions thereof.

“Permitted Exchange” means any of The NYSE MKT, The New York Stock Exchange, the NASDAQ Global Market, the NASDAQ Capital Market or the NASDAQ Global Select Market (or any of their respective successors).

“Permitted Hedging Obligations” means any Hedging Obligations that would constitute Permitted Debt pursuant to Section 4.13(b)(ix).

“Permitted Investments” means:

(1)          (i) any Investment in the Company or any Guarantor and (ii) any Investment by any Restricted Subsidiary of the Company that is not a Guarantor in the Company or any Restricted Subsidiary (in each case, other than any Investment in unsecured Indebtedness, any Indebtedness secured by a Lien junior in priority to the Liens securing the Notes or any Equity Interests of the Company);

(2)          any Investment in Cash Equivalents;

(3)          any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if, as a result of, or in connection with, such Investment:

(a)          such Person becomes a Guarantor; or

(b)          such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or any Guarantor;

(4)          any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.14 or from a sale or other disposition of assets not constituting an Asset Sale;

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(5)          any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(6)          any Investments received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (b) litigation, arbitration or other disputes;

(7)          Investments represented by Permitted Hedging Obligations;

(8)          loans and advances to officers, directors or employees (a) for business-related travel expenses, moving expenses and other similar expenses, including as part of a recruitment or retention plan, in each case incurred in the ordinary course of business or consistent with past practice or to fund any such Person’s purchase of Equity Interests of the Company or any direct or indirect parent entity of the Company, (b) required by applicable employment laws and (c) otherwise in an amount not to exceed $0.5 million at any one time outstanding;

(9)          any Investment of the Company or any of its Restricted Subsidiaries existing on the Issue Date, and any extension, modification or renewal of such existing Investments, to the extent not involving any additional Investment other than as the result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investments as in effect on the Issue Date;

(10)        guarantees of Indebtedness otherwise permitted by the terms of this Indenture;

(11)        receivables owing to the Company or any of its Restricted Subsidiaries, prepaid expenses, and lease, utility, workers’ compensation and other deposits, if created, acquired or entered into in the ordinary course of business;

(12)        payroll, business-related travel and similar advances to cover matters that are expected at the time of such advances to be ultimately treated as expenses for accounting purposes and that are made in the ordinary course of business;

(13)        Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment pursuant to joint marketing, joint development or similar arrangements with other Persons in the ordinary course of business and entered with bona fide counterparties operating in the same industry as the Company;

(14)        advances, loans, rebates and extensions of credit (including the creation of receivables and endorsements for collection and deposit) to suppliers, customers and vendors, and performance guarantees, in each case in the ordinary course of business;

(15)        Investments resulting from the acquisition of a Person, otherwise permitted by this Indenture, which Investments at the time of such acquisition were held by the acquired Person and were not acquired in contemplation of the acquisition of such Person;

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(16)        stock, obligations or securities received in satisfaction of judgments and any renewal or replacement thereof;

(17)        repurchases of any Notes; and

(18)        other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value) that, when taken together with all other Investments made pursuant to this clause (18), do not, at any time outstanding, exceed $2.5 million, net of any cash return of capital with respect to such Investments received by the Company or any Restricted Subsidiary of the Company.

In the event that an Investment (or any portion thereof) meets the criteria of more than one of the categories of Permitted Investments described in clauses (1) through (18) above, the Company will be permitted to classify (and may from time to time thereafter reclassify) such Investment (or any portion thereof) and will only be required to include such Investment in one of the categories of Permitted Investments described in clauses (1) through (18) above. At the time of making such Investment or upon any later reclassification, the Company may divide and classify an Investment in more than one of the categories of Permitted Investments described in clauses (1) through (18) above.

“Permitted Liens” means:

(1)          Liens on the Collateral securing any Indebtedness incurred under Section 4.13(b)(i); provided that the aggregate principal amount of such Indebtedness outstanding, on a pro forma basis, does not exceed the principal amount of the Notes issued on the Issue Date;

(2)          Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary of the Company or is merged with or into or consolidated with the Company or any Restricted Subsidiary; provided, that such Liens were in existence prior to the contemplation of such Person becoming a Restricted Subsidiary of the Company or such merger or consolidation and do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary of the Company or is merged into or consolidated with the Company or any Restricted Subsidiary of the Company (plus improvements and accessions to such property or proceeds or distributions thereof);

(3)          Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Company or any Restricted Subsidiary of the Company (plus improvements and accessions to such property or proceeds or distributions thereof); provided, that such Liens were in existence prior to such acquisition and not incurred in contemplation of such acquisition;

(4)          Liens to secure permitted Capital Lease or purchase money obligations, as permitted to be incurred pursuant to clause (iii) under Section 4.13(b), and encumbering only the assets acquired with or financed by such Indebtedness (plus improvements and accessions to such property or proceeds or distributions thereof);

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(5)          Liens in the form of licenses or sublicenses under commercial licensing agreements; provided that such licenses or sublicenses are permitted pursuant to clauses (1) or (16) of the second paragraph of the definition of Asset Sales;

(6)          Liens in favor of the Company or the Guarantors;

(7)          Liens (other than Liens imposed by the Employee Retirement Income Security Act of 1974, as amended) in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), insurance, surety, bid, performance, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance bonds and other similar obligations (in each case, exclusive of obligations for the payment of Indebtedness); provided, that, such Liens are for amounts not yet due and payable or delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with U.S. GAAP, which proceedings (or any Order entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

(8)          [Reserved];

(9)          Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, which proceedings (or Order entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien; provided, that any reserve or other appropriate provision as is required in conformity with U.S. GAAP has been made therefor;

(10)        any state of facts an accurate survey would disclose, prescriptive easements or adverse possession claims, minor encumbrances, easements or reservations of, or rights of others for, or pursuant to any leases, licenses, rights-of-way or other similar agreements or arrangements, development, air or water rights, sewers, electric lines, telegraph and telephone lines and other utility lines, pipelines, service lines, railroad lines, improvements and structures located on, over or under, any property, drains, drainage ditches, culverts, electric power or gas generating or co-generation, storage and transmission facilities and other similar purposes, zoning or other restrictions as to the use of real property or minor defects in title, which were not incurred to secure payment of Indebtedness and that do not in the aggregate materially adversely affect the value or marketability of said properties or materially impair their use in the operation of the business of the owner or operator of such properties or business;

(11)        [Reserved];

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(12)        Liens incurred or pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security and employee health and disability benefits, or casualty-liability insurance or self-insurance; provided, that, such Liens are for amounts not yet due and payable or delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with U.S. GAAP, which proceedings (or any Order entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

(13)        judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made in conformity with U.S. GAAP;

(14)        Liens on assets securing Permitted Hedging Obligations;

(15)        Liens in favor of any collecting or payor bank having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or any Restricted Subsidiary thereof on deposit with or in possession of such bank;

(16)        any obligations or duties affecting any of the property of the Company or any of its Restricted Subsidiaries to any municipality or public authority with respect to any franchise, grant, license, or permit that do not materially impair the use of such property for the purposes for which it is held;

(17)        Liens on any amounts held by a trustee in the funds and accounts under an indenture securing any bonds issued for the benefit of the Company or any of the Guarantors;

(18)        Liens on deposit accounts incurred to secure Treasury Management Arrangements pursuant to such Treasury Management Arrangements incurred in the ordinary course of business;

(19)        any netting or set-off arrangements entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of its banking arrangements (including, for the avoidance of doubt, cash pooling arrangements) for the purposes of netting debit and credit balances of the Company or any of its Restricted Subsidiaries;

(20)        Liens on any cash deposit made by the Company to the account of the Existing Convertible Notes Trustee or to the account of a trustee of other Indebtedness of the Company, for the benefit of the holders of the Existing Convertible Notes or such other Indebtedness, solely in connection with an Effective Discharge or an effective discharge of such other Indebtedness; provided that, in each case, such cash is received in a transaction pursuant to Section 4.11(e)(ii) or Section 4.11(e)(vi) for the purpose of such Effective Discharge or such effective discharge of such other Indebtedness; and

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(21)        Liens imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business (including customary contractual landlords’ liens under operating leases entered into in the ordinary course of business); and (i) which do not in the aggregate materially detract from the value of the property of the Companies, taken as a whole, and do not materially impair the use thereof in the operation of the business of the Company and its Restricted Subsidiaries, taken as a whole, and (ii) which, if they secure obligations that are then due and unpaid, are being contested in good faith by appropriate proceedings timely initiated and for which adequate reserves have been established in accordance with GAAP, which proceedings (or Orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, or government or any agency or political subdivision thereof.

“Physical Settlement” means (a) with respect to the Conversion Settlement Method applicable to any conversion of Notes, that the Company shall have elected, in accordance with Section 10.02(a), to settle its Conversion Obligation solely in shares of Common Stock (and cash in lieu of any fractional shares) in accordance with Section 10.02(a)(iii)(B) and (b) with respect to the Make-Whole Settlement Method applicable to the Make-Whole Premium due upon any conversion of Notes, that the Company shall have elected, in accordance with Section 10.03(a), to settle its Make-Whole Obligation solely in shares of Common Stock (and cash in lieu of any fractional shares) in accordance with Section 10.03(a)(iii)(B).

“Products” means any of PRX-102, PRX-106, PRX-110 and PRX-112.

“Publicly Traded Securities” means shares of common stock traded on a Permitted Exchange.

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock (or other applicable security) have the right to receive any cash, securities or other property or in which the Common Stock (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Common Stock (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors, by statute, by contract or otherwise).

“Redemption Notice Date” means the date on which the Company delivers to Holders and the Trustee a Redemption Notice pursuant to Section 11.02(a).

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“Redemption Price” means:

(a)          for any Note to be redeemed pursuant to Section 11.01(a) on any Redemption Date, an amount calculated by the Company equal to (a) 100% of the principal amount of such Note; plus (b) any accrued and unpaid interest on such Note to, but excluding, the Redemption Date (unless the Redemption Date falls after a Regular Record Date but on or prior to the immediately succeeding Interest Payment Date, in which case interest accrued to the Interest Payment Date will be paid to Holders of record of such Notes on such Regular Record Date and the Redemption Price will not include such accrued interest); plus (c) the sum of the present values (with each such present value computed by a nationally recognized independent investment banking firm selected by the Company for this purpose using a discount rate per annum equal to (x) the Reference Discount Rate plus (y) 0.50%) of (i) subject to the immediately succeeding clause (ii), the remaining scheduled interest payments that would have been paid (assuming such payments are made in cash) on such Notes from the Redemption Date to the earlier of the Maturity Date and the date that is three years after such Redemption Date (excluding, for purposes of calculating such present value, interest accrued on such Note to, but excluding, the Redemption Date that is otherwise paid pursuant to the immediately preceding clause (b)); or (ii) if the Redemption Date occurs after the Regular Record Date with respect to an Interest Payment Date and prior to such Interest Payment Date, the remaining scheduled interest payments that would have been paid (assuming such payments are made in cash) on such Note from such Interest Payment Date to the earlier of the Maturity Date and the date that is three years after such Interest Payment Date; or

(b)          for any Note to be redeemed pursuant to Section 11.01(b) on any Redemption Date, an amount equal to (a) 101% of the principal amount of such Note; plus (b) any accrued and unpaid interest on such Note to, but excluding, the Redemption Date (unless the Redemption Date falls after a Regular Record Date but on or prior to the immediately succeeding Interest Payment Date, in which case interest accrued to the Interest Payment Date will be paid to Holders of record of such Notes on such Regular Record Date and the Redemption Price will not include such accrued interest).

“Reference Discount Rate” means, for any conversion or Optional Redemption, as the case may be, the yield for 3-month U.S. Treasury bills in secondary market trading for the fifth Business Day immediately preceding the Conversion Date or Redemption Notice Date, as applicable, as displayed opposite the caption “U.S. government securities—Treasury bills (secondary market)—3-month” on the “H.15” weekly release or daily update, as applicable, for that Business Day published by the Federal Reserve System Board of Governors (or its successor) (or its equivalent successor if such weekly release or daily update, as applicable, is not available). If such yield is unavailable, the “Reference Discount Rate” will be the average of the secondary market bid rates of at least three nationally recognized independent investment banking firms selected by the Company for this purpose and may include the investment banking firm selected by the Company to determine the Make-Whole Premium or Redemption Price, as applicable, as of 3:30 p.m., New York City time, on that Business Day for the issue of U.S. Treasury bills with a remaining maturity closest to three months.

“Restricted Investment” means an Investment other than a Permitted Investment.

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“Restricted Notes Legend” means the legend identified as such set forth in Exhibit A hereto, or any other similar legend indicating the restricted status of the Notes under Rule 144.

“Restricted Stock Legend” means a legend in the form set forth in Exhibit C hereto or any other similar legend indicating the restricted status of the Common Stock under Rule 144.

“Restricted Subsidiary” of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary. Where such term is used without a referent Person, such term shall be deemed to mean a Subsidiary of the Company that is not an Unrestricted Subsidiary, unless the context otherwise requires.

“Rule 144” means Rule 144 under the Securities Act (or any successor provision), as it may be amended from time to time.

“Rule 144A” means Rule 144A under the Securities Act (or any successor provision), as it may be amended from time to time.

“Scheduled Trading Day” means a day that is scheduled to be a Trading Day on the principal U.S. national or regional securities exchange or market on which the Common Stock is listed or admitted for trading. If the Common Stock is not so listed or admitted for trading, “Scheduled Trading Day” means a Business Day.

“SEC” means the Securities and Exchange Commission.

“Secured Parties” has the meaning set forth in the U.S. Security Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” means, as the context requires, (i) the U.S. Security Agreement, (ii) Israeli Fixed Charge (iii) the Israeli Floating Charge and (iv) the Israeli Stock Pledge, each as amended, modified, restated, supplemented or replaced from time to time in accordance with this Indenture and the terms thereunder.

“Security Documents” means the Security Agreement and all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements or other grants or transfers for security executed and delivered by the Company or any other Guarantor creating (or purporting to create) a Lien upon Collateral in favor of the Collateral Agent or the Israeli Security Trustee, as applicable, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms.

“Share Make-Whole Premium Number” means, with respect to any Conversion Date, a number of shares of Common Stock equal to (a) (i) the Make-Whole Premium minus (ii) the applicable Cash Make-Whole Premium Amount divided by (b) the applicable Conversion Make-Whole Share Price; provided that, if the Make-Whole Premium is less than or equal to the Cash Make-Whole Premium Amount, the Share Make-Whole Premium Number shall be zero.

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“Significant Subsidiary” means any Subsidiary that is a “significant subsidiary” of the Company within the meaning of Rule 1-02(w) of Regulation S-X promulgated under the Exchange Act.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal, as applicable, was scheduled to be paid in the documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof; provided, however, that, with respect to Section 4.11(c), the Stated Maturity of any Existing Indebtedness shall be the Stated Maturity as of the Issue Date or a later date to the extent the documents governing such Indebtedness shall have been amended or modified to provide for such later date.

“Subsidiary” means, with respect to any specified Person:

(1)         any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person (or a combination thereof); and

(2)         any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof) to the extent such partnership is included in the consolidated financial statements of such Person.

“Termination of Trading” means the Common Stock (or other Reference Property into which the Notes are then convertible) ceases to be listed or quoted on any Permitted Exchange.

“TIA” means the Trust Indenture Act of 1939 as in effect on the Issue Date; provided, however, that if the TIA is amended after such date, TIA means, to the extent required by any such amendment, the TIA as so amended.

“Trading Day” means a day on which (i) trading in the Common Stock (or other security for which a Last Reported Sale Price must be determined) generally occurs on The NYSE MKT or, if the Common Stock (or such other security) is not then listed on The NYSE MKT, on the principal other U.S. national or regional securities exchange on which the Common Stock (or such other security) is then listed or, if the Common Stock (or such other security) is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock (or such other security) is then traded and (ii) a Last Reported Sale Price for the Common Stock (or such other security) is available on such securities exchange or market; provided, that if the Common Stock (or such other security) is not so listed or traded, “Trading Day” means a Business Day.

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“Transfer” means, with respect to any Restricted Note or share of Common Stock that bears, or is required to bear, the Restricted Stock Legend, any sale, pledge, transfer, loan, hypothecation or other disposition of such Restricted Note or share of Common Stock, as the case may be.

“Transfer Agent” means, initially, American Stock Transfer & Trust Company, LLC, in its capacity as the transfer agent for the Common Stock, and any successor entity acting in such capacity.

“Treasury Management Arrangement” means any agreement or other arrangement governing the provision of treasury or cash management services, including, without limitation, deposit accounts, overdraft, overnight draft, credit cards, debit cards, p-cards (including purchasing cards, employee credit card programs and commercial cards), funds transfer, automated clearinghouse, direct debit, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services, netting services, cash pooling arrangements, credit and debit card acceptance or merchant services and other treasury or cash management services.

“Trust Officer” means any officer within the corporate trust department of the Trustee (or any successor group of the Trustee) or, if applicable, the Collateral Agent with direct responsibility for the administration of this Indenture or, if applicable, the U.S. Security Agreement and also means, with respect to a particular corporate trust matter hereunder, any other officer of the Trustee or, if applicable, the Collateral Agent to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject.

“Trustee” means the party named as the “Trustee” in the first paragraph of this Indenture until a successor replaces it pursuant to the applicable provisions of this Indenture and, thereafter, means such successor. The foregoing sentence will likewise apply to any such subsequent successor or successors.

“U.S. GAAP” means generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession in the United States in effect on the date of this Indenture.

“U.S. Security Agreement” means the U.S. Security Agreement dated as of the Issue Date, among the Company, the Guarantors party thereto and the Collateral Agent.

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“UCC” means the New York Uniform Commercial Code as in effect from time to time.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1)         has no Indebtedness other than Non-Recourse Debt;

(2)         is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or any such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3)         is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has a direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)         has not guaranteed or otherwise provided credit support for any Indebtedness of the Company or any of the Company’s Restricted Subsidiaries.

“VWAP Market Disruption Event” means, with respect to any date, (i) the failure by the principal U.S. national or regional securities exchange on which the Common Stock is then listed, or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, the principal other market on which the Common Stock is then traded, to open for trading during its regular trading session on such date; or (ii) the occurrence or existence, for more than one half hour period in the aggregate, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Stock or in any options contracts or future contracts relating to the Common Stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m., New York City time, on such date.

“VWAP Trading Day” means a day during which (i) trading in the Common Stock generally occurs on the principal U.S. national or regional securities exchange or market on which the Common Stock is listed or admitted for trading and (ii) there is no VWAP Market Disruption Event. If the Common Stock is not so listed or traded, then “VWAP Trading Day” means a Business Day.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)         the sum of the products obtained by multiplying (a) the amount of each then-remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of such Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

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(2)         the then-outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” of any specified Person means, (a) any corporation one hundred percent of whose capital stock (other than directors’ qualifying shares and other nominal shares required to be held by local nationals, in each case to the extent required under applicable Legal Requirements) is at the time owned by such Person and/or one or more Wholly Owned Subsidiaries of such Person and (b) any partnership, association, joint venture, limited liability company or other entity in which such Person and/or one or more Wholly Owned Subsidiaries of such Person have a one hundred percent Equity Interest (other than directors’ qualifying shares and other nominal shares required to be held by local nationals, in each case to the extent required under applicable Legal Requirements) at such time.

Section 1.02.         Other Definitions.

Term Section:	Defined in:
“Act”	1.04
“Additional Interest”	4.04(a)
“Additional Notes”	2.01(a)
“Additional Shares”	10.04(a)
“Affiliate Transaction”	4.16(a)
“Agent Members”	2.02(c)
“Aggregate Payments”	12.01(e)
“Aggregated Person”	10.13
“Applicable Law”	15.15
“Calculation Date”	1.01
“Cash Amount”	10.02(a)(i)
“Cash Make-Whole Premium Amount”	10.03(a)(i)
“Clause A Distribution”	10.05(c)
“Clause B Distribution”	10.05(c)
“Clause C Distribution”	10.05(c)
“Contributing Guarantors”	12.01(e)
“Conversion Agent”	2.06(a)
“Conversion Date”	10.02(c)
“Conversion Obligation”	10.01
“Conversion Rate”	10.01
“Conversion Settlement Method”	10.02(a)(iii)
“Default Interest”	2.04(d)
“Defaulted Amount”	2.04(d)
“Distributed Property”	10.05(c)
“Event of Default”	6.01(a)
“Fair Share”	12.01(e)
“Fair Share Contribution Amount”	12.01(e)
“Fundamental Change Company Notice”	3.01(c)

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Term Section:	Defined in:
“Fundamental Change Repurchase Date”	3.01(a)
“Fundamental Change Repurchase Notice”	3.01(b)(i)
“Fundamental Change Repurchase Price”	3.01(a)
“Funding Guarantor”	12.01(e)
“incur”	4.14(a)
“Interest Payment Date”	2.04(a)
“Make-Whole Adjustment Period”	10.04(a)
“Make-Whole Exception”	10.13
“Make-Whole Obligation”	10.03(a)
“Make-Whole Settlement Method”	10.03(a)(iii)
“Maturity Date”	2.04(a)
“Merger Event”	10.08(a)
“Moody’s”	1.01
“Notice of Conversion”	10.02(b)
“Optional Redemption”	11.01
“Paying Agent”	2.06(a)
“Permitted Debt”	4.14(b)
“Permitted Refinancing Indebtedness”	4.14(b)(v)
“Redemption Date”	11.02(a)
“Redemption Notice”	11.02(a)
“Reference Property”	10.08(a)
“refinance”	4.14(b)(v)
“Register”	2.06(a)
“Registrar”	2.06(a)
“Regular Record Date”	2.04(a)
“Reorganization Event”	5.01
“Reorganization Successor Corporation”	5.01(a)(ii)
“Restricted Note”	2.10(a)(i)
“Restricted Ownership Percentage”	10.13
“Restricted Payments”	4.12(d)
“S&P”	1.01
“Section 16 Conversion Blocker”	10.13
“Settlement Notice”	10.02(a)(i)
“Special Interest”	4.03(d)
“Special Regular Record Date”	2.04(d)(i)
“Spin-Off”	10.05(c)
“Stock Price”	10.04(c)
“Subordinated Indebtedness”	4.12(c)
“Temporary Notes”	2.12
“Tender/Exchange Offer Valuation Period”	10.05(e)
“Trigger Event”	10.05(c)
“unit of Reference Property”	10.08(a)
“Valuation Period”	10.05(c)

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Section 1.03.         Rules of Construction. Unless the context requires otherwise:

(1)         a term has the meaning assigned to it;

(2)         an accounting term not otherwise defined has the meaning assigned to it and will be construed in accordance with U.S. GAAP;

(3)         “or” is not exclusive;

(4)         “including” means including, without limitation;

(5)         words in the singular include the plural, and words in the plural include the singular;

(6)         all references to $, dollars, cash payments or money refer to United States currency; and

(7)         all references to interest on the Notes (a) will include any Additional Interest payable pursuant to Section 4.04 hereof and Special Interest payable pursuant to Section 4.03(d) hereof, (b) but, for the avoidance of doubt, will not include any Default Interest payable on a Defaulted Amount pursuant to the terms of Section 2.04 hereof.

Section 1.04.         Acts of Holders. Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing; and, except as herein otherwise expressly provided, such action will become effective when such instrument or instruments are delivered to the Trustee, the Collateral Agent (if applicable) and to the Company. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of Holders signing such instrument or instruments. Proof of execution of any such instrument will be sufficient for any purpose of this Indenture and conclusive in favor of the Trustee, the Collateral Agent (if applicable) and the Company, if made in the manner provided in this Section 1.04.

The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to such officer the execution thereof. Where such execution is by a signer acting in a capacity other than such signer’s individual capacity, such certificate or affidavit will also constitute sufficient proof of such signer’s authority. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee and the Collateral Agent (if applicable) deem sufficient.

Any request, demand, authorization, direction, notice, consent, waiver or other Act of the Holder of any Note will bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Trustee, the Collateral Agent, the Company, the Paying Agent, the Conversion Agent or the Registrar in reliance thereon, whether or not notation of such action is made upon such Note.

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Article 2

THE NOTES

Section 2.01.         Designation, Amount and Issuance of Notes.

(a)          The Notes will be designated as “7.50% Senior Secured Convertible Notes due 2021.” The initial aggregate principal amount of Notes to be issued, authenticated and delivered on the Issue Date under this Indenture is sixty-two million six hundred eighty-six thousand dollars ($62,686,000). From time to time, the Company may issue and execute, and the Trustee may authenticate, Notes delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 2.09, 2.11, 2.12 and 10.02 hereof, or delivered upon any redemption or repurchase of Notes and representing the un-redeemed or un-repurchased portion thereof. In addition, the Company may issue an unlimited aggregate principal amount of additional Notes (“Additional Notes”) in accordance with clause (b) of this Section 2.01, so long as the incurrence of the Indebtedness represented by such Additional Notes is at such time permitted by Sections 4.13 and 4.16.

(b)          Without the consent of any Holder, and notwithstanding anything to the contrary in Sections 2.01(a) or 2.05 hereof, the Company may increase the aggregate principal amount of the Notes issued under this Indenture by issuing Additional Notes, so long as the incurrence of the Indebtedness represented by such Additional Notes is at such time permitted by Sections 4.13 and 4.16, with the same terms as the initial Notes (except, the issue price, the issue date, and, to the extent applicable the first Interest Payment Date, and as to the Last Original Issue Date with respect to such Additional Notes as provided in the proviso to the definition thereof), which Notes will, subject to the foregoing, be considered to be part of the same series of Notes as those initially issued hereunder; provided, however, that if any such Additional Notes are not fungible with other Notes issued hereunder for federal income tax purposes, then such Additional Notes shall have a separate CUSIP number or numbers. Prior to issuing any such Additional Notes, the Company will deliver to the Trustee a Company Order, an Officers’ Certificate and an Opinion of Counsel, which Officers’ Certificate and Opinion of Counsel will (i) confirm that the incurrence of the Indebtedness represented by such Additional Notes is at such time permitted by Section 4.13 and 4.16 and (ii) address any matters required to be addressed under Section 15.04 hereof.

Section 2.02.         Form of Notes.

(a)          General. The Notes will be substantially in the form of Exhibit A hereto, but may include any notations, legends or endorsements required by any applicable law (or regulation promulgated thereunder), stock exchange rule or usage, or any insertions, omissions or other variations otherwise permitted or required by this Indenture. Whenever any such notation, legend or endorsement, or any such insertion, omission or other variation is applicable to a Note, the Company will provide such notation, legend or endorsement, or such insertion, omission or other variation to the Trustee in writing.

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Each Note will bear a Trustee’s certificate of authentication substantially in the form set forth in Exhibit A hereto.

Notes that are Global Notes will bear the Global Notes Legend and the “Schedule of Increases and Decreases of Global Note” attached thereto.

Notes that are Restricted Notes will bear the Restricted Notes Legend.

The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and, to the extent applicable, the Company, the Guarantors, the Trustee and the Collateral Agent, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent that any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture will govern and control.

(b)          Initial and Subsequent Notes. The Notes initially will be issued in global form, registered in the name of Cede & Co., as the nominee of the Depositary, and deposited with the Trustee, at its Corporate Trust Office, as custodian for the Depositary. Except to the extent provided in Section 2.09(c) hereof, all Notes will be represented by one or more Global Notes.

(c)          Global Notes. Each Global Note will represent the aggregate principal amount of then outstanding Notes endorsed thereon and provide that it represents such aggregate principal amount of then outstanding Notes, which aggregate principal amount may, from time to time, be reduced or increased to reflect transfers, exchanges, conversions, redemptions or repurchases by the Company.

Only the Trustee, or the custodian holding such Global Note for the Depositary, at the direction of the Trustee, may endorse a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of then outstanding Notes represented thereby, and whenever the Holder of a Global Note delivers instructions to the Trustee to increase or decrease the aggregate principal amount of then outstanding Notes represented by a Global Note in accordance with Section 2.09 hereof, the Trustee, or the custodian holding such Global Note for the Depositary, at the direction of the Trustee, will endorse such Global Note to reflect such increase or decrease in the aggregate principal amount of then outstanding Notes represented thereby. None of the Trustee, the Paying Agent, the Registrar, the Conversion Agent, the Collateral Agent, the Company, the Guarantors or any agent of the Trustee, the Paying Agent, the Registrar, the Conversion Agent, the Collateral Agent, the Company or the Guarantors will have any responsibility or bear any liability or any obligation to any Agent Members or any other Person on whose behalf Agent Members may act with respect to (i) any aspect of the records relating to, or payments made on account of, the ownership of any beneficial interest in a Global Note (ii) any notice required hereunder, (iii) with respect to maintaining, supervising or reviewing any records relating to such beneficial interest, or (iv) any actions taken or not taken by any Agent Members.

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Neither any member of, or participant in, the Depositary (collectively, the “Agent Members”) nor any other Person on whose behalf an Agent Member may act will have any rights under this Indenture with respect to any Global Note or under such Global Note, and the Company, the Guarantors, the Trustee, the Paying Agent, the Registrar, the Conversion Agent, the Collateral Agent and any agent of the Company, the Guarantors, the Trustee, the Paying Agent, the Registrar, the Conversion Agent, or the Collateral Agent, may, for all purposes, treat the Depositary, or its nominee, if any, as the absolute owner and Holder of such Global Note.

The Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action that such Holder is entitled to take under this Indenture or the Notes with respect to such Global Note, and, notwithstanding the foregoing, nothing herein will prevent the Company, the Guarantors, the Trustee, the Collateral Agent, the Paying Agent, the Registrar, the Conversion Agent or any agent of the Company, the Guarantors, the Trustee, the Collateral Agent, the Registrar, the Conversion Agent or the Paying Agent from giving effect to any written certification, proxy or other authorization furnished by such Holder or impair, as between the Depositary, its Agent Members and any other Person on whose behalf an Agent Member may act, the operation of their respective customary practices governing the exercise of the rights of a Holder of any interest in any Global Note.

Section 2.03.         Denomination of Notes. The Notes will be issuable in registered form without coupons in minimum denominations of $1,000 principal amount and in integral multiples of $1,000 in excess thereof.

Section 2.04.         Payments.

(a)          General.

(i)          Payment at Maturity. Unless earlier paid or deemed paid or converted pursuant to any of Article 3, Section 4.14, Section 10.02 or Article 11 hereof, the Notes will mature on November 15, 2021; provided, however, that, unless all of the then-outstanding Existing Convertible Notes (or any Permitted Refinancing Indebtedness in respect thereof) shall have been redeemed, repurchased, otherwise retired, discharged in accordance with their terms or converted into Common Stock, or shall have been Effectively Discharged, in each case on or prior to June 16, 2018 or the scheduled maturity date of the Existing Convertible Notes (or any Permitted Refinancing Indebtedness incurred in respect thereof) is extended to a date that is after February 15, 2022, the Notes will mature on June 15, 2018 (the “Maturity Date”), and, on the Maturity Date, the Company will pay each Holder of Notes $1,000 in cash for each $1,000 principal amount of Notes held, together with accrued and unpaid interest to, but not including, the Maturity Date on such Notes. The Company shall deliver an Officers’ Certificate to the Trustee at least five (5) Business Days prior to June 15, 2018 advising the Trustee if June 15, 2018 shall be the Maturity Date of the Notes. Unless and until the Trustee receives such an Officers’ Certificate, the Trustee shall assume that the Maturity Date is November 15, 2021.

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(ii)         Payment of Interest. Each Note will accrue interest at a rate equal to 7.50% per annum from the most recent date to which interest has been paid or duly provided for, or, if no interest has been paid or duly provided for, from the date provided in the certificate representing such Note until, subject to the provisions of clause (d) of this Section 2.04, the date the principal amount of such Note is paid or deemed paid or (subject to Section 10.02(h)) the Conversion Settlement Date, as the case may be, pursuant to clause (i) of this Section 2.04(a) or any of Article 3, Section 4.14, Section 10.02 or Article 11 hereof.

Interest will be payable semi-annually in arrears on May 15 and November 15 of each year (each, an “Interest Payment Date”), beginning May 15, 2017 (or such other date provided for in Section 2.01(b) with respect to Additional Notes issued in accordance with such Section), to the Holder of each such Note as of the Close of Business on the May 1 and November 1, as the case may be, immediately preceding the applicable Interest Payment Date whether or not a Business Day (each such date, a “Regular Record Date”), regardless of whether such Note is converted, repurchased or redeemed after such Regular Record Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

(iii)        Method of Payment.

(A)         The Company may elect, by press release, current report on Form 8-K or any other method intended to be public, at least one Business Day prior to the first Trading Day of the 10 Trading Day period referred to below, to pay interest in an amount up to 1.25% per annum in the form of shares of Common Stock on the Interest Payment Date; provided, however, that the Company will not have the right to make such election at any time before the NYSE MKT Stockholder Approval has been obtained. Such shares will be valued at a 3.00% discount to the greater of (x) the average VWAP per share of Common Stock during the 10 consecutive trading days ending on, and including, the trading day prior to the date of issuance of such shares; and (y) $0.5595 per share. The Company will issue any such shares of Common Stock in the same manner as provided for “Physical Settlement” upon conversion pursuant to Section 10.02.

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(B)         In the event the Company elects to pay interest on any Interest Payment Date pursuant to clause (a)(iii)(A) of this Section 2.04, no later than 10 Trading Days prior to the relevant Interest Payment Date, the Company shall deliver to the Trustee, the Paying Agent and the Conversion Agent a Company Order (i) stating that the Company has elected to pay a portion of the interest due on the Notes on such Interest Payment Date in accordance with Section 2.04(a)(iii)(A) of this Indenture, (ii) setting forth the total amount of interest due and payable on such Interest Payment Date, (iii) setting forth the percentage and dollar amount of cash interest to be paid on such Interest Payment Date and (iv) setting forth the percentage and Dollar amount of interest to be paid on such Interest Payment Date in the form of the issuance of Common Shares and that the Company shall cause the Transfer Agent to deliver such Common Shares to the Holders entitled thereto on such Interest Payment Date, upon which such notice the Trustee, the Paying Agent and the Conversion Agent shall be entitled to conclusively rely. The Trustee shall promptly deliver a copy of such notice to the Holders of the Notes.

The Company will pay the principal of, the Fundamental Change Repurchase Price or the Redemption Price for, and the cash portion of any interest on, any Global Note to the Depositary by wire transfer of immediately available funds on the relevant payment date.

The Company will pay the principal of, the Fundamental Change Repurchase Price or Redemption Price for, and any interest due on the Maturity Date on, any Definitive Note in cash to the applicable Holder of such Note at the office of the Paying Agent on the relevant payment date.

The Company will pay the cash portion of interest due, on an Interest Payment Date, on any Definitive Note (except interest due on the Maturity Date) to the applicable Holder of such Note (i) if such Holder holds $5,000,000 or less aggregate principal amount of Notes, by check mailed to such Holder’s registered address, and (ii) if such Holder holds more than $5,000,000 aggregate principal amount of Notes, (A) by check mailed to such Holder’s registered address or (B) if such Holder delivers, not later than the Regular Record Date relating to such Interest Payment Date, a written request to the Registrar that the Company make such payments by wire transfer to an account of such Holder within the United States, by wire transfer of immediately available funds to such account, which request shall remain in effect until such Holder notifies, in writing, the Registrar to the contrary.

(b)          Interest Rights Preserved. Subject to the provisions of Section 2.04(d) hereof, and, to the extent applicable, Sections 2.09 and 2.11 hereof, each Note delivered under this Indenture upon registration of transfer of, or in exchange for, or in lieu of, any other Note will carry any rights to the payment and accrual of interest that were carried by the relevant surrendered Note, Notes, or portion(s) thereof.

(c)          Additional Interest and Special Interest. Pursuant to Section 4.04 and Section 4.03(d) hereof, in certain circumstances, Additional Interest and/or Special Interest will accrue on the Notes. Unless the context requires otherwise, all references in this Indenture to interest on the Notes will include such Additional Interest and/or Special Interest, but will not include any Default Interest payable pursuant to Section 2.04(d) hereof.

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(d)          Defaulted Amounts. Whenever any amount payable on a Note (including the principal of, the Fundamental Change Repurchase Price or Redemption Price for, and interest on, such Note) has become due and payable, but the Company fails to punctually pay or duly provide for such amount (any such amount, a “Defaulted Amount”), such Defaulted Amount will forthwith cease to be payable to the Holder of such Note on the relevant payment date by virtue of its having been due such payment on such payment date, but will instead, to the extent permitted under applicable law, accrue interest (including post-petition interest in any proceeding under Bankruptcy Law) (“Default Interest”) at a rate equal to 10% per annum from, and including, such payment date and to, but excluding, the date on which such Defaulted Amount is paid by the Company in accordance with either clause (i) or (ii) below.

(i)          The Company may elect to pay any Defaulted Amount and Default Interest on such Defaulted Amount to the Persons in whose names the Notes (or their respective predecessor Notes) are registered at the Close of Business on a special record date for the payment of such Defaulted Amount and Default Interest (a “Special Regular Record Date”) fixed in accordance with the following procedures:

(A)         At least 30 days before the date on which the Company proposes to pay such Defaulted Amounts and Default Interest thereon, the Company will deliver to the Trustee written notice of (I) the proposed payment date for such Defaulted Amounts and Default Interest thereon and (II) the aggregate amount of such Defaulted Amounts and Default Interest thereon.

(B)         Simultaneously with delivering such notice to the Trustee, the Company will either (I) deposit with the Trustee an amount of money, in immediately available funds, equal to the aggregate amount of such Defaulted Amounts and Default Interest thereon, or (II) take other actions that the Trustee deems reasonably satisfactory to ensure that an amount of money, in immediately available funds, equal to the aggregate of such Defaulted Amounts and Default Interest thereon will be deposited with the Trustee by 10:00 a.m., New York City time, on the proposed payment date, and in either case, upon receipt of such money, the Trustee will hold such money in trust for the benefit of the Persons entitled to such Defaulted Amounts and Default Interest pursuant to this Section 2.04(d)(i).

(C)         Upon (i) receipt of such notice and (ii) the Company’s depositing such money or taking such other actions reasonably satisfactory to the Trustee, the Company will promptly fix a Special Regular Record Date for the payment of such Defaulted Amounts and Default Interest thereon, which Special Regular Record Date will be not more than 15 calendar days and not less than 10 calendar days prior to the proposed payment date, and notify the Trustee of the Special Regular Record Date. The Trustee will then, in the name and at the expense of the Company, deliver notice to each Holder specifying such Special Regular Record Date and the date on which such Defaulted Amounts and Default Interest thereon will be paid by the Company.

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(D)         After such notice has been delivered by the Trustee, such Defaulted Amounts and Default Interest thereon will be paid to the Persons in whose names the Notes (or their respective predecessor Notes) are registered at the Close of Business on the Special Regular Record Date specified in such notice and such Defaulted Amounts and Default Interest thereon will no longer be payable pursuant to the following clause (ii) of this Section 2.04(d)(i).

(ii)         The Company may pay any Defaulted Amounts and Default Interest on such Defaulted Amounts in any other lawful manner that is not inconsistent with the requirements of any securities exchange or automated quotation system on which the Notes are then listed (or, if applicable, have been approved for listing) or designated for issuance, and upon such notice as may be required by such exchange or automated quotation system, if, after notice given by the Company to the Trustee of the proposed payment pursuant to this clause, such manner of payment will be deemed practicable by the Trustee.

Section 2.05.         Execution and Authentication.

(a)          In General. A Note will be valid only if executed by the Company and authenticated by the Trustee.

(b)          Execution. A Note will be deemed to have been executed by the Company when an Officer signs such Note on behalf of the Company. The Officer’s signature may be manual or facsimile, and the validity of such Officer’s signature will not turn on whether such signatory remains an Officer at the time the Trustee authenticates such Note.

(c)          Authentication. A Note will be deemed authenticated when an authorized signatory of the Trustee manually signs the certificate of authentication on such Note. An authorized signatory of the Trustee will manually sign the certificate of authentication on a Note only if (i) the Company delivers such Note to the Trustee, (ii) such Note is validly executed by the Company in accordance with Section 2.05(b) hereof, and (iii) the Company delivers, before or with such Note, a Company Order setting forth (A) a request that the Trustee authenticate such Note; (B) the principal amount of such Note; (C) the name of the Holder of such Note, (D) the date on which such Note is to be authenticated; and (E) any insertions, omissions or other variations, notations, legends or endorsements permitted under Section 2.02 hereof and applicable to such Note. If the Company Order also specifies that the Trustee must deliver such Note to any Holder or the Depositary, the Trustee will promptly deliver such Note in accordance with such Company Order. The Trustee may appoint an authenticating agent. If the Trustee appoints an authenticating agent and such authenticating agent is reasonably acceptable to the Company, such authenticating agent may authenticate a Note whenever the Trustee may authenticate such Note. For purposes of this provision, each reference in this Indenture to authentication by the Trustee will be deemed to include authentication by an authenticating agent, and an authenticating agent will have the same rights to deal with the Company as the Trustee would have if it were performing the duties that the authenticating agent was validly appointed to undertake.

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Section 2.06.         Registrar, Paying Agent and Conversion Agent.

(a)          General. The Company will maintain an office or agency in the continental United States where Notes may be presented for registration of transfer or for exchange (the “Registrar”), an office or agency where the Notes may be presented for payment, repurchase or redemption (the “Paying Agent”), an office or agency where the Notes may be presented for conversion (the “Conversion Agent”) and an office or agency where notices and demands to, or upon, the Company with respect to the Notes and this Indenture (other than the type contemplated by Section 15.14) may be served.

The Registrar will keep a register for the recordation of, and will record, the names and addresses of Holders, the Notes held by each Holder and the transfer, exchange, repurchase, redemption and conversion of Notes (the “Register”). Absent manifest error, the entries in the Register will be conclusive and the parties may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Holder hereunder for all purposes of this Indenture. The Register will be in written form or in any form capable of being converted into written form within a reasonably prompt period of time. The Company may have one or more registrars, one or more paying agents, one or more conversion agents and one or more places where notices and demands to, or upon, the Company with respect to the Notes and this Indenture may be served. Before appointing any Registrar, Paying Agent or Conversion Agent that is not otherwise a party to this Indenture, the Company will enter into an appropriate agency agreement with such Registrar, Paying Agent or Conversion Agent, as the case may be, which agency agreement will implement the provisions of this Indenture that relate to such replacement or additional registrar, paying agent or conversion agent, as the case may be. The term Registrar includes any additional registrars named pursuant to this Indenture. The term Paying Agent includes any additional paying agent named pursuant to this Indenture. The term Conversion Agent includes any additional conversion agent named pursuant to this Indenture. Upon the occurrence of any Event of Default under Section 6.01(a)(xiii) or 6.01(a)(xiv) with respect to the Company, the Trustee shall be the Paying Agent.

(b)          Initial Designations. The Company initially appoints the Trustee as each of the Registrar, the Paying Agent, and the Conversion Agent, and the Notes initially may be presented for registration of transfer or for exchange, payment, repurchase, redemption and conversion to the Trustee, in its capacity as the Registrar, Paying Agent or Conversion Agent, as the case may be, at the Corporate Trust Office. Notices and demands to, or upon, the Company with respect to the Notes and this Indenture may be served at the Corporate Trust Office.

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(c)          Removal, Resignation and Replacement. The Company may remove any Registrar, Paying Agent or Conversion Agent by delivering written notice to the Trustee and to such Registrar, Paying Agent or Conversion Agent; provided, however, that no such removal will become effective unless (i) after such removal, at least one Registrar, Paying Agent and Conversion Agent will remain; (ii) a successor has accepted appointment as Registrar, Paying Agent or Conversion Agent, as the case may be, the Company and such successor have entered into an agency agreement in accordance with Section 2.06(a) hereof, and the Company has delivered written notice of such appointment and a copy of such agency agreement to the Trustee, or (iii) the Company has delivered written notice to the Trustee that the Trustee will serve as the successor Registrar, Paying Agent or Conversion Agent, as the case may be, in accordance with Section 2.06(d) hereof; and provided, further, that the right to effect any such change or removal in no way relieves the Company of its obligation to maintain a Registrar, Paying Agent and Conversion Agent in the continental United States. The Company may also change the place where notices and demands to, or upon, the Company with respect to the Notes and this Indenture may be served, or reduce the number of such places; provided, however, that the right to effect any such change or reduction in no way relieves the Company of its obligation to maintain a place in the continental United States where notices and demands to, or upon, the Company with respect to the Notes and this Indenture may be served.

In addition, the Registrar, Paying Agent or Conversion Agent may resign at any time by delivering written notice of such resignation to each of the Company and the Trustee.

(d)          Failure to Maintain an Office or Agency. If the Company fails to maintain in the continental United States, a Registrar, Paying Agent, Conversion Agent or place where notices and demands to, or upon, the Company with respect to the Notes and this Indenture may be served, the Trustee will act as the Registrar, Paying Agent, Conversion Agent, or place, as the case may be, and the office where the Notes may be presented for registration of transfer or for exchange, presented for payment, repurchase or redemption or surrendered for conversion, or place where notices and demands to, or upon, the Company with respect to the Notes and this Indenture may be served, as the case may be, will be the Corporate Trust Office. In each such case, the Trustee will be entitled to compensation for such action pursuant to Section 7.06 hereof.

(e)          Notices. Promptly upon the effectiveness of any removal or appointment of a Registrar, Paying Agent or Conversion Agent, or upon any change in the location of the office of any Registrar, Paying Agent or Conversion Agent, or of the place where notices and demands to, or upon, the Company with respect to the Notes and this Indenture may be served, the Company will deliver to each Holder notice of such removal, appointment or change in location, as the case may be, which notice will include a brief description of the removal, appointment or change in location, as the case may be, and list the name and address of each continuing (and newly appointed, if applicable) Registrar, Paying Agent and Conversion Agent and place where notices and demands to, or upon, the Company with respect to the Notes and this Indenture may be served.

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Section 2.07.         Money and Securities Held in Trust.

Except as otherwise provided herein, by no later than 10:00 a.m., New York City time, on each due date for a payment on any Note, the Company will deposit with the Paying Agent an amount of money in immediately available funds sufficient to make such payment when due.

The Company will require that each Paying Agent (other than the Trustee, if the Trustee is a Paying Agent) agree in writing that it will (i) segregate all money and securities it holds for making payments with respect to the Notes; (ii) hold such money and securities in trust for the benefit of Holders; and (iii) notify the Trustee, in writing, as promptly as practicable, if the Company defaults in making any payment on the Notes.

If any such default has occurred and is continuing, the Paying Agent will, upon receiving a written request from the Trustee, forthwith pay to the Trustee all of the money and securities it holds in trust. In addition, at any time, the Company may require a Paying Agent to pay all money and securities that it holds for making payments with respect to the Notes to the Trustee and to account for any money and securities it has disbursed. After delivering all of such money and securities to the Trustee pursuant to this Section 2.07, the Paying Agent (in its capacity as such) will have no further liability for such money and securities.

Section 2.08.         Holder Lists.

The Trustee will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If the Trustee is not the Registrar, the Company will furnish to the Trustee, (i) within five Business Days after each Regular Record Date, a list of the names and addresses of Holders as of such Regular Record Date, and (ii) at such other times as the Trustee may request in writing, within 30 days after receipt by the Company of such request, a list of the names and addresses of Holders as of no more than 15 days immediately prior to the date such list is furnished, in each case, in such form as the Trustee may reasonably require.

Section 2.09.         Transfer and Exchange.

(a)          Provisions Applicable to All Transfers and Exchanges.

(i)          Subject to the restrictions set forth in this Section 2.09, Definitive Notes and beneficial interests in Global Notes may be transferred or exchanged from time to time as desired, and each such transfer or exchange will be noted by the Registrar in the Register.

(ii)         All Notes issued upon any registration of transfer or exchange in accordance with this Indenture will be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture as the Notes surrendered upon such registration of transfer or exchange.

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(iii)        No service charge will be imposed on any Holder of a Definitive Note or any owner of a beneficial interest in a Global Note for any exchange or registration of transfer, but each of the Company, the Trustee or the Registrar may require such Holder or owner of a beneficial interest to pay a sum sufficient to cover any transfer tax, assessment or other governmental charge imposed in connection with such registration of transfer or exchange.

(iv)        Unless the Company specifies otherwise, none of the Company, the Trustee, the Registrar or any co-registrar will be required to exchange or register a transfer of any Note (i) surrendered for conversion, except to the extent that any portion of such Note has not been surrendered for conversion, (ii) subject to a Fundamental Change Repurchase Notice validly delivered pursuant to Section 3.01 hereof, except to the extent any portion of such Note is not subject to a Fundamental Change Repurchase Notice or the Company fails to pay the applicable Fundamental Change Repurchase Price when due or (iii) after the Company has delivered a Redemption Notice pursuant to Section 11.02 hereof, except to the extent the Company fails to pay the applicable Redemption Price when due.

(v)         None of the Trustee, the Registrar or the Conversion Agent will have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on Transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(b)          In General; Transfer and Exchange of Beneficial Interests in Global Notes. So long as the Notes are eligible for book-entry settlement with the Depositary (unless otherwise required by law and except to the extent required by Section 2.09(c) hereof):

(i)          all Notes will be represented by one or more Global Notes;

(ii)         every transfer and exchange of a beneficial interest in a Global Note will be effected through the Depositary in accordance with the Applicable Procedures and the provisions of this Indenture (including the restrictions on Transfer set forth in Section 2.10 hereof); and

(iii)        each Global Note may be transferred only as a whole and only (A) by the Depositary to a nominee of the Depositary, (B) by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or (C) by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

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(c)          Transfer and Exchange of Global Notes.

(i)          Notwithstanding any other provision of this Indenture, each Global Note will be exchanged for Definitive Notes if the Depositary delivers notice to the Company that:

(A)         the Depositary is unwilling or unable to continue to act as Depositary; or

(B)         the Depositary is no longer registered as a clearing agency under the Exchange Act,

(C)         and , in each case, the Company promptly delivers a copy of such notice to the Trustee and the Company fails to appoint a successor Depositary within 90 days after receiving notice from the Depositary.

(ii)          In addition:

(A)         if an Event of Default has occurred and is continuing, any owner of a beneficial interest in a Global Note may exchange such beneficial interest for Definitive Notes by delivering a written request to the Company, the Registrar and the Trustee; or

(B)         at any time, the Company may, in its sole discretion, at the request of the owner of a beneficial interest in a Global Note, permit the exchange of such owner’s beneficial interest, by delivering a written request to the Registrar, the Trustee and the owner of such beneficial interest.

In each such case, (1) each Global Note will be deemed surrendered to the Trustee for cancellation, (2) the Trustee will promptly cancel each such Global Note in accordance with the Applicable Procedures, (3) the Company, (x) in accordance with Section 2.05 hereof, will promptly execute, for each beneficial interest in each Global Note so cancelled, an aggregate principal amount of Definitive Notes equal to the aggregate principal amount of such beneficial interest, registered in such name and authorized denominations as the Depositary specifies, and bearing such legends as such Definitive Notes are required to bear under Section 2.02 and Section 2.10 hereof, and, (y) as provided in Section 2.05(c) hereof, will promptly deliver to the Trustee such Definitive Notes and a Company Order including the information specified in Section 2.05(c) hereof with respect to such Definitive Notes, and (4) the Trustee, upon receipt of such Definitive Notes and such Company Order, in accordance with Section 2.05 hereof, will promptly authenticate, and deliver to the Holder specified in such Company Order, such Definitive Notes.

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(d)          Transfer and Exchange of Definitive Notes. If Definitive Notes are issued, a Holder may:

(i)          transfer a Definitive Note by: (A) surrendering such Definitive Note for registration of transfer to the Registrar, together with any endorsements or instruments of transfer reasonably required by any of the Company, the Trustee and the Registrar; (B) if such Definitive Note is a Restricted Note, delivering any documentation that the Company may reasonably require to ensure that such transfer complies with Section 2.10 hereof and any applicable securities laws; and (C) satisfying any other requirements for such transfer set forth in this Section 2.09 and Section 2.10 hereof. Upon the satisfaction of conditions (A), (B) and (C), (1) the Company, (x) in accordance with Section 2.05 hereof, will promptly execute a new Definitive Note, in the name of the designated transferee, having an aggregate principal amount equal to that of the transferred Definitive Note and bearing such legends as such Definitive Note is required to bear under Sections 2.02 and 2.10 hereof, and (y) as provided in Section 2.05(c) hereof, will promptly deliver to the Trustee such Definitive Note and a Company Order including the information specified in Section 2.05(c) with respect to such Definitive Note, and (2) the Trustee, upon receipt of such Definitive Note and such Company Order, will promptly, in accordance with Section 2.05 hereof, authenticate, and deliver to the Holder specified in such Company Order, such Definitive Note;

(ii)         exchange one or more Definitive Notes for one or more other Definitive Notes of any authorized denominations, and in aggregate principal amount equal to the aggregate principal amount of the one or more Definitive Notes to be exchanged, by surrendering such one or more Definitive Notes, together with any endorsements or instruments of transfer reasonably required by any of the Company, the Trustee and the Registrar, at any office or agency maintained by the Company for such purposes pursuant to Section 2.06 hereof. Whenever a Holder so surrenders one or more Definitive Notes for exchange, (1) the Company, (x) in accordance with Section 2.05 hereof, will promptly execute one or more new Definitive Notes, each in the name of such Holder, in the authorized denomination or denominations that such Holder requested (which authorized denomination or authorized denominations, as the case may be, must, in aggregate, equal the aggregate principal amount of the one or more Definitive Notes to be exchanged), and bearing a unique registration number not contemporaneously outstanding and such legends as such Definitive Note is required to bear under Sections 2.02 and 2.10 hereof, and (y) as provided in Section 2.05(c) hereof, will promptly deliver to the Trustee each such Definitive Note and a Company Order including the information specified in Section 2.05(c) with respect to each such Definitive Note, and (2) the Trustee, upon receipt of each such Definitive Note and such Company Order, will promptly, in accordance with Section 2.05 hereof, authenticate, and deliver to the Holder specified in such Company Order, each such Definitive Note; and

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(iii)        if then permitted by the Applicable Procedures, transfer or exchange a Definitive Note for a beneficial interest in a Global Note by (A) surrendering such Definitive Note for registration of transfer or exchange, together with any endorsements or instruments of transfer reasonably required by any of the Company, the Trustee and the Registrar, at any office or agency maintained by the Company for such purposes pursuant to Section 2.06 hereof; (B) if such Definitive Note is a Restricted Note, delivering any documentation that any of the Company requires to ensure that such transfer complies with Section 2.10 hereof and any applicable securities laws; (C) satisfying any other requirements for such transfer set forth in this Section 2.09 and Section 2.10 hereof; and (D) providing written instructions to the Trustee to make an adjustment in its books and records with respect to the applicable Global Note to reflect an increase in the aggregate principal amount of the Notes represented by such Global Note, which instructions will contain information regarding the Depositary account to be credited with such increase. Upon the satisfaction of conditions (A), (B), (C) and (D), the Trustee (1) will promptly cancel such Definitive Note and, (2) will promptly cause the aggregate principal amount of Notes represented by such Global Note to be increased by the aggregate principal amount of such Definitive Note, and credit, or cause to be credited, the account of the Person specified in the instructions provided by the exchanging Holder in an amount equal to the aggregate principal amount of such Definitive Note, in each case, in accordance with the Applicable Procedures. If at the time of such exchange, a Depositary has been appointed but no Global Notes are then outstanding, the Company, (x) in accordance with Section 2.05 hereof, will promptly execute and deliver to the Trustee, a new Global Note registered in the name of the Depositary or a nominee of the Depositary, as the case may be, having the appropriate aggregate principal amount, and bearing such legends as such Global Note is required to bear under Sections 2.02 and 2.10 hereof, and (y) as provided in Section 2.05(c) hereof, will promptly deliver to the Trustee such Global Note and a Company Order including the information specified in Section 2.05(c) with respect to such Global Note, and (2) the Trustee, upon receipt of such Global Note and such Company Order, will promptly, in accordance with Section 2.05 hereof, authenticate, and deliver to the Depositary, its nominee, or a custodian of the Depositary or its nominee, as the case may be, such Global Note.

Section 2.10.         Transfer Restrictions.

(a)          Restricted Notes.

(i)          General. Each Note (and every security issued in exchange therefor or substitution thereof, that bears, or that is required under this Section 2.10 to bear, the Restricted Notes Legend will be deemed a “Restricted Note,” and will be subject to the restrictions on Transfer set forth in this Indenture unless such restrictions on Transfer are eliminated or otherwise waived by written consent of the Company and notified to the Trustee in writing, and each Holder of a Restricted Note, by such Holder’s acceptance of such Restricted Note, will be deemed to be bound by the restrictions on Transfer applicable to such Note.

(ii)         When Restrictions Apply. Except as provided elsewhere in this Indenture (including clause (iii) of this Section 2.10(a)), until the Free Trade Date of a Note, every certificate evidencing such Note (and every security issued in exchange therefor or substitution thereof) will bear the Restricted Notes Legend unless:

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(A)         such Note is being Transferred to a Person (other than (x) the Company or (y) an “affiliate” (as defined in Rule 144) of the Company) pursuant to a registration statement that was effective under the Securities Act at the time of such Transfer; or

(B)         such Note is being Transferred to a Person (other than (x) the Company or (y) an “affiliate” (as defined in Rule 144) of the Company) pursuant to an available exemption from the registration requirements of the Securities Act (including Rule 144) and, after such Transfer, such Note will no longer constitute “a restricted security” (within the meaning of Rule 144), and, in case (B), the Holder effecting such Transfer delivers to the Trustee, the Company and the Registrar any documents or evidence reasonably required pursuant to this Indenture (including clause (iii) of this Section 2.10(a)). For the avoidance of doubt, because the Free Trade Date for the Exchange Notes is the Issue Date, the Exchange Notes are not Restricted Notes on the Issue Date and shall not be required to bear the Restricted Notes Legend. The Exchange Notes are Freely Tradeable in accordance with Section 2.09 and not subject to the restrictions set forth in this Section 2.10.

(iii)        Termination of Transfer Restrictions; Removal of Restricted Notes Legend.

(A)         Except as otherwise provided in this Indenture (including clause (B) of this Section 2.10(a)(iii)), if a Holder requests that the Company remove the Restricted Notes Legend from a Note that is a Restricted Note, the Restricted Notes Legend will not be removed from such Restricted Note unless such Holder delivers, (1) to each of the Company and the Registrar a transfer certificate in the form attached as Exhibit B hereto and, (2) to each of the Company, the Registrar and the Trustee, any evidence that the Company may reasonably require that (x) neither the Restricted Notes Legend nor the Transfer restrictions set forth therein are required to ensure that Transfers of such Restricted Note will comply with applicable law and (y) after such Transfer, such Restricted Note will not be a “restricted security” (within the meaning of Rule 144); provided, however, that, upon provision of such required transfer certificate and evidence, the Company, the Trustee and the Registrar will permit such Restricted Note to be exchanged or Transferred in accordance with Section 2.10(a)(ii)(A) or (B) for one or more new Definitive Notes or beneficial interests in a Global Note, of like tenor and aggregate principal amount, that do/does not bear the Restricted Notes Legend in accordance with Section 2.09. In addition, upon receipt by the Trustee and the Registrar of a Company Order specifying that a Note need not bear the Restricted Notes Legend to comply with applicable law, each of the Trustee and the Registrar will permit such Note to be exchanged for one or more new Notes, of like tenor and aggregate principal amount, that do not bear the Restricted Notes Legend.

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(B)         At any time on or after the Free Trade Date with respect to a Restricted Note, the Company shall de-legend such Note by:

(1)         providing written notice to the Trustee and the Registrar that the Free Trade Date has occurred and instructing the Trustee to remove the Restricted Notes Legend from such Notes;

(2)         providing written notice to each Holder of any of such Notes, which notice will state that the Restricted Notes Legend has been removed from the applicable Note and include the unrestricted CUSIP that will thereafter apply to such applicable Note;

(3)         providing written notice to the Trustee and the Depositary (in the case of a Global Note) that the CUSIP number for each such Note will be changed to an unrestricted CUSIP number, which unrestricted CUSIP number will be listed in such notice; and

(4)         in the case of a Global Note, complying with any Applicable Procedures for de-legending.

(b)          Restricted Stock.

(i)          General. If any shares of Common Stock are issued upon conversion of any Restricted Notes or otherwise in respect of any Restricted Notes, and such shares of Common Stock are issued prior to the relevant Free Trade Date, then any certificate representing such shares of Common Stock will, upon such issuance, bear the Restricted Stock Legend, unless such requirement is eliminated or otherwise waived by written consent of the Company.

(ii)         When Restrictions Apply. Except as provided elsewhere in this Indenture (including clause (iii) of this Section 2.10(b)), until the relevant Free Trade Date, every certificate evidencing any shares of Common Stock issued upon conversion of any Restricted Notes or otherwise in respect of any Restricted Notes will bear the Restricted Stock Legend unless:

(A)         such shares are being Transferred to a Person (other than (x) the Company or (y) an “affiliate” (as defined in Rule 144) of the Company) pursuant to a registration statement that was effective under the Securities Act at the time of such Transfer; or

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(B)         such shares are being Transferred to a Person (other than (x) the Company or (y) an “affiliate” (as defined in Rule 144) of the Company) pursuant to an available exemption from the registration requirements of the Securities Act (including Rule 144) and, after such Transfer, such shares will no longer constitute “restricted securities” (within the meaning of Rule 144), and, in case (B), the Person effecting such Transfer delivers to the Company and the Transfer Agent any documents or evidence reasonably required pursuant to this Indenture (including clause (iii) of this Section 2.10(b)).

(iii)        Termination of Transfer Restrictions.

(A)         Except as otherwise provided in this Indenture (including clause (B) of this Section 2.10(b)(iii)), if a holder of any shares of Common Stock that contain the Restricted Stock Legend requests that the Company remove the Restricted Stock Legend from such shares, the Restricted Stock Legend will not be removed from such shares unless such holder delivers to each of the Company and the Transfer Agent any evidence that the Company or the Transfer Agent may reasonably require that (x) neither the Restricted Stock Legend nor the Transfer restrictions set forth therein are required to ensure that Transfers of such shares will comply with applicable law and (y) after such Transfer, such shares will not be “restricted securities” (within the meaning of Rule 144); provided, however, that, upon provision of such evidence, the Company shall cause the Restricted Stock Legend to be removed from such shares; provided, further, that such evidence shall not be required in connection with any Transfer of such shares to a Person (other than the Company or an “affiliate” (as defined in Rule 144) of the Company) pursuant to a registration statement that was effective under the Securities Act at the time of such Transfer and, upon such Transfer, the Company shall cause the Restricted Stock Legend to be removed from such shares.

(B)         On the Free Trade Date with respect to any shares of Common Stock that bear the Restricted Stock Legend, the Company shall cause the Restricted Stock Legend to be removed from such shares.

Section 2.11.         Replacement Notes.

If (a)(i) a mutilated Note is surrendered to the Registrar or (ii) the Holder of a Note claims that such Note has been lost, destroyed or stolen and provides the Company and the Trustee with (A) evidence of such loss, theft or destruction that is reasonably satisfactory to the Company and the Trustee and (B) any amount or kind of security or indemnity that either of the Company or the Trustee reasonably request to protect itself from any loss that it may suffer upon replacement of such Note, and, in either case, (b) such Holder satisfies any other reasonable requirements of the Trustee, including the payment of any tax or other governmental charge that may be imposed in connection with the replacement of such Note, then, unless the Company or the Trustee receives notice that such Note has been acquired by a bona fide purchaser, the Company will, in accordance with Section 2.05 hereof, promptly execute and deliver to the Trustee, and the Trustee, upon receipt of a Company Order, in accordance with Section 2.05 hereof, and the documents required by Sections 15.03 and 15.04 hereof, will promptly authenticate and deliver, in the name of such Holder, a replacement Note having the same aggregate principal amount as the Note that was mutilated or claimed to be lost, destroyed or stolen, bearing any restrictive legends required by Section 2.02 or 2.10 hereof and with a certificate number not contemporaneously outstanding.

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Every new Note issued pursuant to this Section 2.11 in exchange for any mutilated Note, or in lieu of any destroyed, lost or stolen Note, will constitute an original contractual obligation of the Company and any other obligor upon the Notes, regardless of whether the mutilated, destroyed, lost or stolen Note will be at any time enforceable by anyone, and will be entitled to all benefits of (and will be subject to all the limitations set forth in) this Indenture equally and proportionately with any and all other Notes duly issued hereunder.

Section 2.12.         Temporary Notes. Until Definitive Notes are ready for delivery, the Company may execute and the Trustee or an authenticating agent appointed by the Trustee will, upon written request of the Company, authenticate and deliver temporary Notes (printed or lithographed) (“Temporary Notes”). Temporary Notes will be issuable in any authorized denomination, and substantially in the form of Definitive Notes, but with such omissions, insertions and variations as may be appropriate for Temporary Notes, all as may be determined by the Company. Every such Temporary Note will be executed by the Company and authenticated by the Trustee or such authenticating agent upon the same conditions and in substantially the same manner, and with the same effect, as the Definitive Notes. Without unreasonable delay the Company will prepare, execute and deliver to the Trustee or such authenticating agent Definitive Notes (other than any Global Note) and thereupon any or all Temporary Notes (other than any Global Note) may be surrendered in exchange therefor, at each office or agency maintained by the Company pursuant to Section 2.06 hereof and the Trustee or such authenticating agent will authenticate and deliver in exchange for such Temporary Notes Definitive Notes having an aggregate principal amount equal to such Temporary Notes. Such exchange will be made by the Company at its own expense and without any charge therefor. Until so exchanged, the Temporary Notes will, in all respects, be entitled to the same benefits and subject to the same limitations under this Indenture as Definitive Notes authenticated and delivered hereunder.

Section 2.13.         Cancellation. At any time, the Company may deliver Notes to the Trustee for cancellation. Whenever any Note is surrendered to the Registrar, Conversion Agent or Paying Agent for registration of transfer, exchange, conversion, repurchase, redemption or payment, the Registrar, Conversion Agent or Paying Agent, as the case may be, will promptly forward such Note to the Trustee. Upon receipt of any such Note, the Trustee, in its customary manner, will promptly cancel and dispose of such Note. The Company may not issue new Notes to replace Notes that it has repurchased, redeemed, paid or delivered to the Trustee for cancellation or that a Holder has converted pursuant to Article 10 hereof.

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Section 2.14.         Outstanding Notes. At any time, Notes outstanding are limited to all Notes authenticated by the Trustee except (i) those cancelled by it, (ii) those delivered to it for cancellation and (iii) those deemed not outstanding under Sections 3.03, 4.15 or 10.02 or Article 11 hereof and clauses (a) and (b) of this Section 2.14.

(a)          If a Note is replaced pursuant to Section 2.11 hereof, such Note will cease to be outstanding at the time of its replacement unless the Trustee and the Company receive proof satisfactory to them that such Note is held by a bona fide purchaser.

(b)          In addition, if the Company, any other obligor or an Affiliate of the Company or an Affiliate of such other obligor holds a Note, such Note will be disregarded and deemed not to be outstanding for purposes of determining whether the Holders of the requisite aggregate principal amount of Notes have given or concurred in any request, demand, authorization, direction, notice, consent, waiver or other action hereunder except that, in determining whether the Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Notes which a Trust Officer of the Trustee assigned to this transaction has been notified in writing to be so owned shall be so disregarded. Subject to the foregoing, only Notes outstanding at the time of any such determination will be considered in such determination (including determinations pursuant to Article 6 and Article 9 hereof).

Section 2.15.         Persons Deemed Owners. Prior to due presentment of a Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name such Note is registered in the Register as the owner of such Note for the purpose of receiving the payment of the principal, Fundamental Change Repurchase Price or Redemption Price of, and interest, if any, on, such Note, for the purpose of conversion of such Note and for all other purposes whatsoever with respect to such Note, and none of the Company, the Trustee or any agent of the Company or the Trustee will be affected by any notice to the contrary.

Section 2.16.         Repurchases. The Company may, from time to time, repurchase Notes in open market purchases or in negotiated transactions without delivering prior notice to Holders.

Section 2.17.         CUSIP and ISIN Numbers.

(a)          Whenever “CUSIP” and “ISIN” numbers are generally in use, the Company will use CUSIP and ISIN numbers with respect to the Notes, which CUSIP and ISIN numbers (i) for Restricted Notes, will be restricted numbers, and (ii) for Notes that are not Restricted Notes, will be unrestricted numbers. Whenever the Company uses CUSIP and ISIN numbers, the Trustee will also use CUSIP and ISIN numbers in each notice it delivers to the Holders; provided that neither the Company nor the Trustee will be responsible for any defect in any CUSIP or ISIN number that appears on any Note, check, advice of payment or notice, including any notice delivered pursuant to Section 11.03. The Company will promptly notify the Trustee in writing in the event of any change in the CUSIP or ISIN numbers.

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(b)          In addition, if, when any shares of Common Stock are issued upon conversion of a Note or otherwise in respect of a Note, CUSIP and ISIN numbers are generally in use, the Company will use CUSIP and ISIN numbers with respect to such shares of Common Stock, which CUSIP and ISIN numbers (i) for shares of Common Stock to which the restrictions on Transfer set forth in the Restricted Stock Legend apply, will be restricted numbers, and (ii) for shares of Common Stock to which the restrictions on Transfer set forth in the Restricted Stock Legend do not apply, will be unrestricted numbers.

(c)          Whenever any of the CUSIP or ISIN numbers with respect to the Notes or the shares of Common Stock issuable upon conversion of the Notes or otherwise in respect of the Notes change, cease to be used, or begin to be used, the Company will deliver prompt written notice of such change, cessation, or beginning to each of the Trustee and the Holders.

Section 2.18.         Contingent Payment Debt Instrument Status. Each Holder, by reason of its purchase of the Notes, agrees (a) to treat the Notes as indebtedness subject to the U.S. Treasury Regulations governing contingent payment debt instruments, (b) to report original issue discount and interest on the Notes in accordance with the Company’s determination of both the “comparable yield” and “projected payment schedule” for the Notes and (c) to be bound by the Company’s application of the U.S. Treasury Regulations that govern contingent payment debt instruments. For this purpose, the “comparable yield” and “projected payment schedule” for the Notes may be obtained by contacting the Company at the address set forth in Section 15.02 hereof.

Article 3

REPURCHASE AT THE OPTION OF THE HOLDER

Section 3.01.         Repurchase at Option of Holders Upon a Fundamental Change. (a) If a Fundamental Change occurs at any time, each Holder shall have the right, at such Holder’s option, to require the Company to repurchase for cash all of such Holder’s Notes, or any portion thereof that is equal to $1,000 or an integral multiple of $1,000, on the date (the “Fundamental Change Repurchase Date”) specified by the Company that is not less than 20 Business Days or more than 35 Business Days following the date of the Fundamental Change Company Notice at a repurchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon to, but excluding, the Fundamental Change Repurchase Date (the “Fundamental Change Repurchase Price”), unless the Fundamental Change Repurchase Date falls after a Regular Record Date but on or prior to the Interest Payment Date to which such Regular Record Date relates, in which case the Company shall instead pay, on or before such Interest Payment Date, the full amount of accrued and unpaid interest to Holders of record as of such Regular Record Date, and the Fundamental Change Repurchase Price shall be equal to 100% of the principal amount of Notes to be repurchased pursuant to this Article 3.

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(b)          Repurchases of Notes under this Section 3.01 shall be made, at the option of the Holder thereof, upon:

(i)          delivery to the Paying Agent by a Holder of a duly completed notice (the “Fundamental Change Repurchase Notice”) in the form titled “Option of Holder to Elect Purchase” in Exhibit A hereto, if the Notes are Definitive Notes, or in compliance with the Depositary’s procedures for surrendering interests in Global Notes, if the Notes are Global Notes, in each case on or before the Close of Business on the Business Day immediately preceding the Fundamental Change Repurchase Date; and

(ii)         delivery of the Notes, if the Notes are Definitive Notes, to the Paying Agent at any time after delivery of the Fundamental Change Repurchase Notice (together with all necessary endorsements for transfer) at the Corporate Trust Office of the Paying Agent, or book-entry transfer of the Notes, if the Notes are Global Notes, in compliance with the Applicable Procedures, in each case such delivery being a condition to receipt by the Holder of the Fundamental Change Repurchase Price therefor.

The Fundamental Change Repurchase Notice in respect of any Notes to be repurchased shall state:

(i)          in the case of Definitive Notes, the certificate numbers of the Notes to be delivered for repurchase;

(ii)         the portion of the principal amount of Notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

(iii)        that the Notes are to be repurchased by the Company pursuant to the applicable provisions of the Notes and this Indenture;

provided, however, that if the Notes are Global Notes, the Fundamental Change Repurchase Notice must comply with appropriate Depositary procedures.

Notwithstanding anything herein to the contrary, any Holder delivering to the Paying Agent the Fundamental Change Repurchase Notice contemplated by this Section 3.01 shall have the right to withdraw, in whole or in part, such Fundamental Change Repurchase Notice at any time prior to the Close of Business on the Business Day immediately preceding the Fundamental Change Repurchase Date by delivery of a notice of withdrawal to the Paying Agent in accordance with Section 3.02.

The Paying Agent shall promptly notify the Company of the receipt by it of any Fundamental Change Repurchase Notice or notice of withdrawal thereof.

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(c)          On or before the fifth Business Day after the occurrence of the effective date of a Fundamental Change, the Company shall provide to all Holders of Notes and the Trustee and the Paying Agent (in the case of a Paying Agent other than the Trustee) a notice (the “Fundamental Change Company Notice”) of the occurrence of the effective date of the Fundamental Change and of the repurchase right at the option of the Holders arising as a result thereof. In the case of Definitive Notes, such notice shall be by first class mail or, in the case of Global Notes, such notice shall be delivered in accordance with the Applicable Procedures. Simultaneously with providing such notice, the Company shall publish a notice containing the information set forth in the Fundamental Change Company Notice in a newspaper of general circulation in The City of New York or publish such information on the Company’s website or through such other public medium as the Company may use at that time. Each Fundamental Change Company Notice shall specify:

(i)          the events causing the Fundamental Change;

(ii)         the effective date of the Fundamental Change;

(iii)        the last date on which a Holder may exercise the repurchase right pursuant to this Article 3;

(iv)        the Fundamental Change Repurchase Price;

(v)         the Fundamental Change Repurchase Date;

(vi)        the name and address of the Paying Agent and the Conversion Agent, if applicable;

(vii)       if applicable, the Conversion Rate and any adjustments to the Conversion Rate;

(viii)      that the Notes with respect to which a Fundamental Change Repurchase Notice has been delivered by a Holder may be converted only if the Holder withdraws the Fundamental Change Repurchase Notice in accordance with the terms of this Indenture; and

(ix)         the procedures that Holders must follow to require the Company to repurchase their Notes.

No failure of the Company to give the foregoing notices and no defect therein shall limit the Holders’ repurchase rights or affect the validity of the proceedings for the repurchase of the Notes pursuant to this Section 3.01.

At the Company’s request, the Trustee shall give such notice in the Company’s name and at the Company’s expense; provided, however, that, in all cases, the text of such Fundamental Change Company Notice shall be prepared by the Company; provided, further that the Company shall have delivered to the Trustee, at least five Business Days before the Fundamental Change Company Notice is required to be given to the Holders (or such shorter period agreed to by the Trustee), an Officer’s Certificate requesting that the Trustee give such notice and attaching the form of Fundamental Change Company Notice and including the information required by Section 3.01(c). Neither the Trustee nor the Paying Agent shall be responsible for determining if a Fundamental Change has occurred or for delivering a Fundamental Change Company Notice to Holders or for the content of any Fundamental Change Company Notice.

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(d)          Notwithstanding the foregoing, no Notes may be repurchased by the Company on any date at the option of the Holders upon a Fundamental Change if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date (except in the case of an acceleration resulting from a Default by the Company in the payment of the Fundamental Change Repurchase Price with respect to such Notes). The Paying Agent will promptly return to the respective Holders thereof any Definitive Notes held by it during the acceleration of the Notes (except in the case of an acceleration resulting from a Default by the Company in the payment of the Fundamental Change Repurchase Price with respect to such Notes), or any instructions for book-entry transfer of the Notes in compliance with the Applicable Procedures shall be deemed to have been cancelled, and, upon such return or cancellation, as the case may be, the Fundamental Change Repurchase Notice with respect thereto shall be deemed to have been withdrawn.

Section 3.02.         Withdrawal of Fundamental Change Repurchase Notice. A Fundamental Change Repurchase Notice may be withdrawn (in whole or in part) by means of a written notice of withdrawal delivered to the Corporate Trust Office of the Paying Agent in accordance with this Section 3.02 at any time prior to the Close of Business on the Business Day immediately preceding the Fundamental Change Repurchase Date, specifying:

(a)          the principal amount of the Notes with respect to which such notice of withdrawal is being submitted,

(b)          if Definitive Notes have been issued, the certificate number of the Note in respect of which such notice of withdrawal is being submitted, and

(c)          the principal amount, if any, of such Note that remains subject to the original Fundamental Change Repurchase Notice, which portion must be in principal amounts of $1,000 or an integral multiple of $1,000;

provided, however, that if the Notes are Global Notes, the notice must comply with Applicable Procedures.

Section 3.03.         Deposit of Fundamental Change Repurchase Price. (a) The Company shall deposit with the Trustee (or other Paying Agent appointed by the Company, or if the Company is acting as its own Paying Agent, set aside, segregate and hold in trust as provided in Section 2.07) on or prior to 10:00 a.m., New York City time, on the Fundamental Change Repurchase Date an amount of money sufficient to repurchase all of the Notes to be repurchased at the appropriate Fundamental Change Repurchase Price. Subject to receipt of funds and/or Notes by the Trustee (or other Paying Agent appointed by the Company), payment for Notes surrendered for repurchase (and not withdrawn prior to the Close of Business on the Business Day immediately preceding the Fundamental Change Repurchase Date) will be made on the later of (i) the Fundamental Change Repurchase Date (provided the Holder has satisfied the conditions in Section 3.01) and (ii) the time of book-entry transfer or the delivery of such Note to the Trustee (or other Paying Agent appointed by the Company) by the Holder thereof in the manner required by Section 3.01 by mailing checks for the amount payable to the Holders of such Notes entitled thereto as they shall appear in the Register; provided, however, that payments to the Depositary shall be made by wire transfer of immediately available funds to the account of the Depositary or its nominee. The Trustee shall, promptly after such payment and upon written demand by the Company, return to the Company any funds in excess of the Fundamental Change Repurchase Price.

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(b)          If by 10:00 a.m. New York City time, on the Fundamental Change Repurchase Date, the Trustee (or other Paying Agent appointed by the Company) holds money sufficient to make payment on all the Notes or portions thereof that are to be repurchased on such Fundamental Change Repurchase Date, then, with respect to the Notes that have been properly surrendered for repurchase and have not been validly withdrawn, (i) such Notes will cease to be outstanding, (ii) interest will cease to accrue on such Notes (whether or not book-entry transfer of the Notes has been made or the Notes have been delivered to the Trustee or Paying Agent) and (iii) all other rights of the Holders of such Notes will terminate (other than the right to receive the Fundamental Change Repurchase Price and, if applicable, accrued and unpaid interest).

(c)          Upon surrender of a Note that is to be repurchased in part pursuant to Section 3.01, the Company shall execute and the Trustee shall authenticate and deliver to the Holder a new Note in an authorized denomination equal in principal amount to the unrepurchased portion of the Note surrendered.

Section 3.04.         Covenant to Comply with Applicable Laws Upon Repurchase of Notes. In connection with any repurchase offer, the Company shall, if required:

(a)          comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act;

(b)          file a Schedule TO or any other required schedule under the Exchange Act; and

(c)          otherwise comply with all federal and state securities laws in connection with any offer by the Company to repurchase the Notes;

in each case, so as to permit the rights and obligations under this Article 3 to be exercised in the time and in the manner specified in this Article 3.

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Article 4

COVENANTS

Section 4.01.         Payment of Notes. The Company will pay or cause to be paid the principal of, Fundamental Change Repurchase Price or Redemption Price for, and any accrued and unpaid interest on, the Notes on the dates and in the manner required under this Indenture. Any principal of, Fundamental Change Repurchase Price or Redemption Price for, or interest on, a Note will be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds, as of 10:00 a.m. New York City time on the due date, money deposited by the Company in immediately available funds and designated for, and sufficient to pay, such principal, Fundamental Change Repurchase Price, Redemption Price or interest then due. To the extent lawful, the Company will also pay Default Interest (including post-petition interest in any proceeding under any Bankruptcy Law) on any Defaulted Amounts in accordance with Section 2.04 hereof.

Section 4.02.         144A Information. Whenever the Company is not subject to Section 13 or Section 15(d) of the Exchange Act, if any Notes or shares of Common Stock issuable upon the conversion of the Notes constitute “restricted securities” within the meaning of Rule 144, the Company will, upon the request of a Holder or Beneficial Owner of the Notes, or a holder or Beneficial Owner of the Common Stock issuable upon the conversion of the Notes, promptly furnish or cause to be furnished to the applicable Holder, Beneficial Owner, or any prospective purchaser designated by the applicable Holder or Beneficial Owner, of the Notes, or any holder, Beneficial Owner, or any prospective purchaser designated by the applicable holder or Beneficial Owner, of the Common Stock, as the case may be, all of the information that a prospective purchaser of the Notes or the Common Stock, as the case may be, is required to receive under Rule 144A(d)(4) of the Securities Act for the Notes or shares of Common Stock, as the case may be, to be resold to such prospective purchaser pursuant the exemption from registration provided by Rule 144A.

Section 4.03.         Reports.

(a)          The Company will furnish to the Trustee and the Holders, within 15 calendar days after it is required to file the same with the SEC (after giving effect to any grace period provided by Rule 12b-25 under the Exchange Act (or any successor rule)), all the quarterly and annual reports and the information, documents and other reports, if any, that it is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. Any such report, information or document that the Company files with the SEC through the EDGAR system (or any successor thereto) will be deemed to be delivered to the Trustee and the Holders for the purposes of this Section 4.03 at the time of such filing through the EDGAR system (or such successor thereto); provided, however, that the Trustee shall have no obligation or responsibility to determine whether the Company is required to file any report or other information with the SEC or the Trustee, whether the Company’s information is available on the EDGAR system (or any successor thereto) or whether the Company has otherwise delivered any notice or report in accordance with the requirements specified in this Section 4.03.

(b)          The Company will schedule a conference call to be held not more than 15 Business Days following the release of each quarterly and annual report referred to in Section 4.03(a), but after the release of any “earnings release” corresponding to the period of such report, at which the Company will make available at least one member of its senior management to discuss the information contained in such report on such conference call. The Company will notify Holders about such call and provide them with call-in information concurrently with and in the same manner as each delivery of such reports.

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(c)          If the Company has designated any Subsidiaries as Unrestricted Subsidiaries, then the Company’s quarterly and annual financial information required by the second preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the its Unrestricted Subsidiaries.

(d)          Notwithstanding anything to the contrary, the Company may elect that the sole remedy for any Event of Default arising out of a Default under this Section 4.03 will be the accrual of special interest (“Special Interest”) on the Notes for the first 180 days at a rate of 0.25% per annum for the first 90 days of the continuance of such Event of Default and 0.50% per annum thereafter. The Notes will be subject to acceleration if such Event of Default is not cured by the 181st day after the date of its first occurrence. Any Special Interest that accrues on a Note pursuant to this Section 4.03(d) will be payable on the same dates and in the same manner as the stated interest on such Note. For the avoidance of doubt, any Special Interest that accrues on a Note will be in addition to the stated interest that accrues on such Note and in addition to any Additional Interest that accrues on such Note.

(e)          Delivery of such quarterly and annual reports, and such other documents, information and other reports to the Trustee will be for informational purposes only, and the Trustee’s receipt of such will not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Company’s or any Guarantor’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely conclusively on an Officers’ Certificate).

Section 4.04.         Additional Interest.

(a)          General. If, at any time during the period beginning on, and including, the date that is six months after the Last Original Issue Date of any Note (other than an Exchange Note) and ending on, but not including, the Free Trade Date of such Note, the Company fails to timely file (after giving effect to any grace period provided by Rule 12b-25) any document or report that it is required to file with the SEC pursuant to Sections 13 or 15(d) of the Exchange Act, as applicable (other than current reports on Form 8-K), the Company will pay additional interest (the “Additional Interest”) on the principal amount of such Note. The Additional Interest will accrue from the due date of each such missed filing until the earlier of (i) the Free Trade Date and (ii) the date such failure to file is corrected.

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In addition, if any Note, or any shares of Common Stock issued upon the conversion of any Note, is not Freely Tradable at all times on and after the Free Trade Date (or the next succeeding Business Day if the Free Trade Date is not a Business Day) with respect to such Note, then the Company will pay Additional Interest on such Note. Such Additional Interest will accrue on each day during such period on which such Note is not Freely Tradable on and after the Free Trade Date (or the next succeeding Business Day if the Free Trade Date is not a Business Day). The accrual of Additional Interest will be the exclusive remedy available to Holders for the failure of the Notes or the Common Stock issued upon the conversion of the Notes to become Freely Tradable.

In each case, the Additional Interest will be payable on the same dates and in the same manner as the stated interest on the applicable Note and will initially accrue at the rate of 0.25% per annum on the principal amount of such Note. If the Additional Interest accrues for more than 90 consecutive days on any Note, the rate at which the Additional Interest accrues on such Note will increase to 0.50% per annum on the principal amount of such Note beginning on the 91st consecutive day on which it accrues and ending on the last consecutive day on which it continues to accrue.

(b)          Notice to Trustee. If the Company is required to pay Additional Interest or Special Interest on any Note, no later than five Business Days prior to the date on which such Additional Interest or Special Interest is scheduled to be paid, the Company will provide to the Trustee (and if the Trustee is not the Paying Agent, to the Paying Agent) an Officers’ Certificate, which Officers’ Certificate will state (i) that the Company is obligated to pay Additional Interest pursuant to this Section 4.04 or Special Interest pursuant to Section 4.03, (ii) the amount of such Additional Interest that the Company is required to pay under this Section 4.04 or Special Interest pursuant to Section 4.03, (iii) the amount of such Additional Interest, or Special Interest that the Company will pay, (iv) the scheduled date on which such Additional Interest or Special Interest will be paid to Holders and (v) a direction that the Trustee (or, if the Trustee is not the Paying Agent, the Paying Agent) pay such Additional Interest or Special Interest to the extent it receives funds from the Company to do so, on the scheduled payment date for such Additional Interest. The Trustee will not have any duty or responsibility to any Holder to determine whether any Additional Interest is payable, or, if any Additional Interest or Special Interest is payable, the amount of such Additional Interest or Special Interest that is payable.

Section 4.05.         Compliance Certificate.

(a)          Annual Compliance Certificate. Within 90 days after the end of each fiscal year of the Company, beginning with the fiscal year ending on December 31, 2016 the Company will deliver to the Trustee and the Collateral Agent an Officers’ Certificate, which Officers’ Certificate will state (i) that the Officers signing such Officers’ Certificate have supervised a review of the activities of the Company and its Subsidiaries with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture during the preceding fiscal year, and (ii) to the knowledge of each of the Officers signing such Officers’ Certificate, (A) whether the Company has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (without regard to any period of grace or requirement of notice provided under this Indenture) or, if one or more Defaults or Events of Default have occurred, what events triggered such Defaults or Events of Default and what actions the Company is taking or proposes to take with respect to such Defaults or Events of Default, and (B) whether any event has occurred and remains in existence by reason of which any payment of the principal of, the Fundamental Change Repurchase Price or the Redemption Price for, or interest on, or any delivery of any of the consideration due upon conversion of, a Note is prohibited, and, if any such event has occurred and remains in existence, a description, in reasonable detail, of such event or events and what actions the Company is taking or proposes to take with respect to such event or events.

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(b)          Certificate of Default or Event of Default. As soon as possible, and in any event within five Business Days after a Default occurs, the Company will deliver to the Trustee and the Collateral Agent an Officers’ Certificate describing such Default, its status and a description, in reasonable detail, of what action the Company is taking or proposes to take with respect to such Default.

Section 4.06.         Restriction on Purchases and Sales by the Company and by Affiliates of the Company. Neither the Company nor any of its Subsidiaries will purchase or otherwise acquire any Notes without canceling such Notes. Any Note or Common Stock issued upon the conversion or exchange of a Note or otherwise in respect of a Note that is repurchased or owned by any affiliate of the Company (as defined under Rule 144) (or any Person who was an affiliate of the Company at any time during the three months immediately preceding) may not be resold by such affiliate (or such Person, as the case may be) unless registered under the Securities Act or resold pursuant to an exemption from the registration requirements of the Securities Act in a transaction that results in such Note or Common Stock, as the case may be, no longer being a “restricted security” (as defined under Rule 144).

Section 4.07.         Corporate Existence. Subject to Article 5 hereof, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect:

(a)          its corporate existence, and the corporate, partnership or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or such Restricted Subsidiary, as applicable; and

(b)          the rights (charter and statutory), licenses and franchises of the Company and its Subsidiaries;

provided, however, that the Company will not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries, if the Board of Directors determines that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders.

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Section 4.08.         Par Value Limitation.

The Company will not take any action that, after giving effect to any adjustment pursuant to Section 10.04 or 10.05, would result in the Conversion Price becoming less than the par value of one share of Common Stock.

Section 4.09.         Stay, Extension and Usury Laws. The Company and each of the Guarantors covenants that, to the extent that it may lawfully do so, it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law that would prohibit or forgive the Company from paying all or any portion of the principal of or interest on the Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or that may affect the covenants or the performance of this Indenture; and each of the Company and the Guarantors, to the extent that it may lawfully do so, hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will instead suffer and permit the execution of every such power as though no such law had been enacted.

Section 4.10.         Further Instruments and Acts. Upon request of the Trustee or the Collateral Agent, the Company and each of the Guarantors will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the terms of this Indenture.

Section 4.11.         Restricted Payments.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(a)          declare or pay any dividend or make any other payment or distribution on or in respect of the Company’s or any Restricted Subsidiary’s Equity Interests (including any such payment in connection with any merger or consolidation involving such Person), except dividends or distributions payable solely in Equity Interests (other than Disqualified Stock) of the Company or such Restricted Subsidiary and except dividends or distributions payable solely to the Company or any of its Restricted Subsidiaries (and, if such Restricted Subsidiary is not a Wholly Owned Subsidiary, to its other Equity Interest Holders on a pro rata basis with respect to the class of Equity Interests on which such dividend or distribution is made, or on a basis that results in the receipt by the Company or any of its Restricted Subsidiaries of dividends or distributions of greater value than it would receive on a pro rata basis);

(b)          purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company;

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(c)          make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of the Company or any Guarantor that is (i) Indebtedness that is contractually subordinated to the Notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries) (“Subordinated Indebtedness”) or (ii) unsecured Indebtedness, except, (x) in each case, payments of interest or principal at the Stated Maturity thereof and (y) in the case of any Existing Indebtedness (other than Existing Convertible Notes or any refinancings thereof) with a Stated Maturity prior to the Maturity Date, the purchase, repurchase, redemption, defeasance or other acquisition of any such Existing Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition; or

(d)          make any Investment other than a Permitted Investment (a “Restricted Investment”)

(all such payments and other actions set forth in these clauses (a) through (d) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(i)          no Default or Event of Default has occurred and is continuing or would occur after giving effect to such Restricted Payment;

(ii)         the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to Section 4.13(a); and

(iii)        such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries since the Issue Date, is less than the sum, without duplication, of:

(A)         50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of the Company’s most recently completed fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(B)         100% of the aggregate net cash proceeds received by the Company since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests (other than Disqualified Stock) of the Company or from the issue or sale of convertible or exchangeable Disqualified Stock of the Company or convertible or exchangeable debt securities of the Company, in each case that have been converted into, settled with or exchanged for Equity Interests of the Company (other than (x) Disqualified Stock or (y) Equity Interests and convertible or exchangeable Disqualified Stock or debt securities sold to a Subsidiary of the Company); plus

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(C)         to the extent that any Restricted Investment that was made after the Issue Date is sold or otherwise liquidated or repaid, the amount of the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any), to the extent that such return was not otherwise included in the Consolidated Net Income of the Company for such period; plus

(D)         to the extent that any Unrestricted Subsidiary of the Company designated as such on or after the Issue Date is redesignated as a Restricted Subsidiary after the Issue Date, the Fair Market Value of the Company’s Restricted Investment (without duplication of amounts that increase the amount available pursuant to the definition of “Permitted Investments” and Section 4.12(b)) in such Restricted Subsidiary as of the date of such redesignation; plus

(E)         without duplication of any increase pursuant to this section or that increase the amount available pursuant to the definition of “Permitted Investments” and Section 4.12(b), cash dividends or distributions received by the Company or any Restricted Subsidiary after the Issue Date from an Unrestricted Subsidiary of the Company, to the extent that such dividends or distributions were not otherwise included in the Consolidated Net Income of the Company for such period; plus

(F)         to the extent that any Restricted Investment that was made after the date of this Indenture is made in an entity that subsequently becomes a Guarantor, the lesser of the initial amount of such Restricted Investment and the Fair Market Value of the Investment of the Company in such entity at the time it becomes a Guarantor.

(e)          Notwithstanding anything to the contrary therein, Section 4.11 will not prohibit:

(i)          the payment of any dividend or distribution on account of Equity Interests or the consummation of any redemption within 60 days after the date of declaration of the dividend or distribution on account of Equity Interests or giving of the Redemption Notice, as the case may be, if at the date of declaration or notice, the dividend, distribution or redemption payment would have complied with the provisions of this Section 4.11;

(ii)         the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness, unsecured Indebtedness or Disqualified Stock of the Company or any Guarantor in exchange for, by conversion into or out of, or with the net cash proceeds from, an incurrence of Permitted Refinancing Indebtedness, which incurrence occurs substantially concurrently with such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value;

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(iii)        so long as no Default or Event of Default has occurred and is continuing, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any current or former officer, director, employee or consultant of the Company or any Restricted Subsidiary of the Company or any permitted transferee of the foregoing pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $0.5 million in any twelve-month period; provided, further, that such amount in any twelve-month period may be increased by an amount not to exceed:

(A)         the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Company to officers, directors, employees or consultants of the Company, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Issue Date to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the making of Restricted Payments pursuant to this Section 4.11 plus

(B)         the cash proceeds of key man life insurance policies received by the Company or any Restricted Subsidiary of the Company after the Issue Date; and in addition, cancellation of Indebtedness owing to the Company or any Restricted Subsidiary from any current or former officer, director or employee (or any permitted transferees thereof) of the Company or any Restricted Subsidiary of the Company in connection with a repurchase of Equity Interests of the Company or any Restricted Subsidiary of the Company from such Persons will not be deemed to constitute a Restricted Payment for purposes of this Section 4.11 or any other provisions of this Indenture;

(iv)        the purchase, redemption or other acquisition or retirement for value of Equity Interests (x) deemed to occur upon the exercise or conversion of stock options, warrants, convertible notes or similar rights to acquire Equity Interests to the extent that such Equity Interests represent all or a portion of the exercise, exchange or conversion price of those stock options, warrants, convertible notes or similar rights, or (y) made in lieu of payment of withholding taxes in connection with the vesting of Equity Interests or any exercise or exchange of stock options, warrants, convertible notes or similar rights to acquire such Equity Interests;

(v)         any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness, unsecured Indebtedness or Disqualified Stock of the Company or any Restricted Subsidiary upon a Fundamental Change or Asset Sale to the extent required by this Indenture or other instrument pursuant to which such Indebtedness or Disqualified Stock was issued, but only if the Company or such Restricted Subsidiary has first complied with its obligation under Article 3 and Section 4.14, as applicable;

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(vi)        the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds from the substantially concurrent contribution to the common equity of the Company or from the substantially concurrent sale (other than to a subsidiary of the Company) of, Equity Interests (other than Disqualified Stock) of the Company; provided, that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will not be considered to be net proceeds of Equity Interests for purposes of clause (iii)(B) of this Section 4.11;

(vii)       so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the declaration and payment of regularly scheduled or accrued dividends or distributions to Holders of any class or series of Disqualified Stock of the Company or any preferred stock of any Restricted Subsidiary of the Company issued on or after the Issue Date in accordance with the Fixed Charge Coverage Ratio test set forth in Section 4.13(a);

(viii)      payments of cash, dividends, distributions, advances or other Restricted Payments by the Company or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares;

(ix)         the making of cash payments in connection with any conversion or redemption of the Notes pursuant to this Indenture;

(x)          repurchases of Existing Convertible Notes for cash, or cash payments to defease or Effectively Discharge any Existing Convertible Notes; provided, that pro forma for such repurchases or payments (in a single transaction or a series of related transactions, including, for the avoidance of doubt, any related capital-raising transactions permitted by this Indenture), the Company’s Consolidated Cash Balances are at least $25.0 million;

(xi)         so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, other Restricted Payments in an aggregate amount not to exceed $2.5 million in the aggregate since the Issue Date, plus if any such Restricted Payment under this clause (xi) was used to make an Investment, the cash return of capital with respect to such Investment (less the cost of disposition, if any); and

(xii)        so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, repurchases of Existing Convertible Notes for cash, or cash payments to defease or Effectively Discharge any Existing Convertible Notes, using 100% of the aggregate net cash proceeds received by the Company from the substantially concurrent issue or sale (other than to a subsidiary of the Company) of convertible or exchangeable Disqualified Stock of the Company or convertible or exchangeable debt securities of the Company which, in either case, constitute Permitted Refinancing Indebtedness with respect to the Existing Convertible Notes.

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(f)          The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or the relevant Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Company or, if such Fair Market Value is in excess of $5.0 million, by the Board of Directors, whose Board Resolution with respect thereto will be delivered to the Trustee.

(g)          For purposes of determining compliance with this Section 4.11, in the event that a proposed Restricted Payment (or portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in Sections 4.11(e)(i) through Section 4.12(e)(xi) or is entitled to be incurred as one or more categories of Permitted Investments or pursuant to (a), the Company will be entitled to classify such Restricted Payment or portion thereof in any manner that complies with this Section 4.11, and such Restricted Payment will be treated as having been made pursuant to only such clause or clauses, categories of Permitted Investments or (a).

(h)          For purposes of this Section 4.11, the Notes and the Existing Convertible Notes will be deemed not to be Equity Interests.

Section 4.12.         Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a)          The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(i)          pay dividends or make any other distributions on its Capital Stock to any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to any of its Restricted Subsidiaries (it being understood that the priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

(ii)         make loans or advances to any of its Restricted Subsidiaries; or

(iii)        sell, lease or transfer any of its properties or assets to any of its Restricted Subsidiaries.

(b)          The restrictions in Section 4.12(a) will not apply to encumbrances or restrictions existing under or by reason of:

(i)          the Note Documents;

(ii)         applicable law, rule, regulation, order, approval, license, permit or similar restriction (whether or not existing on the Issue Date);

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(iii)        any instrument governing Indebtedness or Capital Stock of a person acquired by the Company or any Restricted Subsidiaries as in effect at the time of such acquisition, except to the extent incurred in contemplation thereof;

(iv)        customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

(v)         purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property;

(vi)        any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(vii)       Permitted Refinancing Indebtedness with terms are not materially more restrictive;

(viii)      other permitted Indebtedness of the Company and Restricted Subsidiaries with terms that are customary and not materially more restrictive than other Indebtedness terms;

(ix)         Permitted Liens that limit the right of the debtor to dispose of the assets subject to such Liens;

(x)          provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements, agreements respecting investments in a Permitted Business and other similar agreements entered into in the ordinary course of business; and

(xi)         restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

(c)          For purposes of determining compliance with this Section 4.12, the subordination of loans or advances made to the Company or a Restricted Subsidiary to other Indebtedness incurred by the Company or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Section 4.13.         Incurrence of Indebtedness and Issuance of Preferred Stock.

(a)          The Company and the Guarantors will not, and the Company will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, enter into a guarantee of or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock or preferred interests; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may incur Indebtedness (including Acquired Debt) or issue preferred stock or preferred interests, if the Fixed Charge Coverage Ratio for the Company and its subsidiaries, on a consolidated basis, for the most recently completed four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock or preferred interests are issued, as the case may be, would have been at least 3.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock or preferred interests had been issued, as the case may be, at the beginning of such four-quarter period.

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(b)          Notwithstanding anything to the contrary therein, Section 4.13(a) will not prohibit the incurrence of any of the following items of Indebtedness or the issuance of any of the following Disqualified Stock (collectively, “Permitted Debt”):

(i)          the incurrence by the Company and the Guarantors of Indebtedness represented by the Notes and the related Note Guarantees to be issued on the Issue Date;

(ii)         the incurrence by the Company or any of its Restricted Subsidiaries of Existing Indebtedness listed on Schedule I hereto (including the Existing Convertible Notes), but excluding indebtedness under clause (i) above;

(iii)        the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by either (A) Capital Lease Obligations, or (B) mortgage financings or purchase money obligations, in either case of sub-clause (A) or (B), incurred for the purpose of financing or reimbursing all or any part of the purchase price or cost of design, development, construction, installation, expansion, repair or improvement of property (either real or personal), plant or equipment or other fixed or capital assets used or useful in the business of the Company or any of its Restricted Subsidiaries (in each case, whether through the direct purchase of such assets or the purchase of Equity Interests of any Person owning such assets), which incurrence occurs within 365 days of such purchase, design, development, construction, installation, expansion, repair or improvement, in an aggregate principal amount, including, without duplication, all Permitted Refinancing Indebtedness incurred under Section 4.13(b)(v) below to refinance any Indebtedness incurred pursuant to this clause (iii), not to exceed, at one time outstanding, in the case of each of sub-clause (A) and (B), $10 million;

(iv)        Indebtedness (i) attaching to assets acquired by the Company or any Restricted Subsidiary and outstanding on the date on which such assets were acquired by the Company or such Restricted Subsidiary, except to the extent incurred in contemplation thereof or to consummate the relevant transaction, subject to pro forma compliance with the Fixed Charge Coverage Ratio test set forth in Section 4.13(a), and (ii) of a Restricted Subsidiary incurred and outstanding on the date on which such Restricted Subsidiary was acquired by, or merged into, the Company or any Restricted Subsidiary, except to the extent incurred in contemplation thereof or to consummate the relevant transaction, subject to pro forma compliance with the Fixed Charge Coverage Ratio test set forth in Section 4.13(a), in the aggregate principal amount, including, without duplication, all Permitted Refinancing Indebtedness incurred under Section 4.13(b)(v) to refinance any Indebtedness incurred pursuant to this clause, not to exceed $20 million;

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(v)         Indebtedness constituting an extension or renewal of, replacement of, or substitution for, or issued in exchange for, or the net proceeds of which are used to repay, redeem, repurchase, refinance or refund, including by way of defeasance (all of the above, for purposes of this Section, “refinance”) then outstanding indebtedness (“Permitted Refinancing Indebtedness”) in an amount not to exceed the principal amount or liquidation value of the indebtedness so refinanced, plus premiums, fees and expenses; provided, that:

(A)         in case the Notes are refinanced in part or the indebtedness to be refinanced is pari passu with the Notes, the new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which it is outstanding, is expressly made pari passu with, or subordinated in right of payment to, the remaining Notes;

(B)         in case the Indebtedness to be refinanced is Subordinated Indebtedness, the new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which it is outstanding, is expressly made subordinate in right of payment to the Notes at least to the extent that the Indebtedness to be refinanced is subordinated to the Notes;

(C)         the new indebtedness does not have a Stated Maturity prior to the Stated Maturity of the Indebtedness to be refinanced, and the Weighted Average Life to Maturity of the new indebtedness is at least equal to the remaining Weighted Average Life to Maturity of the Indebtedness being refinanced;

(D)         if the Indebtedness being refinanced is unsecured Indebtedness, such Permitted Refinancing Indebtedness is unsecured Indebtedness; and

(E)         in no event may Indebtedness of the Company or any Guarantor be refinanced pursuant to this clause by means of any Indebtedness of any Restricted Subsidiary that is not a Guarantor;

(vi)        the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness or Disqualified Stock in an aggregate principal amount (or accreted value, as applicable), including, without duplication, all Permitted Refinancing Indebtedness incurred under Section 4.13(b)(v) to refinance any Indebtedness incurred pursuant to this clause, at any time outstanding not to exceed $10.0 million;

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(vii)       the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness (or the guarantees of any such intercompany Indebtedness) between or among the Company or any of its Restricted Subsidiaries; provided, however, that:

(A)         the aggregate principal amount of intercompany Indebtedness (or the guarantees of any such intercompany Indebtedness) between or among the Company or any of its Restricted Subsidiaries must be incurred pursuant to an intercompany note (which may take the form of a grid note) that is pledged to the Collateral Agent or the Israeli Security Trustee, as applicable, in accordance with the terms of the applicable Security Agreement; and

(B)         if the Company or any Guarantor is the obligor on such Indebtedness and the payee is not the Company or a Guarantor, then such Indebtedness (other than Indebtedness incurred in the ordinary course in connection with the cash or tax management operations of the Company and its Subsidiaries) must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes, in the case of the Company, or the Note Guarantee, in the case of a Guarantor;

provided, further, that (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company, will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this Section 4.13(b)(vii);

(viii)      the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(A)         any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Company or a Restricted Subsidiary of the Company; and

(B)         any sale or other transfer of any such preferred stock to a Person that is not the Company or a Restricted Subsidiary of the Company, will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (viii);

(ix)         Hedging Obligations that are not incurred for speculative purposes but for the purpose of (a) fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of this Indenture to be outstanding; (b) fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (c) fixing or hedging commodity price risk, including the price or cost of raw materials, emission rights, manufactured products or related commodities, with respect to any commodity purchases or sales;

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(x)          the guarantee by the Company or any of the Guarantors of Indebtedness of the Company or a Guarantor, and the guarantee by any Restricted Subsidiary of the Company that is not a Guarantor of Indebtedness of another Restricted Subsidiary that is not a Guarantor, in each case, to the extent that the guaranteed Indebtedness was permitted to be incurred by another provision of this Section 4.13; provided that if the Indebtedness being guaranteed is subordinated in right of payment to or pari passu with the Notes, then the guarantee must be subordinated or pari passu, as applicable, in right of payment to the same extent as the Indebtedness guaranteed;

(xi)         the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, unemployment or other insurance or self-insurance obligations, health, disability or other benefits to employees or former employees and their families, bankers’ acceptances and similar obligations in the ordinary course of business;

(xii)        the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days;

(xiii)       the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from customary agreements of the Company or any such Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or sale or other disposition of any business, assets or Capital Stock of the Company or any of its Restricted Subsidiaries, other than, in the case of any such disposition by the Company or any of its Restricted Subsidiaries, guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Capital Stock;

(xiv)      the incurrence of contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business; or

(xv)       the incurrence of Indebtedness in the ordinary course of business under any agreement between the Company or any of its Restricted Subsidiaries and any commercial bank or other financial institution relating to Treasury Management Arrangements.

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(c)          For purposes of determining compliance with this Section 4.13, in the event that an item of proposed Indebtedness or Disqualified Stock meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xv) of Section 4.13(b), or is entitled to be incurred pursuant to Section 4.13(a), the Company will be permitted to classify all or a portion of such item of Indebtedness or Disqualified Stock on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness or Disqualified Stock (based on circumstances existing on the date of such reclassification), in any manner that complies with this covenant. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant, provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of the Company as accrued. For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred. Notwithstanding anything to the contrary in this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

(d)          The amount of any Indebtedness outstanding as of any date will be:

(i)          the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(ii)         the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(iii)        in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(A)         the Fair Market Value of such assets at the date of determination; and

(B)         the amount of the Indebtedness of the other Person.

Section 4.14.         Asset Sales.

(a)          The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(i)          the Company (or its Restricted Subsidiaries, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or equity interests issued or sold or otherwise disposed of; and

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(ii)         at least 75% of the consideration received in the Asset Sale by the Company or its Restricted Subsidiaries is in the form of cash or Cash Equivalents.

(b)          Within 90 days after the Company’s or any Restricted Subsidiary of the Company’s receipt of (x) the Net Proceeds of any Asset Sale or (y) aggregate cash proceeds in respect of any Co-Promotion Arrangement or Intellectual Property License to the extent such proceeds constitute fixed cash payments, the Company or such Restricted Subsidiary of the Company may apply the Net Proceeds from such Asset Sale or such aggregate cash proceeds, at its option:

(i)          (A) if the Asset Sale is an Intellectual Property Sale, or (B) with respect to aggregate cash proceeds received in respect of any Co-Promotion Arrangement or Intellectual Property License, the percentage of the Net Proceeds or aggregate cash proceeds set forth in the “Note Redemption” column set forth in the table below shall be applied to permanently redeem the Notes equally and ratably as provided under Article 11; and

(ii)         (A) if the Asset Sale is not an Intellectual Property Sale, or (B) with respect to the percentage of the Net Proceeds or aggregate cash proceeds set forth in the “Company Retention” column in the table below which are not used to redeem the notes pursuant to clause (i) above, such Net Proceeds or aggregate cash proceeds shall be applied to research and development or clinical development efforts in connection with the Products or other potential product candidates that may be introduced by the Company, or to make an Investment in any one or more businesses (provided that if such Investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Company or, if such Person is a Restricted Subsidiary of the Company, in an increase in the percentage ownership of such Person by the Company or any Restricted Subsidiary of the Company), noncurrent assets, or non-current property or capital expenditures, in each case (1) used or useful in a Permitted Business or (2) that replace the properties and assets that are the subject of such Asset Sale; provided that any such Investment, assets, property or capital expenditures shall be pledged as Collateral (including any assets held by a Person acquired using Net Proceeds). Pending the application of any Net Proceeds under this Section 4.14, such Net Proceeds shall be held by the Collateral Agent as Collateral.

Proceeds(millions)	Note Redemption (%)	Company Retention (%)
First $15.0	0.0	100.0
Next $20.0	30.0	70.0
Next $20.0	40.0	60.0
Next $20.0	55.0	45.0
Next $20.0	70.0	30.0
Any remaining proceeds thereafter	80.0	20.0

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(c)          Notwithstanding anything to the contrary in this Section 4.14, the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale consisting of, in whole or in part, any Equity Interests of a Guarantor (including any debt security that is convertible into, or exchangeable for, Equity Interest of a Guarantor), other than an Asset Sale consisting of all of the Equity Interests of such Guarantor.

Section 4.15.         Transactions with Affiliates.

(a)          The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”), unless:

(i)          the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary, taken as a whole, than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with a Person that is not an Affiliate of the Company;

(ii)         the Company delivers to the Trustee, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2.5 million, a Board Resolution of the Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this Section 4.15 and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

(iii)        the Company delivers to the Trustee, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a favorable written opinion from a nationally recognized investment banking, appraisal or accounting firm (A) as to the fairness of the transaction to the Company and its Subsidiaries from a financial point of view or (B) stating that the terms of such transaction are, taken as a whole, no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable arm’s-length transaction by the Company or such Restricted Subsidiary with a Person that is not an Affiliate of the Company or any Restricted Subsidiary.

(b)          The following items will be deemed not to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.15:

(i)          any employment or severance agreement or other employee compensation agreement, arrangement or plan, or any amendment thereto, entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

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(ii)         transactions between or among the Company and its Restricted Subsidiaries;

(iii)        transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns an Equity Interest in such Person;

(iv)        the payment of reasonable directors’ fees or expenses, the payments of other reasonable benefits and the provision of officers’ and directors’ indemnification and insurance to the extent permitted by law, in each case in the ordinary course of business;

(v)         sales of Equity Interests (other than Disqualified Stock) of the Company to Affiliates of the Company;

(vi)        transactions with a Person or Affiliate of the Company that may or may not own an Equity Interest in the Company or its Restricted Subsidiaries for the purpose of securing hydrocarbon transportation arrangements; provided, that such transactions are on arms-length terms as determined in good faith by an officer of the Company;

(vii)       transactions pursuant to agreements in effect on the Issue Date;

(viii)      Restricted Payments as permitted pursuant to Section 4.11; and

(ix)         any repurchases, redemptions or other retirements for value by the Company or any of its Restricted Subsidiaries of Indebtedness of any class held by any Affiliate of the Company, so long as such repurchase, redemption or other retirement for value is on the same terms as are made available to investors holding such class of Indebtedness generally, and Affiliates have an economic interest in no more than 50% of the aggregate principal amount of such class of Indebtedness.

Section 4.16.         Liens.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness of any kind on any asset now owned or hereafter acquired, except Permitted Liens.

Section 4.17.         Additional Note Guarantees.

If, after the date of this Indenture, the Company or any Restricted Subsidiary of the Company forms or acquires any Restricted Subsidiary, then the Company shall cause such Restricted Subsidiary to, within 30 Business Days after the date of such event:

(a)          execute and deliver to the Trustee and the Collateral Agent a supplemental indenture in the form attached hereto as Exhibit E and a notation of such Note Guarantee in the form attached as Exhibit D hereto pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Company’s obligations under the Notes and this Indenture on the terms set forth in this Indenture;

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(b)          execute and deliver all supplements or joinders, as applicable, to the applicable Security Documents in order to grant a Lien in the Collateral owned by such Restricted Subsidiary to the same extent as that set forth in this Indenture and the Security Documents and take all actions required by the Security Documents to perfect such Lien; and

(c)          deliver to the Trustee and the Collateral Agent an Officers’ Certificate and an Opinion of Counsel, each certifying that such supplemental indenture and the other documents described in clause (b) above have been duly authorized, executed and delivered by such Restricted Subsidiary and constitute a valid and legally binding and enforceable obligations of such Restricted Subsidiary, subject to customary exceptions.

Thereafter, such Restricted Subsidiary shall be a Guarantor for all purposes.

Section 4.18.         Designation of Restricted and Unrestricted Subsidiaries.

As of the Issue Date, all of the Subsidiaries of the Company are Restricted Subsidiaries. The Board of Directors may at any time after the Issue Date (a) designate any Restricted Subsidiary to be an Unrestricted Subsidiary and (b) redesignate any Unrestricted Subsidiary as a Restricted Subsidiary; provided, that immediately before and after any such designation, no Default or Event of Default shall have occurred and be continuing. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Restricted Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments pursuant to Section 4.11 or under one or more clauses of the definition of “Permitted Investments,” as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an “Unrestricted Subsidiary.” The Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee and the Collateral Agent by filing with the Trustee and the Collateral Agent a certified copy of a resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.11. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Unrestricted Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.13, the Company will be in default of such covenant. The Board of Directors may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company, provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and the creation, incurrence, assumption or otherwise causing to exist any Lien of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under Section 4.13, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter period referred to in such Section; (2) such Lien is permitted under Section 4.16 and (3) no Default or Event of Default would be in existence following such designation.

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Section 4.19.         After-Acquired Property.

(a)          Subject to Section 14.01 of this Indenture and the Security Documents, if at any time after the Issue Date the Company or any of its Subsidiaries that is a Guarantor own any property (other than Excluded Assets and Excluded Real Property), the Company or such Guarantor shall, as promptly as practicable after such property is acquired or such Subsidiary becomes a Guarantor, execute and deliver such mortgages, deeds of trust, deeds to secure debt (as appropriate under the law of the relevant jurisdiction or forum), security instruments, financing statements and certificates or such other documentation as shall be reasonably necessary to vest in the Collateral Agent or the Israeli Security Trustee, as applicable, for the benefit of the Secured Parties, a perfected Lien (with the priority required hereunder and under the Security Documents), subject only to Permitted Liens, in such property and to have such property added to the Collateral (and, in the case of property consisting of Equity Interests in a Subsidiary, execute such documents and take such steps as shall be reasonably necessary to perfect a Lien under the local law of incorporation or formation of the Subsidiary; provided that the Fair Market Value of such Subsidiary and the assets and property it holds (directly or indirectly shall be at least U.S. $500,000), and thereupon all provisions of this Indenture relating to the Collateral shall be deemed to relate to such property to the same extent and with the same force and effect.

(b)          Neither the Company nor any of its Restricted Subsidiaries will take any action, or knowingly omit to take any action, which action or omission could reasonably be expected to have the result of materially impairing the security interest with respect to the Collateral in favor of the Collateral Agent and the Israeli Security Trustee on behalf of the Secured Parties.

(c)          Upon request of the Collateral Agent or Israeli Security Trustee at any time after an Event of Default has occurred and is continuing, the Company will, and will cause its Restricted Subsidiaries to, (i) permit the Collateral Agent or the Israeli Security Trustee, as the case may be, or any advisor, auditor, consultant, attorney or representative acting for the Collateral Agent or the Israeli Security Trustee, as the case may be, upon reasonable notice to the Company and during normal business hours, to visit and inspect any of the property of the Company and its Restricted Subsidiaries, to review, make extracts from and copy the books and records of the Company and its Restricted Subsidiaries relating to any such property, and to discuss any matter pertaining to any such property with the officers and employees of the Company and its Restricted Subsidiaries, and (ii) deliver to the Collateral Agent or the Israeli Security Trustee such reports, including valuations, relating to any such property or any Lien thereon as such Collateral Agent or the Israeli Security Trustee may request.

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Section 4.20.         Limitation on Issuance of Equity Interests.

No Guarantor shall issue any Equity Interest of such Guarantor (including by way of sales of treasury stock or the issuance of any debt security that is convertible into, or exchangeable for, Equity Interest of such Guarantor) to any Person other than (i) to the Company or any other Guarantor or (ii) in connection with the transfer of all of the Equity Interests of such Guarantor otherwise permitted under this Indenture.

Section 4.21.         Collateral.

The Company shall, and shall cause each Guarantor to, take all actions and execute and deliver all documents or deliverables, including each Security Document, to secure the payment obligations of the Company under the Notes and this Indenture (subject to the provisions of the Security Agreement, as applicable) by Liens on the Collateral in accordance with, within the time periods specified by, and subject to the limitations of Section 14.01.

Section 4.22.         Conditions Subsequent.

The Company and the Guarantors shall comply with the following obligations, in each case, within the applicable periods of time specified with respect to such item:

(a)          each of the U.S. Security Agreement, the Intellectual Property Security Agreements (as defined in the U.S. Security Agreement), the Israeli Fixed Charge and the Israeli Floating Charge shall be filed for registration at the Israeli Registrar of Companies within ten Business Days of the Issue Date;

(b)          the Israeli Stock Pledge shall be filed for registration at the Israeli Registrar of Pledges within ten Business Days of the Issue Date;

(c)          within 30 days of the Issue Date, the Collateral Agent shall have received evidence that all filings, registrations and recordings have been made in the appropriate governmental offices, and all other action has been taken, which shall be necessary to create, in favor of the Collateral Agent, a perfected first priority Lien on the Collateral, including fully executed control agreements with respect to the securities and deposit accounts of the Company and the filing of the Intellectual Property Security Agreements (as defined in the U.S. Security Agreement) and completed UCC-1 financing statements in the appropriate governmental offices; and

(d)          the Company will use commercially best efforts to obtain the NYSE MKT Stockholder Approval at the Company’s next stockholder meeting occurring within one year from the Issue Date.

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Section 4.23.         Taxes. The Company will pay, and will cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders.

Section 4.24.         Minimum Liquidity. At all times when any Notes are outstanding, the Company and its Restricted Subsidiaries shall maintain aggregate Consolidated Cash Balances equal to at least $7.5 million.

Article 5

CONSOLIDATION, MERGER AND SALE OF ASSETS

Section 5.01.         Company May Consolidate, Merge or Sell Its Assets Only on Certain Terms. The Company will not, directly or indirectly, (1) consolidate with or merge with or into, or (2) sell, convey, transfer or lease all or substantially all of its properties and assets to, any other Person (any such transaction, a “Reorganization Event”), unless:

(a)          either:

(i)          the Company is the surviving corporation; or

(ii)         the resulting, surviving or transferee Person (if other than the Company) of such Reorganization Event (the “Reorganization Successor Corporation”):

(A)         is a corporation organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia; and

(B)         expressly assumes, by executing and delivering a supplemental indenture to the Trustee and the Collateral Agent that is reasonably satisfactory in form to the Trustee in accordance with Section 9.03 hereof and any other agreements reasonably satisfactory to the Trustee and the Collateral Agent, all of the obligations of the Company under the Notes, this Indenture and the Security Documents;

(b)          immediately after giving effect to such Reorganization Event, no Default will have occurred and be continuing;

(c)          on or prior to the effective date of such Reorganization Event, the Company delivers to the Trustee and the Collateral Agent an Officers’ Certificate and an Opinion of Counsel, each stating that:

(i)          such Reorganization Event and such supplemental indenture and agreements entered into by the Company or the Reorganization Successor Corporation, if any, comply with this Indenture; and

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(ii)         all conditions precedent to such Reorganization Event and the execution of such supplemental indenture and other agreements, if any, provided in this Indenture have been satisfied.

Notwithstanding anything to the contrary herein, the Company or any Reorganization Successor Corporation shall at all times be a corporation organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia.

Section 5.02.         Successor Substituted. If any Reorganization Event occurs that complies with Sections 5.01(a)(ii), 5.01(b) and 5.01(c) hereof, and the Company has complied with Section 5.01(d) hereof:

(a)          from and after the date of such Reorganization Event, the Reorganization Successor Corporation for such Reorganization Event will succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture and the Notes with the same effect as if such Reorganization Successor Corporation had been named as the Company herein; and

(b)          except in the case of a Reorganization Event that is a conveyance, transfer or lease of all or substantially all of the Company’s assets (other than a conveyance or transfer of all of the Company’s assets other than assets with a Fair Market Value of less than $2.5 million), the Person named as the “Company” in the first paragraph of this Indenture or any successor (other than such Reorganization Successor Corporation) that will thereafter have become such in the manner prescribed in this Article 5 will be released from its obligations under this Indenture.

Article 6

DEFAULTS AND REMEDIES

Section 6.01.         Events of Default.

(a)          General. Each of the following events will be an “Event of Default”:

(i)          the Company fails to pay the principal of the Notes (including any Fundamental Change Repurchase Price or Redemption Price) when due at maturity, upon redemption, repurchase upon a Fundamental Change, declaration of acceleration or otherwise;

(ii)         the Company fails to pay or deliver, as the case may be, the consideration due upon conversion (including the Make-Whole Premium, if applicable) of the Notes when due, which failure continues for five Business Days);

(iii)        the Company fails to pay any interest when due and such failure continues for a period of 30 days after the applicable due date;

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(iv)        the Company fails to give any Fundamental Change Company Notice pursuant to Section 3.01, any notice of the Effective Date of a Make-Whole Adjustment Event pursuant to Section 10.04(b) or any notice required pursuant to Section 10.11, in each case, when due;

(v)         the Company fails to comply with its Conversion Obligation in accordance with Article 10 hereof upon a Holder’s exercise of its conversion rights with respect to such Note;

(vi)        the Company fails to comply with its obligations under Article 5 hereof, any Guarantor fails to comply with its obligations under Section 12.04 hereof, or the Company and the Guarantors fail to comply with Section 4.22;

(vii)       the Company fails to perform or observe any of its covenants or warranties in this Indenture or in the Notes (other than a covenant or agreement specifically addressed in clauses (i) through (vi) above) and such failure continues for a period of 60 days after (A) the Company receives notice of such failure from the Trustee or (B) the Company and the Trustee receive notice of such failure from Holders of at least 25% of the aggregate principal amount of the then outstanding Notes;

(viii)      the default by the Company or any Subsidiary with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed by the Company and/or any Subsidiaries in excess of $5.0 million in the aggregate, whether such indebtedness exists as of the Issue Date or is later created, if that default:

(A)         results in such indebtedness becoming or being declared due and payable (prior to its express maturity); or

(B)         constitutes a failure to pay the principal of, or interest on, such indebtedness when due and payable at its Stated Maturity, upon required repurchase, upon declaration or otherwise;

(ix)         a final judgment for the payment of $5.0 million or more (excluding any amounts covered by insurance) is rendered against the Company or any of its Subsidiaries, and such judgment is not discharged or stayed within 60 days after (A) the date on which all rights to appeal such judgment have expired if no appeal has commenced, or (B) the date on which all rights to appeal have been extinguished;

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(x)          unless all of the Collateral has been released from the Note Liens in accordance with the provisions of the Security Documents, the default, repudiation or disaffirmation by the Company or any of the Guarantors of any of their obligations under the Security Documents (other than by reason of (A) a release of such obligation or Lien related thereto in accordance with this Indenture, the Security Documents or (B) the failure of the Collateral Agent or the Israeli Security Trustee, as applicable, to maintain possession of certificates, instruments or other documents actually delivered to it representing securities or other possessory collateral pledged under the Security Documents), which default, repudiation or disaffirmation results in Collateral having an aggregate Fair Market Value in excess of $2.0 million not being subject to a valid, perfected security interest in favor of the Collateral Agent or the Israeli Security Trustee, as applicable, under any applicable law (other than the law of any foreign jurisdiction) (to the extent required under the Security Documents), or a determination in a judicial proceeding that the Security Documents are unenforceable or invalid against the Company or any of the Guarantors for any reason with respect to Collateral having an aggregate Fair Market Value of $2.0 million or more; provided, that such default, repudiation, disaffirmation or determination is not rescinded, stayed or waived by the Persons having such authority pursuant to the Security Documents or otherwise cured within 60 days after the Company receives written notice thereof specifying such occurrence from the Trustee or the holders of at least 25% of the outstanding principal amount of the Notes demanding that such default be remedied;

(xi)         failure by the Company or any Guarantor to comply with the terms of any Security Document, after giving effect to any applicable grace periods or time periods for performance specified therein or, in the absence of any grace periods or time periods for performance specified therein, failure by the Company or any Guarantor, for 30 days after written notice (demanding that such default be remedied) from the Trustee or the Holders of at least 25% in principal amount of the Notes then outstanding has been received by the Company, to comply with the terms of the applicable Security Document;

(xii)        any Note Guarantee of a Guarantor ceases to be in full force and effect, other than in accordance the terms of this Indenture, or a Guarantor denies or disaffirms its obligations under its Note Guarantee;

(xiii)       the Company, any Guarantor or any Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(A)         commences a voluntary case;

(B)         consents to the entry of an order for relief against it in an involuntary case;

(C)         consents to the appointment of a Custodian of it or for any substantial part of its property;

(D)         makes a general assignment for the benefit of its creditors;

(E)         takes any comparable action under any foreign laws relating to insolvency; or

(F)         generally is not paying its debts as they become due; or

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(xiv)      a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)         is for relief against the Company, any Guarantor or any Significant Subsidiary in an involuntary case or proceeding;

(B)         appoints a Custodian of the Company, any Guarantor or any Significant Subsidiary, or for any substantial part of the property of the Company, any Guarantor or any Significant Subsidiary;

(C)         orders the winding up or liquidation of the Company, any Guarantor or any Significant Subsidiary; or

(D)         grants any similar relief under any foreign laws; in each such case, the order or decree remains unstayed and in effect for 60 days.

(b)          Cause Irrelevant. Each of the events enumerated in Section 6.01(a) hereof will constitute an Event of Default whatever the cause and regardless of whether voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

(c)          Amounts Due Upon Default or Acceleration. If the Note Obligations are accelerated for any reason pursuant to Section 6.02 following an Event of Default, the amount of principal of, accrued and unpaid interest and premium on the Notes that becomes due and payable shall be at least equal, to the extent permitted by law, to the payment of all amounts that would have been due upon redemption of the Notes if the Company redeemed all of the outstanding Notes as of the date of acceleration for cash at its option pursuant to Section 11.01(a).

If the Note Obligations are accelerated for any reason pursuant to Section 6.02 following an Event of Default, such amount that would have been due upon a redemption of the outstanding Notes pursuant to Section 11.01(a) will also be automatically due and payable on the date of acceleration regardless of whether the Note Obligations were voluntarily or involuntarily prepaid, repaid, paid, satisfied, distributed or discharged and shall constitute part of the Note Obligations.

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In view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Holder’s lost profits as a result thereof, any premium payable above shall be presumed to be the liquidated damages sustained by each Holder and the Company agrees that it is reasonable under the circumstances currently existing. The premium shall also be payable in the event the Notes (and/or this Indenture) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. EACH OF THE COMPANY AND GUARANTORS EXPRESSLY WAIVE (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. Each of the Company and the Guarantors expressly agrees (to the fullest extent it may lawfully do so) that: (A) the premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between Holders and the Company and the Guarantors giving specific consideration in this transaction for such agreement to pay the premium; and (D) each of the Company and the Guarantors shall be estopped hereafter from claiming differently than as agreed to in this paragraph. Each of the Company and the Guarantors expressly acknowledges that its agreement to pay the premium to Holders as herein described is a material inducement to Holders to purchase the Notes.

To the extent such amounts are not repaid immediately, any post-acceleration payments made by the Company or any Guarantor shall be additional compensation for such failure to repay such amounts and shall not be a credit against any claim relating to such amounts. The Company and the Guarantors will each expressly waive the provisions of any present or future statute or law which prohibits or may prohibit the collection of such amounts or damages in connection with any such acceleration of the obligations, rescission of such acceleration, earlier maturity of the Notes or the commencement of any insolvency proceeding or other proceeding pursuant to any Bankruptcy Laws or pursuant to a plan of reorganization.

Section 6.02.         Acceleration.

(a)          Automatic Acceleration in Certain Circumstances. If an Event of Default specified in Section 6.01(a)(xiii) or 6.01(a)(xiv) hereof occurs with respect to the Company, the amounts due under Section 6.01(c) on all of the then outstanding Notes will immediately become due and payable without any further action or notice by any party.

(b)          Optional Acceleration. If any other Event of Default occurs and is continuing, the Trustee, by delivering a written notice to the Company (with a copy to the Collateral Agent), or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by delivering a written notice to the Company, the Collateral Agent and the Trustee, may declare the amounts due under Section 6.01(c) on all then outstanding Notes immediately due and payable, and upon such declaration, such amounts will immediately become due and payable.

(c)          Rescission of Acceleration. Notwithstanding anything to the contrary in this Indenture, the Holders of a majority of the aggregate principal amount of the then outstanding Notes may, on behalf of the Holders of all of the then outstanding Notes, rescind any acceleration of the Notes and its consequences hereunder by delivering notice to the Trustee and the Collateral Agent if (i) such rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing Events of Default (other than the nonpayment of any amounts that have become due solely as a result of acceleration) have been cured or waived. No such rescission will affect any subsequent Default or impair any right consequent thereto.

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Section 6.03.         Other Remedies. If an Event of Default occurs and is continuing, the Trustee and the Collateral Agent may pursue any available remedy to collect the payment of principal, accrued and unpaid interest, if any, or payment of the Fundamental Change Repurchase Price or Redemption Price for, the Notes or to enforce the performance of any provision of the Notes or this Indenture regarding any other matter. The Trustee and the Collateral Agent may maintain a proceeding even if it does not possess any of the Notes or does not produce any of the Notes in the proceeding. A delay or omission by the Trustee, the Collateral Agent or any Holder in exercising any right or remedy accruing upon an Event of Default will not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.

Section 6.04.         [Reserved].

Section 6.05.         Waiver of Past Defaults. If an Event of Default described in Sections 6.01(a)(i), 6.01(a)(ii), 6.01(a)(iii), 6.01(a)(iv), 6.01(a)(v) or 6.01(a)(vii) (which, in the case of Section 6.01(a)(vii) only, relates to a covenant that cannot be amended without the consent of each affected Holder) or a Default that would lead to such an Event of Default occurs and is continuing, such Event of Default or Default may be waived only with the consent of each affected Holder. Every other Event of Default or Default may be waived by the Holders of a majority of the aggregate principal amount of then outstanding Notes. Whenever any Event of Default is so waived, it will cease to exist, and whenever any Default is so waived, it will be deemed cured and any Event of Default arising therefrom will be deemed not to occur. However, no such waiver will extend to any subsequent or other Default or Event of Default or impair any consequent right.

Section 6.06.         Control by Majority. At any time, the Holders of a majority of the aggregate principal amount of then outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Collateral Agent, or for exercising any trust or power conferred on the Trustee or the Collateral Agent. However, the Trustee or the Collateral Agent may each refuse to follow any direction that conflicts with law or this Indenture or, subject to Section 7.01 hereof, that the Trustee or the Collateral Agent determines to be unduly prejudicial to the rights of a Holder, the Collateral Agent or to the Trustee, or that would potentially involve the Trustee or the Collateral Agent in personal liability unless the Trustee and the Collateral Agent are each offered indemnity or security satisfactory to it against any loss, liability or expense to the Trustee and the Collateral Agent that may result from the Trustee’s or the Collateral Agent instituting such proceeding as the Trustee or the Collateral Agent, as applicable. Prior to taking any action hereunder, the Trustee and the Collateral Agent will be entitled to indemnification satisfactory to it against all losses, liabilities and expenses caused by taking or not taking such action.

Section 6.07.         Limitation on Suits. Except to enforce (i) its rights to receive the principal of, the Fundamental Change Repurchase Price or the Redemption Price for, interest, if any, on, a Note, or (ii) its rights to receive the consideration due upon conversion of any Note (including any Make-Whole Premium), no Holder may pursue a remedy with respect to this Indenture or the Notes unless:

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(a)          such Holder has previously delivered to the Trustee written notice that an Event of Default has occurred and is continuing;

(b)          the Holders of at least 25% of the aggregate principal amount of then-outstanding Notes deliver to the Trustee a written request that the Trustee pursue a remedy with respect to such Event of Default;

(c)          such Holder or Holders have offered and, if requested, provided, to the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or other expense of compliance with such written request;

(d)          the Trustee has not complied with such written request within 60 days after receipt of such written request and offer of security or indemnity; and

(e)          during such 60-day period, the Holders of a majority of the aggregate principal amount of then outstanding Notes did not deliver to the Trustee a direction inconsistent with such written request. A Holder may not use this Indenture to prejudice the rights of any other Holder or to obtain a preference or priority over any other Holder, it being understood that the Trustee does not have any affirmative duty to ascertain whether any usage of this Indenture by a Holder is unduly prejudicial to such other Holders.

Section 6.08.         Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture and any provision of any Note, each Holder shall have the right to receive payment or delivery, as the case may be, of (x) the principal (including the Redemption Price and the Fundamental Change Repurchase Price, if applicable) of, (y) accrued and unpaid interest, if any, on, and (z) the consideration (including any Make-Whole Premium) due upon conversion of, such Note, on or after the respective due dates expressed or provided for in such Note or in this Indenture, or to institute suit for the enforcement of any such payment or delivery, as the case may be.

Section 6.09.         Collection Suit by Trustee. If an Event of Default specified in Section 6.01(a)(i), 6.01(a)(ii), 6.01(a)(iii), 6.01(a)(iv) or 6.01(a)(v) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, the Fundamental Change Repurchase Price or the Redemption Price for, interest, if any, on, and the consideration (including any Make-Whole Premium), if any, due upon conversion of, the Notes, and, to the extent lawful, any Default Interest on any Defaulted Amounts, and such further amount as is sufficient to cover the costs and expenses of collection provided for under Section 7.06 hereof.

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Section 6.10.         Trustee and the Collateral Agent May File Proofs of Claim. The Trustee and the Collateral Agent are each authorized to file such proofs of claim and other papers or documents as may be necessary or advisable to have the claims of the Trustee, the Collateral Agent and the Holders allowed in any judicial proceedings relative to the Company, its creditors or its property and, unless prohibited by law or applicable regulations, will be entitled to collect, receive and distribute any money or other property payable or deliverable on any such claims, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee or the Collateral Agent, as applicable, and in the event that the Trustee or the Collateral Agent, as applicable, consents to the making of such payments directly to the Holders, to pay to the Trustee or the Collateral Agent, as applicable, any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, the Collateral Agent, their respective agents and counsel, and any other amounts due the Trustee and the Collateral Agent under Section 7.06 hereof, Section 16 of the U.S. Security Agreement and any other Note Documents. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee or the Collateral Agent under Section 7.06 hereof, Section 16 of the U.S. Security Agreement or under any other section of any Note Documents out of the estate in any such proceeding, will be denied for any reason, payment of the same will be secured by a lien on, and will be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained will be deemed to authorize the Trustee or the Collateral Agent to authorize or consent to, or to accept or to adopt on behalf of any Holder, any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee or the Collateral Agent to vote in respect of the claim of any Holder in any such proceeding.

Section 6.11.         Priorities. If the Trustee or the Collateral Agent, as the case may be, collects any money or property pursuant to this Article 6 (including proceeds from the exercise of any remedies on the Collateral), it will pay out the money or property in the following order:

FIRST: ratably to the Trustee and the Collateral Agent and their respective agents and attorneys for amounts due under the Note Documents, including payment of all compensation, expenses, indemnities and liabilities incurred, and all advances made, by the Trustee or the Collateral Agent and the costs and expenses of collection;

SECOND: to the Holders, for any amounts due and unpaid on the principal of, the Fundamental Change Repurchase Price or the Redemption Price for, accrued and unpaid interest on, and any consideration (including any Make-Whole Premium) due upon the conversion of, any Note, without preference or priority of any kind, according to such amounts due and payable on all of the Notes; and

THIRD: the balance, if any, to the Company or to such other party as a court of competent jurisdiction directs.

The Trustee may fix a record date and payment date for any payment to the Holders pursuant to this Section 6.11. If the Trustee so fixes a record date and a payment date, at least 15 days prior to such record date, the Company will deliver to each Holder and the Trustee a written notice, which notice will state such record date, such payment date and the amount of such payment.

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Section 6.12.         Undertaking for Costs.  In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.12 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.08 hereof or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

Article 7
TRUSTEE

Section 7.01.         Duties of Trustee.

(a)          If an Event of Default has occurred and is continuing, the Trustee will exercise the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs.

(b)          Except during the continuance of an Event of Default:

(i)          the Trustee undertakes to perform such duties, and only such duties, as are specifically set forth in this Indenture, and no implied covenants or obligations will be read into this Indenture against the Trustee; and

(ii)         in the absence of bad faith on its part, the Trustee may conclusively rely upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture.

(c)          The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, as conclusively determined by the final judgment of a court of competent jurisdiction, no longer subject to appeal or review, except that:

(i)          this paragraph does not limit the effect of Section 7.01(b) hereof;

(ii)         the Trustee will not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was negligent as conclusively determined by the final judgment of a court of competent jurisdiction, no longer subject to appeal or review, in ascertaining the pertinent facts; and

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(iii)        the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to the Note Documents.

(d)          Whether herein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to Section 7.01 hereof.

(e)          The Trustee will not be liable for interest on or the investment of any money received or held by it or risk or expend any of its own funds.

(f)          Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g)          No provision of this Indenture or any other Note Documents will require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.

(h)          Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee will be subject to the provisions of this Article 7, and the provisions of this Article 7 will apply to the Trustee, Collateral Agent (subject to Article 14), Registrar, Paying Agent and Conversion Agent.

(i)          The Trustee will not be deemed to have notice of a Default or an Event of Default unless a Trust Officer of the Trustee has received written notice at its Corporate Trust Office thereof from the Company or any Holder

(j)          The Trustee shall not be liable in respect of any payment (as to the correctness or calculation of amount, entitlement to receive or any other matters relating to payment) or notice effected by the Company or any Paying Agent or any records maintained by any co-Registrar with respect to the Notes.

(k)          If any party fails to deliver a notice relating to an event the fact of which, pursuant to this Indenture or any other Note Documents, requires notice to be sent to the Trustee, the Trustee may conclusively rely on its failure to receive such notice as reason to act as if no such event occurred.

Section 7.02.         Rights of Trustee.

(a)          The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document. The Trustee may, however, in its discretion make such further inquiry or investigation into such facts or matters as it may see fit and, if the Trustee determines to make such further inquiry or investigation, it will be entitled to examine the books, records and premises of the Company, personally or by agent or attorney and at the expense of the Company, and will incur no liability of any kind by reason of such inquiry or investigation.

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(b)          Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on the Officers’ Certificate or Opinion of Counsel.

(c)          The Trustee may act through agents, attorneys or custodians and will not be responsible for the misconduct or negligence of any agent, attorney or custodian appointed with due care.

(d)          So long as the Trustee’s conduct does not constitute willful misconduct or negligence, the Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e)          The Trustee may consult with counsel of its own selection, and the advice or Opinion of Counsel with respect to legal matters relating to this Indenture, any other Note Documents and the Notes will be full and complete authorization and protection from liability in respect to any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(f)          The permissive rights of the Trustee to do things enumerated in this Indenture or any other Note Documents will not be construed as a duty.

(g)          The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders pursuant to this Indenture, unless such Holders have offered to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

(h)          The rights, privileges, protections, immunities and benefits given to the Trustee, including its right to be indemnified, are extended to, and will be enforceable by, the Trustee (i) in each of its capacities under the Note Documents, and each agent, custodian and other Person employed to act hereunder, including the Collateral Agent, Registrar, Paying Agent and Conversion Agent and (ii) in each document related hereto to which it is a party.

(i)          The Trustee may request that each of the Company and the Guarantors deliver an Officers’ Certificate setting forth the names of individuals and/or titles of Officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any Person authorized to sign an Officers’ Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(j)          In no event will the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

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(k)          Any request, direction, order or demand of the Company or any Guarantor mentioned herein shall be sufficiently evidenced by an Officers’ Certificate (unless other evidence in respect thereof be herein specifically prescribed); and any resolution of the Board of Directors may be evidenced to the Trustee by a Board Resolution.

(l)          The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney (at the reasonable expense of the Company and shall incur no liability of any kind by reason of such inquiry or investigation).

(m)          The Trustee shall not be liable for any action taken, suffered, or omitted to be taken by it in good faith and reasonably believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Indenture or any other Note Documents.

(n)          Under no circumstances shall the Trustee, the Paying Agent, the Registrar or the Conversion Agent have any liability or responsibility with respect to, or obligation or duty to monitor, determine or inquire as to the Company’s or any Guarantor’s compliance with any covenant under this Indenture (other than the covenant to make payment on the Notes).

Section 7.03.         Individual Rights of Trustee.  The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee. However, if the Trustee acquires any conflicting interest it must eliminate the conflict within 90 days or resign. Any Paying Agent, Registrar, Conversion Agent or co-registrar may do the same with like rights. However, the Trustee must comply with Section 7.09 hereof.

Section 7.04.         Trustee’s Disclaimer. The Trustee will not be responsible for and makes no representation as to the validity, priority or adequacy of this Indenture, any other Note Document, the Notes, any Note Guarantee or of any offering materials, it will not be accountable for the Company’s use of the proceeds from the Notes, and it will not be responsible for any statement of the Company in this Indenture any other Note Document, or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication.

Section 7.05.         Notice of Defaults. If a Default occurs and is continuing and of which a Trust Officer is deemed to have knowledge in accordance with Section 7.01(c), the Trustee will send to each Holder notice of the Default within 30 days after written notice of such Default is received by the Trustee; provided, however, that except in the case of a Default that is, or would lead to, an Event of Default described in Section 6.01(a)(i), 6.01(a)(ii), 6.01(a)(iii), 6.01(a)(iv) or 6.01(a)(v) hereof, the Trustee may withhold the notice if and so long as a committee of its Trust Officers in good faith determines that withholding the notice is in the interests of Holders.

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Section 7.06.         Compensation and Indemnity.

(a)          The Company will pay to the Trustee, from time to time, such compensation as will be agreed upon, from time to time, in writing for its services. The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust. The Company will reimburse the Trustee upon request for all reasonable out-of-pocket fees and expenses incurred or made by it, including costs of collection, in addition to the compensation for its services. Such expenses will include the reasonable compensation, fees and expenses, disbursements and advances of the Trustee’s agents, counsel, accountants and experts. Each of the Company and the Guarantors, jointly and severally will fully indemnify the Trustee against any and all loss, liability, claim, damage or expense (including reasonable attorneys’ fees and expenses) incurred by it in connection with the acceptance and administration of this trust, the performance of its duties and/or the exercise of its rights hereunder, including the costs and expenses of defending itself against any claim (whether asserted by the Company, any Holder or any other Person). The Trustee will notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company of any claim for which it may seek indemnity of which a Trust Officer has actually received written notice will not relieve the Company of its obligations hereunder except to the extent such failure is adjudicated by a court of competent jurisdiction to have materially prejudiced the Company. The Company will defend the claim and the Trustee will cooperate in the defense. If the Trustee is advised by counsel that it may have available to it defenses that are in conflict with the defenses available to the Company, then the Trustee may have separate counsel, and each of the Company and the Guarantors, jointly and severally, will pay the reasonable fees and expenses of such counsel. Each of the Company and the Guarantors, jointly and severally, will pay the reasonable fees and expenses of counsel to the Trustee incurred in evaluating whether such defense and/or conflict exists. The Company need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own willful misconduct or negligence. The Company need not pay for any settlement made by the Trustee without the Company’s consent, such consent not to be unreasonably withheld. All indemnifications and releases from liability granted hereunder to the Trustee will extend to its officers, directors, employees, agents, attorneys, custodians, successors and assigns.

(b)          To secure the Company’s and each Guarantor’s payment obligations, as applicable, under this Section 7.06 and Section 16 of the U.S. Security Agreement and under Section 19 of each of the Israeli Security Agreements, the Trustee and the Collateral Agent will have a senior claim to which the Notes are hereby made subordinate on all money or property held or collected by the Trustee or the Collateral Agent, other than money or property held in trust to pay the principal, accrued and unpaid interest, if any, or payment of the Fundamental Change Repurchase Price or Redemption Price on particular Notes.

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(c)          The Company’s and each Guarantor’s payment obligations pursuant to this Section 7.06 will survive the resignation or removal of the Trustee, the payment of the Notes and the discharge of this Indenture. If the Trustee incurs expenses after the occurrence of a Default specified in Sections 6.01(a)(xiii) or 6.01(a)(xiv) hereof with respect to the Company, the expenses are intended to constitute expenses of administration under the Bankruptcy Law.

Section 7.07.         Replacement of Trustee.

(a)          The Trustee may resign at any time by notifying the Company, in writing, at least 30 days prior to the proposed resignation. The Holders of a majority in aggregate principal amount of then outstanding Notes may remove the Trustee by notifying the Trustee, in writing, at least 30 days prior to the proposed removal. The Company may remove the Trustee upon 30 days’ prior written notice, if:

(i)          the Trustee fails to comply with Section 7.09 hereof;

(ii)         the Trustee is adjudged bankrupt or insolvent;

(iii)        a receiver or other public officer takes charge of the Trustee or its property; or

(iv)        the Trustee otherwise becomes incapable of acting.

(b)          If the Trustee resigns, is removed by the Company or by the Holders of a majority in aggregate principal amount of the Notes then outstanding, or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Company will promptly appoint a successor Trustee.

(c)          A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will send a notice of its succession to Holders. The retiring Trustee will, upon payment of all of its costs and the costs of its agents and counsel, promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.06 hereof.

(d)          If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company or the Holders of at least 10% of the aggregate principal amount of the Notes then outstanding may petition, at the expense of the Company, any court of competent jurisdiction for the appointment of a successor Trustee.

(e)          If the Trustee, after written request by any Holder, fails to comply with Section 7.09 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

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(f)          Notwithstanding the replacement of the Trustee pursuant to this Section 7.07, the Company’s obligations under Section 7.06 hereof will continue for the benefit of the retiring Trustee.

Section 7.08.         Successor Trustee by Merger.

(a)          If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation or banking association without any further act will be the successor Trustee.

(b)          In case at the time such successor or successors by merger, conversion or consolidation to the Trustee succeeds to the trusts created by this Indenture, any of the Notes have been authenticated, but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor Trustee, and deliver such Notes so authenticated; and, in case at that time any of the Notes have not been authenticated, any such successor to the Trustee may authenticate such Notes, either in the name of any predecessor Trustee hereunder or in the name of the successor to the Trustee.

Section 7.09.         Eligibility; Disqualification. The Trustee will have (or, in the case of a corporation included in a bank holding company system, the related bank holding company will have) a combined capital and surplus of at least $100,000,000, as set forth in its (or its related bank holding company’s) most recent published annual report of condition.

Section 7.10.         Trustee’s Application for Instructions from the Company. Any application by the Trustee for written instructions from the Company may, at the option of the Trustee, set forth in writing any action proposed to be taken or omitted by the Trustee under this Indenture or any other Note Document and the date on and/or after which such action will be taken or such omission will be effective. The Trustee will not be liable to the Company for any action taken by, or omission of, the Trustee in accordance with a proposal included in such application on or after the date specified in such application (which date will not be less than three Business Days after the date any Officer actually receives such application, unless any such Officer has consented in writing to any earlier date), unless prior to taking any such action (or the effective date in the case of any omission), the Trustee has received written instructions in response to such application specifying the action to be taken or omitted.

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Article 8
SATISFACTION AND DISCHARGE

Section 8.01.         Discharge of Liability on Notes. When (a)(i) the Company delivers to the Trustee all outstanding Notes (other than Notes replaced pursuant to Section 2.11 hereof) for cancellation or (ii) all outstanding Notes have become due and payable, by reason of the issuance of a Redemption Notice or otherwise, and the Company irrevocably deposits with the Trustee or delivers to the Holders, as applicable, cash (and/or shares of Common Stock (or, if applicable, Reference Property) and cash (in lieu of fractional shares of Common Stock or, if applicable, units of Reference Property) solely to satisfy amounts due and owing as a result of conversions of the Notes), sufficient to pay all amounts due and owing on all outstanding Notes (other than Notes replaced pursuant to Section 2.11 hereof), (b) the Company pays all other sums payable by it under the Note Documents and (c) the Company delivers to the Trustee and the Collateral Agent an Officers’ Certificate and an Opinion of Counsel, each stating that all of the applicable conditions precedent to the discharge of this Indenture described in this section have been satisfied, then, subject to Section 7.06 hereof, this Indenture will cease to be of further effect with respect to the Notes and the Holders and the Trustee will acknowledge the satisfaction and discharge of this Indenture with respect to the Notes.

Notwithstanding the satisfaction and discharge of this Indenture, (i) any obligation of the Company to any Holder under Article 10 hereof with respect to the conversion of any Note, to the Trustee under Article 7 hereof with respect to compensation or indemnity or to the Collateral Agent under Section 16 of the U.S. Security Agreement and under Section 19 of each of the Israeli Security Agreements with respect to compensation or indemnity, and (ii) any obligation of the Trustee with respect to money deposited with the Trustee under this Article 8 and Section 15.02 hereof will survive.

Section 8.02.         Repayment to the Company. Subject to any applicable unclaimed property law, the Trustee and the Paying Agent, upon receiving a written request from the Company, will promptly turn over to the Company any cash held for payment on the Notes that remains unclaimed two years (unless a shorter period is provided for in this Indenture) after the date on which such payment was due. After the Trustee and the Paying Agent return such cash to the Company, the Trustee and the Paying Agent will have no further liability to any Holder with respect to such cash and any Holder entitled to the payment of such cash, or any securities, including shares of Common Stock, or other property under the Notes or this Indenture must look to the Company for payment as a general creditor of the Company.

Article 9
AMENDMENTS, SUPPLEMENTS AND WAIVERS

Section 9.01.         Without Consent of Holders. The Company, the Guarantors, the Trustee and the Collateral Agent (if applicable) may amend or supplement this Indenture, the Notes or the Note Guarantees and the relevant parties to the Security Documents may amend such Security Documents without the consent of any Holder:

(a)          to add guarantees or additional obligors with respect to the Company’s obligations under this Indenture or the Notes;

(b)          to allow any Guarantor to execute a supplemental indenture and provide a Note Guarantee with respect to the Notes or to release a Guarantor as provided in this Indenture;

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(c)          to provide for the assumption of the Company’s or a Guarantor’s obligations under this Indenture and under the Notes or Note Guarantees, as applicable, by a Reorganization Successor Corporation as described in Article 5 or Article 12 hereof;

(d)          in connection with any Merger Event, to provide that the Notes are convertible into Reference Property, subject to the provisions of Section 10.02, and to make such related changes to the terms of the Notes to the extent expressly required by Section 10.08;

(e)          to surrender any right or power conferred upon the Company or a Guarantor under this Indenture;

(f)          to add to the Company’s or a Guarantor’s covenants for the benefit of the Holders;

(g)          to cure any ambiguity or correct any inconsistency or defect in this Indenture or in the Notes that does not adversely affect Holders;

(h)          to comply with any requirement of the SEC in connection with any qualification of this Indenture or a supplement hereto under the TIA;

(i)          to evidence the acceptance of appointment by a successor Trustee with respect to this Indenture;

(j)          to comply with the rules of any applicable depositary;

(k)          to make, complete, confirm or add any grant of Collateral permitted or required by this Indenture, or any of the Security Documents or any release of Collateral that is permitted under this Indenture and the Security Documents;

(l)          to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture;

(m)          to irrevocably elect a Conversion Settlement Method or Make-Whole Settlement Method; or

(n)          to make any other change; provided that such change individually, or in the aggregate with all other such changes, does not have, and will not have, an adverse effect on the interest of the Holders. In addition, the Collateral Agent or the Israeli Security Trustee, as applicable, will be authorized to amend the Security Documents to which each is a party to add additional Secured Parties holding senior lien obligations permitted by this Indenture with the same Lien priorities and rights as provided in the Security Documents or to enter into intercreditor arrangements with the holders of any such Indebtedness so long as the terms of such intercreditor arrangements are not less favorable to the Holders than the intercreditor provisions contained in the Security Documents.

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If any amendment to, or waiver of, the provisions of this Indenture, the Notes, the Note Guarantees, any Security Document to which it is a party or any other Note Document affects the rights or obligations of the Collateral Agent or the Israeli Trustee, as applicable, then in such case the consent of the Collateral Agent or the Israeli Trustee, as applicable, shall also be required.

Section 9.02.         With Consent of Holders. With the written consent of the Holders of at least a majority of the aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a repurchase of, or tender offer or exchange offer for, Notes), by Act of such Holders delivered to the Company, the Collateral Agent and the Trustee, the Collateral Agent (if applicable) and the Company and the Guarantors (each when authorized by a Board Resolution), and the Trustee and, if applicable, the Collateral Agent may amend or supplement (or waive compliance with any provision of) this Indenture, the Notes or the Note Guarantees and the relevant parties to the Security Documents may amend (or waive compliance with any provision of) such Security Documents; provided, however, that without the consent of each affected Holder, no amendment or supplement to, or waiver of, any provision of this Indenture, the Notes, the Note Guarantees or any Security Documents, may:

(a)          reduce the principal amount of, or change the Maturity Date of, any Note;

(b)          reduce the rate of, or extend the stated time for payment of, interest on any Note;

(c)          reduce the Fundamental Change Repurchase Price or the Redemption Price of any Note or change the time at which, or the circumstances under which, the Notes may, or will be, redeemed or repurchased;

(d)          impair the right of any Holder to institute suit for any payment on any Note, including with respect to any consideration due upon conversion (including any Make-Whole Premium) of a Note;

(e)          make any Note payable in a currency other than that stated in the Note;

(f)          make any change that impairs or adversely affects the conversion rights of any Holder under Article 10 hereof or otherwise reduces the number of shares of Common Stock, amount of cash or any other property receivable by a Holder upon conversion;

(g)          change the ranking of the Notes;

(h)          reduce any voting requirements included in this Indenture;

(i)          make any change to any amendment, modification or waiver provision of this Indenture that requires the consent of each affected Holder;

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(j)          reduce the percentage of the aggregate principal amount of then outstanding Notes whose Holders must consent to an amendment of this Indenture or a waiver of a past default; or

(k)          release any Guarantor from any of its obligations under its Note Guarantee or this Indenture, except in accordance with the terms of this Indenture.

In addition, (x) any amendment to, or waiver of, the provisions of this Indenture, the Notes, the Note Guarantees or any Security Document that has the effect of releasing all or substantially all of the Collateral from the Note Liens or (y) any changes in the provisions of this Indenture or any material change in the provisions in the Security Documents, in each case dealing with the application of proceeds of Collateral upon exercise of remedies with respect to such Collateral that adversely affects the Holders, shall require the consent of the Holders of at least 66 and 2/3% in aggregate principal amount of the Notes then outstanding under this Indenture (including any consents obtained in connection with a tender offer or exchange for the Notes). If any amendment, to, or waiver of, the provisions of this Indenture, the Notes, the Note Guarantees, any Security Document or any other Note Document to which it is a party affects the rights or obligations of the Collateral Agent or the Israeli Security Trustee, as applicable, then in such case the consent of the Collateral Agent or the Israeli Security Trustee, as applicable, shall also be required.

It will not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, but it will be sufficient if such consent approves the substance of such proposed amendment.

Section 9.03.         Execution of Supplemental Indentures. Upon the request of the Company, the Trustee will sign any supplemental indenture authorized pursuant to this Article 9 if the amendment contained therein does not affect the rights, duties, liabilities or immunities of the Trustee under this Indenture. If the supplemental indenture adversely affects the Trustee’s rights, duties, liabilities or immunities under this Indenture, then the Trustee may, but need not, sign such supplemental indenture. In executing any such supplemental indenture, the Trustee and, to the extent applicable, the Collateral Agent will each be provided with, and, subject to the provisions of Section 7.01 hereof, will be fully protected in conclusively relying upon, an Officers’ Certificate and an Opinion of Counsel stating that such supplemental indenture is authorized and permitted under this Indenture and the other Note Documents.

Section 9.04.         Notices of Supplemental Indentures or Security Documents. After an amendment or supplement to this Indenture or the Notes or the Security Documents pursuant to Sections 9.01 or 9.02 hereof becomes effective, the Company will promptly deliver notice to the Trustee and the Collateral Agent, which notice will briefly describe the substance of such amendment or supplement to this Indenture or Security Document in reasonable detail and state the effective date of such amendment or supplement. The Company, or the Trustee, at the direction of the Company, will then promptly deliver a copy of such notice to each Holder. The failure to deliver such notice to each Holder, or any defect in such notice, will not impair or affect the validity of such amendment or supplement to this Indenture or Security Document.

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Section 9.05.         Effect of Supplemental Indentures. Upon the execution of any supplemental indenture under this Article 9:

(a)          this Indenture, the Notes, the Note Guarantees and the Security Documents, as applicable, will be modified in accordance therewith;

(b)          such supplemental indenture will form a part of this Indenture for all purposes; and

(c)          every Holder of Notes theretofore, or thereafter, authenticated and delivered hereunder will be bound thereby.

Section 9.06.         Revocation and Effect of Consents, Waivers and Actions.

(a)          Revocation. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder, and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder, or subsequent Holder, may revoke the consent as to its Note or portion of a Note if the Trustee receives the notice of revocation before the date the amendment, supplement or waiver becomes effective.

(b)          Special Record Dates. The Company may, but is not obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required, or permitted, to be taken pursuant to this Indenture. If a record date is fixed, then those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, will be entitled to give such consent, to revoke any consent previously given or to take any such action, regardless of whether such Persons continue to be Holders after such record date. No such consent will be valid or effective for more than 120 days after such record date.

(c)          Binding Effect. After an amendment, supplement or waiver becomes effective, it will bind every applicable Holder. Any amendment or supplement will become effective in accordance with the terms of the supplemental indenture relating thereto, which will become effective upon the execution thereof by the Trustee.

Section 9.07.         Notation on, or Exchange of, Notes. If any amendment, supplement or waiver changes the terms of a Note, the Trustee may require the Holder of such Note to deliver such Note to the Trustee. The Trustee may place an appropriate notation on such Note about the changed terms and return it to the Holder. Alternatively, if the Company or the Trustee so determines, the Company, in exchange for the Note, will issue and the Trustee will authenticate a new Note that reflects the changed terms.

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Article 10
CONVERSIONS

Section 10.01.         Conversion Privilege. Subject to and upon compliance with the provisions of this Article 10, each Holder of a Note shall have the right, at such Holder’s option, to convert all or any portion (if the portion to be converted is $1,000 principal amount or an integral multiple thereof) of such Note at any time prior to the Close of Business on the Business Day immediately preceding the Maturity Date (or, for any Notes called for redemption by the Company upon exercise of its Optional Redemption right, the Close of Business on the second Business Day immediately preceding the applicable Redemption Date) based on an initial conversion rate of 1,176.4706 shares of Common Stock (subject to adjustment as provided in this Article 10, the “Conversion Rate”) per $1,000 principal amount of Notes (subject to, and in accordance with, the settlement provisions of Section 10.02, the “Conversion Obligation”).

Section 10.02.         Conversion Procedure; Settlement Upon Conversion.

(a)          Subject to this Section 10.02, Section 10.04(b) and Section 10.08(a), upon conversion of any Note, the Company shall settle its Conversion Obligation by Cash Settlement, Physical Settlement or Combination Settlement, at the Company’s option, in accordance with this Section 10.02.

(i)          The Company will initially be deemed to have elected Capped Combination Settlement as the Conversion Settlement Method. On and after the Capped Combination Settlement Release Date, if at all, the Company may from time to time elect a different Conversion Settlement Method by written notice of such election (the “Settlement Notice”) to Holders, the Trustee and the Conversion Agent. If the Company elects Combination Settlement as the Conversion Settlement Method, the Company shall also specify in such Settlement Notice the dollar amount per $1,000 principal amount of Notes up to which the Company will settle its Conversion Obligation in cash, excluding cash in lieu of fractional shares (the “Cash Amount”). Each such election (or deemed election) shall be effective until the Company provides a Settlement Notice to Holders, the Trustee and the Conversion Agent electing a different Conversion Settlement Method or Cash Amount, as applicable; provided, that no such Settlement Notice shall apply to any conversion of Notes unless the Company has delivered such Settlement Notice to Holders, the Trustee and the Conversion Agent on or prior to the Close of Business on the Business Day immediately following the relevant Conversion Date; provided, further, that the Company shall provide notice of the Conversion Settlement Method and, if applicable, Cash Amount (which, for the avoidance of doubt, must be Capped Combination Settlement at all times before the Capped Combination Settlement Release Date), and no Settlement Notice shall apply unless given, (x) for conversions with a Conversion Date on or after the date of issuance of a Redemption Notice and on or prior to the second Business Day preceding the relevant Redemption Date, in the relevant Redemption Notice, (y) for all conversions in connection with a given Make-Whole Adjustment Event, no later than the Effective Date of the Make-Whole Adjustment Event and (z) for conversions with a Conversion Date occurring on or after the 22nd Scheduled Trading Day immediately preceding the Maturity Date, on or prior to the Close of Business on the second Business Day immediately preceding such 22nd Scheduled Trading Day.

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(ii)         The Company shall use the same Conversion Settlement Method and, if applicable, Cash Amount for all conversions (A) having the same Conversion Date, (B) having a Conversion Date on or after the date of issuance of a Redemption Notice and on or prior to the second Business Day preceding the relevant Redemption Date, (C) in connection with a given Make-Whole Adjustment Event or (D) having a Conversion Date that is on or after the 22nd Scheduled Trading Day immediately preceding the Maturity Date. If the Company elects Combination Settlement in accordance with these provisions but omits to elect a Cash Amount, then the Cash Amount will be deemed to be (x) the Capped Combination Settlement Cash Amount for all conversions with a Conversion Date that is before the Capped Combination Settlement Release Date; and (y) $1,000 in all other cases. The Company will notify the Holders of the Notes, the Trustee and the Conversion Agent of the date the Company has obtained the NYSE MKT Stockholder Approval, if at all, and the occurrence of the Capped Combination Settlement Release Date no later than the date the NYSE MKT Stockholder Approval is obtained and the Capped Combination Settlement Release Date, respectively.

(iii)        Except as set forth in Section 10.02(a)(i), Section 10.04(b) and Section 10.08(a), the Company shall settle its Conversion Obligation in accordance with one of the following “Conversion Settlement Methods,” at the Company’s election:

(A)         If “Cash Settlement” applies with respect to any conversion, then, for each $1,000 principal amount of Notes converted, the Company shall pay to the converting Holder, on or before the third Business Day following the last VWAP Trading Day of the applicable Observation Period, an amount of cash equal to the sum of the Daily Conversion Values for each VWAP Trading Day during such Observation Period.

(B)         If “Physical Settlement” applies with respect to any conversion, then, for each $1,000 principal amount of Notes converted, the Company shall deliver to the converting Holder, on or before the third Business Day following the Conversion Date, (1) a number of shares of Common Stock equal to the Conversion Rate on the Conversion Date and (2) cash in lieu of fractional shares, if any.

(C)         If “Combination Settlement” applies with respect to any conversion, then, for each $1,000 principal amount of Notes converted, the Company shall pay and deliver to the converting Holder, on or before the third Business Day following the last VWAP Trading Day of the applicable Observation Period, (1) the sum of the Daily Settlement Amounts for each VWAP Trading Day of such Observation Period and (2) cash in lieu of fractional shares, if any.

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(iv)        Promptly following the last day of each Observation Period (if applicable), the Company shall notify the Trustee and the Conversion Agent of the Daily Settlement Amounts (if applicable) or the Daily Conversion Values (if applicable), and the amount of cash payable in lieu of delivering fractional shares of Common Stock (if applicable). The Trustee and the Conversion Agent shall have no responsibility for any such determination.

(b)          Subject to Section 10.02(e), before any Holder of a Note shall be entitled to convert a Note as set forth above, such Holder shall (A) in the case of a Global Note, comply with the Applicable Procedures in effect at that time and (B) in the case of a Definitive Note (1) complete, manually sign and deliver an irrevocable notice to the Conversion Agent as set forth in the Form of Notice of Conversion (or a facsimile thereof) (a “Notice of Conversion”) at the office of the Conversion Agent and state in writing therein the principal amount of Notes to be converted and the name or names (with addresses) in which such Holder wishes the certificate or certificates for any shares of Common Stock to be delivered upon settlement of the Conversion Obligation or the Make-Whole Obligation to be registered, (2) surrender such Notes, duly endorsed to the Company or in blank (and accompanied by appropriate endorsement and transfer documents), at the office of the Conversion Agent and (3) if required, furnish appropriate endorsements and transfer documents. The Trustee and the Conversion Agent shall notify the Company of any conversion pursuant to this Article 10 on the Conversion Date for such conversion. No Notice of Conversion with respect to any Notes may be surrendered by a Holder thereof if such Holder has also delivered a Fundamental Change Repurchase Notice to the Company in respect of such Notes and has not validly withdrawn such Fundamental Change Repurchase Notice in accordance with Section 3.02.

If more than one Note shall be surrendered for conversion at one time by the same Holder, the Conversion Obligation and the Make-Whole Obligation with respect to such Notes shall be computed on the basis of the aggregate principal amount of the Notes (or specified portions thereof to the extent permitted thereby) so surrendered.

(c)          Subject to Section 10.02(i), a Note shall be deemed to have been converted immediately prior to the Close of Business on the date (the “Conversion Date”) that the Holder has complied with the requirements set forth in subsection (b) above. If any shares of Common Stock are due to converting Holders upon settlement of the Conversion Obligation or the Make-Whole Obligation, the Company shall issue or cause to be issued, and deliver (if applicable) to such Holder, or such Holder’s nominee or nominees, the full number of shares of Common Stock to which such Holder shall be entitled, in certificate form or in book-entry format.

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(d)          In case any Definitive Note shall be surrendered for partial conversion, the Company shall execute and the Trustee shall authenticate and deliver to or upon the written order of the Holder of the Note so surrendered a new Note or Notes in authorized denominations in an aggregate principal amount equal to the unconverted portion of the surrendered Note, without payment of any service charge by the converting Holder but, if required by the Company or Trustee, with payment of a sum sufficient to cover any documentary, stamp or similar issue or transfer tax or similar governmental charge required by law or that may be imposed in connection therewith as a result of the name of the Holder of the new Notes issued upon such conversion being different from the name of the Holder of the old Notes surrendered for such conversion.

(e)          If a Holder submits a Note for conversion, the Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of Common Stock upon settlement of the Conversion Obligation or the Make-Whole Obligation, unless the tax is due because the Holder requests such shares to be issued in a name other than the Holder’s name, in which case the Holder shall pay that tax. The Transfer Agent may refuse to deliver the certificates representing the shares of Common Stock being issued in a name other than the Holder’s name until the Trustee receives a sum sufficient to pay any tax that is due by such Holder in accordance with the immediately preceding sentence.

(f)          Except as provided in Section 10.05, no adjustment shall be made for dividends on any shares of Common Stock issued upon the conversion of any Note as provided in this Article 10.

(g)          Upon the conversion of an interest in a Global Note, the Trustee, or the custodian holding such Global Note for the Depositary at the direction of the Trustee, shall make a notation on such Global Note as to the reduction in the principal amount represented thereby. The Company shall notify the Trustee in writing of any conversion of Notes effected through any Conversion Agent other than the Trustee.

(h)          On the Conversion Settlement Date with respect to any conversion of Notes, the Company shall pay in cash to the Holders of such converted Notes all accrued and unpaid interest on such Notes to, but not including, such Conversion Settlement Date; provided that, if the Conversion Date for any Note occurs after the Regular Record Date with respect to an Interest Payment Date and prior to such Interest Payment Date, the Company shall, in lieu of making such payment, pay, on or before such Interest Payment Date, the interest payable on such Note on such Interest Payment Date to the Holder of such Note as of the Close of Business on such Regular Record Date.

(i)          The Person in whose name any shares of Common Stock shall be issuable upon settlement of the Conversion Obligation shall be treated as a stockholder of record as of the Close of Business on the relevant Conversion Date (if the Company elects to satisfy the Conversion Obligation by Physical Settlement) or the last VWAP Trading Day of the relevant Observation Period (if the Company elects to satisfy the Conversion Obligation by Combination Settlement). Upon a conversion of Notes, such Person shall no longer be a Holder of such Notes surrendered for conversion.

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(j)          The Company shall not issue any fractional share of Common Stock upon settlement of the Conversion Obligation and shall instead pay cash in lieu of delivering any fractional share of Common Stock based on the Daily VWAP for the relevant Conversion Date (in the case of Physical Settlement) or based on the Daily VWAP for the last VWAP Trading Day of the relevant Observation Period (in the case of Combination Settlement). For each Note surrendered for conversion, if the Company has elected Combination Settlement, the full number of shares that shall be issued upon settlement of the Conversion Obligation shall be computed on the basis of the aggregate Daily Settlement Amounts for the relevant Observation Period and any fractional shares remaining after such computation shall be paid in cash.

Section 10.03.         Make-Whole Premium upon Conversion.

(a)          In connection with the conversion of any Notes (except any conversion in connection with a Make-Whole Adjustment Event), in addition to settling the Conversion Obligation as set forth above under Section 10.02, the Company shall pay or deliver to the converting Holder, in respect of each $1,000 principal amount of Notes being converted, a Make-Whole Premium (subject to, and in accordance with, this Section 10.03, the “Make-Whole Obligation”).

(i)          The Company shall initially be deemed to have elected Cash Settlement as the Make-Whole Settlement Method. Subject to compliance with the applicable rules of any exchange on which any of the Company’s securities are listed, the Company may from time to time elect a different Make-Whole Settlement Method by delivering a Settlement Notice containing such election to Holders, the Trustee and the Conversion Agent. Notwithstanding anything to the contrary, the Company must elect Cash Settlement to settle its Make-Whole Obligation for any conversion with a Conversion Date that occurs before the Capped Combination Settlement Release Date. If the Company elects Combination Settlement as the Make-Whole Settlement Method, the Company shall also specify in such Settlement Notice the dollar amount per $1,000 principal amount of Notes up to which the Company shall settle the Make-Whole Obligation in cash, excluding cash in lieu of fractional shares (the “Cash Make-Whole Premium Amount”). If the Company fails to so specify the Cash Make-Whole Premium Amount in any such Settlement Notice, the Company shall be deemed to have elected Cash Settlement as the Make-Whole Settlement Method. Each such election (or deemed election) shall be effective until the Company provides a Settlement Notice to Holders, the Trustee and the Conversion Agent of an election of a different Make-Whole Settlement Method or Cash Make-Whole Premium Amount, as applicable; provided that no such Settlement Notice shall apply to any conversion of Notes unless the Company has delivered such Settlement Notice to Holders, the Trustee and the Conversion Agent on or prior to the Close of Business on the Business Day immediately following the relevant Conversion Date; provided, further, that the Company shall provide notice of the Make-Whole Settlement Method and Cash Make-Whole Premium Amount, if applicable, and no Settlement Notice shall apply unless given, (x) for conversions with a Conversion Date on or after the date of issuance of a Redemption Notice and on or prior to the second Business Day preceding the relevant Redemption Date, in the relevant Redemption Notice and (y) for conversions with a Conversion Date occurring on or after the 22nd Scheduled Trading Day immediately preceding the Maturity Date, on or prior to the Close of Business on the second Business Day immediately preceding such 22nd Scheduled Trading Day.

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(ii)         The Company shall use the same Make-Whole Settlement Method and Cash Make-Whole Premium Amount, if applicable, for all conversions (A) having the same Conversion Date, (B) having a Conversion Date on or after the date of issuance of a Redemption Notice and on or prior to the second Business Day preceding the relevant Redemption Date or (C) having a Conversion Date that is on or after the 22nd Scheduled Trading Day immediately preceding the Maturity Date.

(iii)        Subject to compliance with the applicable rules of any exchange on which any of the Company’s securities are listed, and except as set forth in Section 10.03(a)(i) or Section 10.08(a), the Company shall settle its Make-Whole Obligation in connection with any conversion of Notes in accordance with one of the following “Make-Whole Settlement Methods”:

(A)         If “Cash Settlement” applies with respect to the Make-Whole Premium due upon any conversion, then, for each $1,000 principal amount of Notes converted, the Company shall pay to the converting Holder, on or before the third Business Day following the Conversion Date, an amount of cash equal to the Make-Whole Premium.

(B)         If “Physical Settlement” applies with respect to the Make-Whole Premium due upon any conversion, then, for each $1,000 principal amount of Notes converted, the Company shall deliver to the converting Holder, on or before the third Business Day following the last VWAP Trading Day of the applicable Observation Period, (1) a number of shares of Common Stock equal to the Make-Whole Premium divided by the Conversion Make-Whole Share Price and (2) cash in lieu of fractional shares, if any.

(C)         If “Combination Settlement” applies with respect to the Make-Whole Premium due upon any conversion, then, for each $1,000 principal amount of Notes converted, the Company shall pay and deliver to the converting Holder, on or before the third Business Day following the last VWAP Trading Day of the applicable Observation Period, (1) cash equal to the lesser of the Make-Whole Premium and the Cash Make-Whole Premium Amount, (2) a number of shares of Common Stock, if any, equal to the Share Make-Whole Premium Number and (3) cash in lieu of fractional shares, if any.

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(iv)        Promptly following the last day of each Observation Period to which Physical Settlement or Combination Settlement applies to a Make-Whole Obligation, the Company shall notify the Trustee and the Conversion Agent of the Conversion Make-Whole Share Price (if applicable), the Share Make-Whole Premium Number (if applicable) and the amount of cash payable in lieu of delivering fractional shares of Common Stock (if applicable). The Trustee and the Conversion Agent shall have no responsibility for any such determination.

(v)         For the avoidance of doubt, the Company may elect to settle its Conversion Obligation by a Conversion Settlement Method that is different from the Make-Whole Settlement Method by which it settles its Make-Whole Obligation.

(b)          The Person in whose name any shares of Common Stock shall be issuable upon settlement of the Make-Whole Obligation shall be treated as a stockholder of record as of the Close of Business on the last VWAP Trading Day of the relevant Observation Period.

(c)          The Company shall not issue any fractional share of Common Stock upon settlement of the Make-Whole Obligation and shall instead pay cash in lieu of delivering any fractional share of Common Stock based on the Daily VWAP for the last VWAP Trading Day of the relevant Observation Period.

Section 10.04.         Increased Conversion Rate Applicable to Certain Notes Surrendered in Connection with Make-Whole Adjustment Events.

(a)          If the Effective Date of a Make-Whole Adjustment Event occurs prior to the Maturity Date and a Holder elects to convert its Notes in connection with such Make-Whole Adjustment Event, the Company shall, under the circumstances set forth below, increase the Conversion Rate for the Notes so surrendered for conversion by a number of additional shares of Common Stock (the “Additional Shares”), as set forth below. A conversion of Notes shall be deemed for these purposes to be “in connection with” such Make-Whole Adjustment Event if the relevant Conversion Date occurs during the period from, and including, the Effective Date of the Make-Whole Adjustment Event up to, and including, the Business Day immediately prior to the related Fundamental Change Repurchase Date (or, in the case of a Make-Whole Adjustment Event that is not also a Fundamental Change, the 35th Business Day immediately following the Effective Date of such Make-Whole Adjustment Event) (such period, the “Make-Whole Adjustment Period”).

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(b)          Upon surrender of Notes for conversion in connection with a Make-Whole Adjustment Event, the Company shall, at its option, satisfy the related Conversion Obligation by Physical Settlement, Cash Settlement or Combination Settlement in accordance with Section 10.02; provided, however, that if, at the Effective Date of a Make-Whole Adjustment Event described in clause (b) of the definition of Change in Control, the Reference Property following such Make-Whole Adjustment Event is composed entirely of cash, for any conversion of Notes following the Effective Date of such Make-Whole Adjustment Event, the Conversion Obligation shall be calculated based solely on the Stock Price for the transaction and shall be deemed to be an amount of cash per $1,000 principal amount of converted Notes equal to the Conversion Rate (including any adjustment for Additional Shares), multiplied by such Stock Price. In such event, the Conversion Obligation shall be paid to Holders in cash on or before the third Business Day following the Conversion Date. The Company shall notify the Holders of Notes of the Effective Date of any Make-Whole Adjustment Event and issue a press release announcing such Effective Date no later than five Business Days after such Effective Date.

(c)          The number of Additional Shares, if any, by which the Conversion Rate shall be increased shall be determined by reference to the table below, based on the date on which the Make-Whole Adjustment Event occurs or becomes effective (the “Effective Date”) and the price (the “Stock Price”) paid (or deemed to be paid) per share of the Common Stock in the Make-Whole Adjustment Event. If the holders of the Common Stock receive in exchange for their Common Stock only cash in a Make-Whole Adjustment Event described in clause (b) of the definition of Change in Control, the Stock Price shall be the cash amount paid per share. Otherwise, the Stock Price shall be the average of the Last Reported Sale Prices of the Common Stock over the five Trading Day period ending on, and including, the Trading Day immediately preceding the Effective Date of the Make-Whole Adjustment Event. The Board of Directors shall make appropriate adjustments to the Stock Price, in its good faith determination, to account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate where the Ex-Dividend Date, Effective Date (as such term is used in Section 10.05) or expiration date of the event occurs during such five consecutive Trading Day period.

(d)          The Stock Prices set forth in the column headings of the table below shall be adjusted as of any date on which the Conversion Rate of the Notes is otherwise adjusted. The adjusted Stock Prices shall equal the Stock Prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to such adjustment giving rise to the Stock Price adjustment and the denominator of which is the Conversion Rate as so adjusted. The number of Additional Shares set forth in the table below shall be adjusted in the same manner and at the same time as the Conversion Rate as set forth in Section 10.05.

(e)          The following table sets forth the number of Additional Shares of Common Stock by which the Conversion Rate shall be increased per $1,000 principal amount of Notes pursuant to this Section 10.04 for each Stock Price and Effective Date set forth below:

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	Stock Price
Effective Date	$0.5595	$0.60	$0.70	$0.85	$1.05	$1.27	$1.50	$2.00	$2.50	$3.00	$4.00	$5.00
December 7, 2016	610.8394	610.0294	492.2437	378.0000	286.5770	227.6239	185.9961	135.3794	107.1694	80.6134	50.3194	22.3015
November 15, 2017	610.8394	580.0294	457.8151	342.2353	252.9580	197.9388	160.0627	115.7794	91.1694	71.0218	41.6184	20.7931
November 15, 2018	610.8394	547.5294	417.8151	299.1765	212.1008	161.7184	128.5294	92.2794	71.6894	55.2031	30.9177	17.0031
November 15, 2019	610.8394	512.5294	369.9580	245.5294	161.2437	117.2302	90.7294	64.3794	49.0294	35.9981	18.0338	10.5589
November 15, 2020	610.8394	499.3627	309.9580	172.5882	93.7199	61.7971	45.2627	32.8294	23.7795	15.3314	8.0762	4.6187
November 15, 2021	610.8394	490.1961	252.1008	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact Stock Prices and Effective Dates may not be set forth in the table above, in which case:

(i)          if the Stock Price is between two Stock Prices in the table above or the Effective Date is between two Effective Dates in the table, the number of Additional Shares shall be determined by a straight-line interpolation between the number of Additional Shares set forth for the higher and lower Stock Prices and the earlier and later Effective Dates, as applicable, based on a 365- or 366-day year, as applicable;

(ii)         if the Stock Price is greater than $5.00 per share (subject to adjustment in the same manner as the Stock Prices set forth in the column headings of the table above pursuant to subsection (d) above), no Additional Shares shall be added to the Conversion Rate; and

(iii)        if the Stock Price is less than $0.5595 per share (subject to adjustment in the same manner as the Stock Prices set forth in the column headings of the table above pursuant to subsection (d) above), no Additional Shares shall be added to the Conversion Rate.

Notwithstanding the foregoing, in no event shall the Conversion Rate per $1,000 principal amount of Notes exceed 1,787.3100 shares of Common Stock, subject to adjustment in the same manner as the Conversion Rate pursuant to Section 10.05.

(f)          Nothing in this Section 10.04 shall prevent an adjustment to the Conversion Rate pursuant to Section 10.05 in respect of a Make-Whole Adjustment Event.

Section 10.05.         Adjustment of Conversion Rate. The Conversion Rate shall be adjusted from time to time by the Company if any of the following events occurs, except that the Company shall not make any adjustments to the Conversion Rate if Holders of the Notes participate (other than in the case of (x) a share split or share combination or (y) a tender or exchange offer), at the same time and upon the same terms as holders of the Common Stock and solely as a result of holding the Notes, in any of the transactions described in this Section 10.05, without having to convert their Notes, as if they held a number of shares of Common Stock equal to the Conversion Rate, multiplied by the principal amount (expressed in thousands) of Notes held by such Holder.

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(a)          If the Company exclusively issues shares of Common Stock as a dividend or distribution on shares of the Common Stock, or if the Company effects a share split or share combination, the Conversion Rate shall be adjusted based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the Open of Business on the Ex-Dividend Date of such dividend or distribution, or immediately prior to the Open of Business on the Effective Date of such share split or share combination, as applicable;

CR'	=	the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date or Effective Date;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the Open of Business on such Ex-Dividend Date or Effective Date; and

OS'	=	the number of shares of Common Stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

Any adjustment made under this Section 10.05(a) shall become effective immediately after the Open of Business on the Ex-Dividend Date for such dividend or distribution, or immediately after the Open of Business on the Effective Date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this Section 10.05(a) is declared but not so paid or made, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(b)          If the Company issues to all or substantially all holders of the Common Stock any rights, options or warrants entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of the Common Stock at a price per share that is less than the average of the Last Reported Sale Prices of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance, the Conversion Rate shall be increased based on the following formula:

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where,

CR0	=	the Conversion Rate in effect immediately prior to the Open of Business on the Ex-Dividend Date for such issuance;

CR'	=	the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the Open of Business on such Ex-Dividend Date;

X	=	the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y	=	the number of shares of Common Stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Any increase made under this Section 10.05(b) shall be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the Open of Business on the Ex-Dividend Date for such issuance. To the extent that shares of the Common Stock are not delivered after the expiration of such rights, options or warrants, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights, options or warrants are not so issued, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect if such Ex-Dividend Date for such issuance had not occurred.

For purposes of this Section 10.05(b), in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of the Common Stock at less than such average of the Last Reported Sale Prices of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement for such issuance, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received by the Company for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board of Directors.

(c)          If the Company distributes shares of its Capital Stock, evidences of its indebtedness, other assets or property of the Company or rights, options or warrants to acquire its Capital Stock or other securities, to all or substantially all holders of the Common Stock, excluding (i) dividends, distributions or issuances as to which an adjustment was effected pursuant to Section 10.05(a) or Section 10.05(b), (ii) dividends or distributions paid exclusively in cash as to which the provisions set forth in Section 10.05(d) shall apply, and (iii) Spin-Offs as to which the provisions set forth below in this Section 10.05(c) shall apply (any of such shares of Capital Stock, evidences of indebtedness, other assets or property or rights, options or warrants to acquire Capital Stock or other securities, the “Distributed Property”), then the Conversion Rate shall be increased based on the following formula:

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where,

CR0	=	the Conversion Rate in effect immediately prior to the Open of Business on the Ex-Dividend Date for such distribution;

CR'	=	the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date;

SP0	=	the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and

FMV	=	the fair market value (as determined by the Board of Directors) of the Distributed Property with respect to each outstanding share of the Common Stock on the Ex-Dividend Date for such distribution.

Any increase made under the portion of this Section 10.05(c) above shall become effective immediately after the Open of Business on the Ex-Dividend Date for such distribution. If such distribution is not so paid or made, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect if such distribution had not been declared. Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder of a Note shall receive, in respect of each $1,000 principal amount thereof, at the same time and upon the same terms as holders of the Common Stock receive the Distributed Property, the amount and kind of Distributed Property such Holder would have received if such Holder owned a number of shares of Common Stock equal to the Conversion Rate in effect on the Ex-Dividend Date for the distribution. If the Board of Directors determines the “FMV” (as defined above) of any distribution for purposes of this Section 10.05(c) by reference to the actual or when-issued trading market for any securities, it shall in doing so consider the prices in such market over the same period used in computing the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution.

With respect to an adjustment pursuant to this Section 10.05(c) where there has been a payment of a dividend or other distribution on the Common Stock of shares of Capital Stock of any class or series, or similar equity interest, of or relating to a Subsidiary or other business unit of the Company, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange (a “Spin-Off”), the Conversion Rate shall be increased based on the following formula:

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where,

CR0	=	the Conversion Rate in effect immediately prior to the end of the Valuation Period;

CR'	=	the Conversion Rate in effect immediately after the end of the Valuation Period;

FMV0	=	the average of the Last Reported Sale Prices of the Capital Stock or similar equity interest distributed to holders of the Common Stock applicable to one share of the Common Stock (determined by reference to the definition of Last Reported Sale Price as if references therein to Common Stock were to such Capital Stock or similar equity interest) over the first 10 consecutive Trading Day period after, and including, the Ex-Dividend Date of the Spin-Off (the “Valuation Period”); and

MP0	=	the average of the Last Reported Sale Prices of the Common Stock over the Valuation Period.

The increase to the Conversion Rate under the preceding paragraph shall occur at the Close of Business on the last Trading Day of the Valuation Period; provided that (x) in respect of any conversion of Notes for which Physical Settlement is the applicable Conversion Settlement Method, if the relevant Conversion Date occurs during the Valuation Period, references to “10” in the preceding paragraph shall be deemed to be replaced with such lesser number of Trading Days as have elapsed between the Ex-Dividend Date of such Spin-Off and the Conversion Date in determining the Conversion Rate and (y) in respect of any conversion of Notes for which Cash Settlement or Combination Settlement is the applicable Conversion Settlement Method, for any Trading Day that falls within the relevant Observation Period for such conversion and within the Valuation Period, references to “10” in the preceding paragraph shall be deemed to be replaced with such lesser number of Trading Days as have elapsed between the Ex-Dividend Date of such Spin-Off and such Trading Day in determining the Conversion Rate as of such Trading Day. If the Ex-Dividend Date of the Spin-Off is after the 10th Trading Day immediately preceding, and including, the end of any Observation Period in respect of the settlement of the Conversion Obligation for any Notes, and any Trading Day in the Valuation Period occurs during such Observation Period, then references to “10” or “10th” in the preceding paragraph and this paragraph shall be deemed to be replaced, solely in respect of that conversion of Notes, with such lesser number of Trading Days as have elapsed from, and including, the Ex-Dividend Date for the Spin-Off to, and including, the last Trading Day of such Observation Period.

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For purposes of this Section 10.05(c) (and subject in all respect to Section 10.12), rights, options or warrants distributed by the Company to all holders of the Common Stock entitling them to subscribe for or purchase shares of the Company’s Capital Stock, including Common Stock (either initially or under certain circumstances), which rights, options or warrants, until the occurrence of a specified event or events (“Trigger Event”): (i) are deemed to be transferred with such shares of the Common Stock; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of the Common Stock, shall be deemed not to have been distributed for purposes of this Section 10.05(c) (and no adjustment to the Conversion Rate under this Section 10.05(c) will be required) until the occurrence of the earliest Trigger Event, whereupon such rights, options or warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Rate shall be made under this Section 10.05(c). If any such right, option or warrant, including any such existing rights, options or warrants distributed prior to the date of this Indenture, are subject to events, upon the occurrence of which such rights, options or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and Ex-Dividend Date with respect to new rights, options or warrants with such rights (in which case the existing rights, options or warrants shall be deemed to terminate and expire on such date without exercise by any of the holders thereof). In addition, in the event of any distribution (or deemed distribution) of rights, options or warrants, or any Trigger Event or other event (of the type described in the immediately preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Rate under this Section 10.05(c) was made, (1) in the case of any such rights, options or warrants that shall all have been redeemed or purchased without exercise by any holders thereof, upon such final redemption or purchase (x) the Conversion Rate shall be readjusted as if such rights, options or warrants had not been issued and (y) the Conversion Rate shall then again be readjusted to give effect to such distribution, deemed distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or purchase price received by a holder or holders of Common Stock with respect to such rights, options or warrants (assuming such holder had retained such rights, options or warrants), made to all holders of Common Stock as of the date of such redemption or purchase, and (2) in the case of such rights, options or warrants that shall have expired or been terminated without exercise by any holders thereof, the Conversion Rate shall be readjusted as if such rights, options and warrants had not been issued.

For purposes of Section 10.05(a), Section 10.05(b) and this Section 10.05(c), if any dividend or distribution to which this Section 10.05(c) is applicable also includes one or both of:

(A)         a dividend or distribution of shares of Common Stock to which Section 10.05(a) is applicable (the “Clause A Distribution”); or

(B)         a dividend or distribution of rights, options or warrants to which Section 10.05(b) is applicable (the “Clause B Distribution”),

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then, in either case, (1) such dividend or distribution, other than the Clause A Distribution and the Clause B Distribution, shall be deemed to be a dividend or distribution to which this Section 10.05(c) is applicable (the “Clause C Distribution”) and any Conversion Rate adjustment required by this Section 10.05(c) with respect to such Clause C Distribution shall then be made, and (2) the Clause A Distribution and Clause B Distribution shall be deemed to immediately follow the Clause C Distribution and any Conversion Rate adjustment required by Section 10.05(a) and Section 10.05(b) with respect thereto shall then be made, except that, if determined by the Company (I) the “Ex-Dividend Date” of the Clause A Distribution and the Clause B Distribution shall be deemed to be the Ex-Dividend Date of the Clause C Distribution and (II) any shares of Common Stock included in the Clause A Distribution or Clause B Distribution shall be deemed not to be “outstanding immediately prior to the Open of Business on such Ex-Dividend Date or Effective Date” within the meaning of Section 10.05(a) or “outstanding immediately prior to the Open of Business on such Ex-Dividend Date” within the meaning of Section 10.05(b).

(d)          If any cash dividend or distribution is made to all or substantially all holders of the Common Stock, the Conversion Rate shall be adjusted based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the Open of Business on the Ex-Dividend Date for such dividend or distribution;

CR'	=	the Conversion Rate in effect immediately after the Open of Business on the Ex-Dividend Date for such dividend or distribution;

SP0	=	the Last Reported Sale Price of the Common Stock on the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution; and

C	=	the amount in cash per share the Company distributes to all or substantially all holders of the Common Stock.

Any increase pursuant to this Section 10.05(d) shall become effective immediately after the Open of Business on the Ex-Dividend Date for such dividend or distribution. If such dividend or distribution is not so paid, the Conversion Rate shall be decreased, effective as of the date the Board of Directors determines not to make or pay such dividend or distribution, to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), then, in lieu of the foregoing increase, each Holder of a Note shall receive, for each $1,000 principal amount of Notes, at the same time and upon the same terms as holders of shares of the Common Stock, the amount of cash that such Holder would have received if such Holder owned a number of shares of Common Stock equal to the Conversion Rate on the Ex-Dividend Date for such cash dividend or distribution.

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(e)          If the Company or any of its Subsidiaries make a payment in respect of a tender or exchange offer for the Common Stock, to the extent that the cash and value of any other consideration included in the payment per share of the Common Stock exceeds the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “Tender/Exchange Offer Valuation Period”), the Conversion Rate shall be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the Close of Business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

CR'	=	the Conversion Rate in effect immediately after the Close of Business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

AC	=	the aggregate value of all cash and any other consideration (as determined by the Board of Directors) paid or payable for shares of Common Stock purchased in such tender or exchange offer;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);

OS'	=	the number of shares of Common Stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer); and

SP'	=	the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires.

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The increase to the Conversion Rate under this Section 10.05(e) shall occur at the Close of Business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires; provided that (x) in respect of any conversion of Notes for which Physical Settlement is the applicable Conversion Settlement Method, if the relevant Conversion Date occurs during the 10 Trading Days immediately following, and including, the Trading Day next succeeding the expiration date of any tender or exchange offer, references to “10” or “10th” in the preceding paragraph shall be deemed replaced with such lesser number of Trading Days as have elapsed between the date that such tender or exchange offer expires and the Conversion Date in determining the Conversion Rate and (y) in respect of any conversion of Notes for which Cash Settlement or Combination Settlement is the applicable Conversion Settlement Method, for any Trading Day that falls within the relevant Observation Period for such conversion and within the 10 Trading Days immediately following, and including, the Trading Day next succeeding the expiration date of any tender or exchange offer, references to “10” or “10th” in the preceding paragraph shall be deemed replaced with such lesser number of Trading Days as have elapsed between the expiration date of such tender or exchange offer and such Trading Day in determining the Conversion Rate as of such Trading Day. In addition, if the Trading Day next succeeding the date such tender or exchange offer expires is after the 10th Trading Day immediately preceding, and including, the end of any Observation Period in respect of the settlement of the Conversion Obligation for any Notes, and any Trading Day in the Tender/Exchange Offer Valuation Period occurs during such Observation Period, then, references to “10” or “10th” in the preceding paragraph and this paragraph shall be deemed to be replaced, solely in respect of that conversion of Notes, with such lesser number of Trading Days as have elapsed from, and including, the Trading Day next succeeding the date such tender or exchange offer expires to, and including, the last Trading Day of such Observation Period.

(f)          Notwithstanding this Section 10.05 or any other provision of this Indenture or the Notes, if a Conversion Rate adjustment becomes effective on any Ex-Dividend Date, and a Holder that has converted its Notes on or after such Ex-Dividend Date and on or prior to the related Record Date would be treated as the record holder of the shares of Common Stock as of the related Conversion Date as set forth in Section 10.02(i) based on an adjusted Conversion Rate for such Ex-Dividend Date, then, notwithstanding the Conversion Rate adjustment provisions in this Section 10.05, the Conversion Rate adjustment relating to such Ex-Dividend Date shall not be made for such converting Holder. Instead, such Holder shall be treated as if such Holder were the record owner of the shares of Common Stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

(g)          Except as stated herein, the Company shall not adjust the Conversion Rate for the issuance of shares of the Common Stock or any securities convertible into or exchangeable for shares of the Common Stock or the right to purchase shares of the Common Stock or such convertible or exchangeable securities.

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(h)          In addition to those adjustments required by clauses (a), (b), (c), (d) and (e) of this Section 10.05, and to the extent permitted by applicable law and subject to the applicable rules of any exchange on which any of the Company’s securities are listed, the Company from time to time may increase the Conversion Rate by any amount for a period of at least 20 Business Days if the Board of Directors determines that such increase would be in the Company’s best interest. In addition, to the extent permitted by applicable law and subject to the applicable rules of any exchange on which any of the Company’s securities are then listed, the Company may (but is not required to) increase the Conversion Rate to avoid or diminish any income tax to holders of Common Stock or rights to purchase Common Stock in connection with a dividend or distribution of shares of Common Stock (or rights to acquire shares of Common Stock) or similar event. Whenever the Conversion Rate is increased pursuant to either of the preceding two sentences, the Company shall mail to the Holder of each Note at its last address appearing on the Register a notice of the increase at least 15 days prior to the date the increased Conversion Rate takes effect, and such notice shall state the increased Conversion Rate and the period during which it will be in effect.

(i)          Notwithstanding anything to the contrary in this Article 10, the Conversion Rate shall not be adjusted:

(i)          upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;

(ii)         upon the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of the Company’s Subsidiaries;

(iii)        upon the issuance of any shares of the Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in clause (ii) of this subsection and outstanding as of the date the Notes were first issued;

(iv)        solely for a change in the par value of the Common Stock; or

(v)         for accrued and unpaid interest, if any.

(j)          All calculations and other determinations under this Article 10 shall be made to the nearest one-ten thousandth (1/10,000th) of a share.

(k)          Whenever the Conversion Rate is adjusted as herein provided, the Company shall promptly file with the Trustee and the Conversion Agent an Officers’ Certificate setting forth the Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Unless and until a Trust Officer of the Trustee shall have received such Officers’ Certificate, the Trustee shall not be deemed to have knowledge of any adjustment of the Conversion Rate and may assume without inquiry that the last Conversion Rate of which it has knowledge is still in effect. Promptly after delivery of such certificate, the Company shall prepare a notice of such adjustment of the Conversion Rate setting forth the adjusted Conversion Rate and the date on which each adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Rate to each Holder at its last address appearing on the Register of this Indenture. Failure to deliver such notice shall not affect the legality or validity of any such adjustment.

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(l)          For purposes of this Section 10.05, the number of shares of Common Stock at any time outstanding shall not include shares of Common Stock held in the treasury of the Company so long as the Company does not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Company, but shall include shares of Common Stock issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.

Section 10.06.         Adjustments of Prices. Whenever any provision of this Indenture requires the Company to calculate the Last Reported Sale Prices, the Daily VWAPs, the Daily Conversion Values, the Daily Settlement Amounts or the Conversion Make-Whole Share Price over or based on a span of multiple days (including an Observation Period, the period for determining the Stock Price for purposes of a Make-Whole Adjustment Event, the period for determining the Conversion Make-Whole Share Price and the period for determining whether the Company may exercise its Optional Redemption right), the Board of Directors shall make appropriate adjustments to each to account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate where the Ex-Dividend Date, Effective Date or expiration date, as the case may be, of the event occurs, at any time during the period when the Last Reported Sale Prices, the Daily VWAPs, the Daily Conversion Values, the Daily Settlement Amounts or the Conversion Make-Whole Share Price are to be calculated.

Section 10.07.         Shares to Be Fully Paid. The Company shall at all times provide, free from preemptive rights, out of its authorized but unissued shares or shares held in treasury, sufficient shares of Common Stock to provide for conversion of the Notes from time to time as such Notes are presented for conversion (assuming the maximum number of Additional Shares is added to the Conversion Rate pursuant to Section 10.04 and that at the time of computation of such number of shares, all such Notes would be converted by a single Holder and that (x) prior to the Authorized Share Amendment Effective Date, Capped Combination Settlement were applicable and the NYSE MKT Stockholder Approval has been obtained, with the number of shares of Common Stock included in each Daily Settlement Amount equal to the Daily Share Cap and (y) after the Authorized Share Amendment Effective Date, Physical Settlement were applicable). The Company shall settle its Make-Whole Obligation by Cash Settlement unless any shares deliverable upon settlement of its Make-Whole Obligation would be free of preemptive rights and would not exceed its authorized but unissued shares or shares held in treasury.

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Section 10.08.         Effect of Recapitalizations, Reclassifications and Changes of the Common Stock.

(a)          In the case of:

(i)          any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination),

(ii)         any consolidation, merger, combination or similar transaction involving the Company,

(iii)        any sale, lease or other transfer to a third party of the consolidated assets of the Company and the Company’s Subsidiaries substantially as an entirety or

(iv)        any statutory share exchange,

in each case, as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any such event, a “Merger Event”), then, at and after the effective time of such Merger Event, the right to convert each $1,000 principal amount of Notes shall be changed into a right to convert such principal amount of Notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to such Merger Event would have owned or been entitled to receive (the “Reference Property,” with each “unit of Reference Property” meaning the kind and amount of Reference Property that a holder of one share of Common Stock is entitled to receive) upon such Merger Event and, prior to or at the effective time of such Merger Event, the Company or the successor or purchasing Person, as the case may be, shall execute with the Trustee a supplemental indenture permitted under Section 9.01(d) providing for such change in the right to convert each $1,000 principal amount of Notes; provided, however, that at and after the effective time of the Merger Event (A) the Company shall continue to have the right to elect Cash Settlement, Combination Settlement or Physical Settlement for the Conversion Settlement Method applicable to the conversion of Notes in accordance with Section 10.02, (B) (I) any amount payable in cash upon conversion of the Notes in accordance with Section 10.02 shall continue to be payable in cash, (II) any shares of Common Stock that the Company would have been required to deliver upon conversion of the Notes in accordance with Section 10.02 shall instead be deliverable in the amount and type of Reference Property that a holder of that number of shares of Common Stock would have been entitled to receive in such Merger Event and (III) the Daily VWAP shall be calculated based on the value of a unit of Reference Property and (C) the Make-Whole Obligation shall be satisfied by Cash Settlement.

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If the Merger Event causes the Common Stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), then (i) the Reference Property into which the Notes will be convertible shall be deemed to be (x) the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make such an election or (y) if no holders of Common Stock affirmatively make such an election, the types and amounts of consideration actually received by the holders of Common Stock, and (ii) the unit of Reference Property for purposes of the immediately preceding paragraph shall refer to the consideration referred to in clause (i) attributable to one share of Common Stock. If the holders of the Common Stock receive only cash in such Merger Event, then for all conversions for which the relevant Conversion Date occurs after the effective date of such Merger Event, (A) the consideration due upon settlement of the Conversion Obligation for each $1,000 principal amount of Notes shall be solely cash in an amount equal to the Conversion Rate in effect on the Conversion Date (as may be increased by any Additional Shares pursuant to Section 10.04), multiplied by the price paid per share of Common Stock in such Merger Event and (B) the Company shall satisfy each of the Conversion Obligation and the Make-Whole Obligation by paying cash to converting Holders on or before the third Business Day immediately following the relevant Conversion Date. The Company shall notify Holders, the Trustee and the Conversion Agent of such weighted average as soon as practicable after such determination is made.

Such supplemental indenture described in the second immediately preceding paragraph shall provide for anti-dilution and other adjustments that shall be as nearly equivalent as is possible to the adjustments provided for in this Article 10. If, in the case of any Merger Event, the Reference Property includes shares of stock, securities or other property or assets (including cash or any combination thereof) of a Person other than the successor or purchasing corporation, as the case may be, in such Merger Event, then such supplemental indenture shall also be executed by such other Person and shall contain such additional provisions to protect the interests of the Holders of the Notes as the Board of Directors shall reasonably consider necessary by reason of the foregoing, including the provisions providing for the purchase rights set forth in Article 3.

(b)          When the Company executes a supplemental indenture pursuant to subsection (a) of this Section 10.08, the Company shall promptly file with the Trustee an Officers’ Certificate briefly stating the reasons therefor, the kind or amount of cash, securities or property or asset that will comprise a unit of Reference Property after any such Merger Event, any adjustment to be made with respect thereto and that all conditions precedent have been complied with, and shall promptly mail notice thereof to all Holders. The Company shall cause notice of the execution of such supplemental indenture to be given to each Holder, in accordance with Section 15.02, within 20 days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of such supplemental indenture.

(c)          The Company shall not become a party to any Merger Event unless its terms are consistent with this Section 10.08. None of the foregoing provisions shall affect the right of a Holder of Notes to convert its Notes into cash, shares of Common Stock or a combination of cash and shares of Common Stock, as applicable, as set forth in Section 10.01 and Section 10.02 prior to the effective date of such Merger Event.

(d)          The above provisions of this Section shall similarly apply to successive Merger Events.

Section 10.09.         Certain Covenants. (a) The Company covenants that all shares of Common Stock issued upon settlement of the Conversion Obligation or the Make-Whole Obligation will be fully paid and non-assessable by the Company and free from all taxes, liens and charges with respect to the issue thereof, except with respect to any U.S. federal withholding taxes that might apply.

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(b)          The Company covenants that, if any shares of Common Stock to be provided for the purpose of settlement of the Conversion Obligation or the Make-Whole Obligation hereunder require registration with or approval of any governmental authority under any federal or state law before such shares of Common Stock may be validly issued, the Company shall, to the extent then permitted by the rules and interpretations of the SEC, secure such registration or approval, as the case may be.

(c)          The Company further covenants that if at any time the Common Stock shall be listed on any national securities exchange or automated quotation system the Company will list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, any Common Stock issuable upon settlement of the Conversion Obligation or the Make-Whole Obligation.

(d)          Prior to the Capped Combination Settlement Release Date, whenever the Aggregate Share Cap is adjusted as herein provided, the Company shall promptly file with the Trustee and the Conversion Agent an Officers’ Certificate setting forth the Aggregate Share Cap after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Unless and until a Trust Officer of the Trustee shall have received such Officers’ Certificate, the Trustee shall not be deemed to have knowledge of any adjustment of the Aggregate Share Cap and may assume without inquiry that the last Aggregate Share Cap of which it has knowledge is still in effect. Promptly after delivery of such certificate, the Company shall prepare a notice of such adjustment of the Aggregate Share Cap setting forth the adjusted Aggregate Share Cap and the date on which each adjustment becomes effective and shall send such notice of such adjustment of the Aggregate Share Cap to each Holder at its last address appearing on the Register of this Indenture. Failure to deliver such notice shall not affect the legality or validity of any such adjustment.

(e)          The Company agrees to use its commercially best efforts to obtain, at or prior to the next annual meeting of its stockholders following the date of this Indenture, such approval of its stockholders as is necessary to cause the Capped Combination Settlement Release Date to occur.

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Section 10.10.         Responsibility of Trustee. The Trustee and any other Conversion Agent shall not at any time be under any duty or responsibility to any Holder to determine the Conversion Rate (or any adjustment thereto) or whether any facts exist that may require any adjustment (including any increase) of the Conversion Rate, or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed, or herein or in any supplemental indenture provided to be employed, in making the same. The Trustee and any other Conversion Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any shares of Common Stock, or of any securities, property or cash that may at any time be issued or delivered upon the conversion of any Note; and the Trustee and any other Conversion Agent make no representations with respect thereto. Neither the Trustee nor any Conversion Agent shall be responsible for any failure of the Company to issue, transfer or deliver any shares of Common Stock or stock certificates or other securities or property or cash upon the surrender of any Note or to comply with any of the duties, responsibilities or covenants of the Company contained in this Article. Without limiting the generality of the foregoing, neither the Trustee nor any Conversion Agent shall be under any responsibility to determine the correctness of any provisions contained in any supplemental indenture entered into pursuant to Section 10.08 relating either to the kind or amount of shares of stock or securities or property (including cash) receivable by Holders upon settlement of the Conversion Obligation or the Make-Whole Obligation after any event referred to in such Section 10.08 or to any adjustment to be made with respect thereto, but may accept (without any independent investigation) as conclusive evidence of the correctness of any such provisions, and shall be protected in relying upon, the Officers’ Certificate (which the Company shall be obligated to file with the Trustee prior to the execution of any such supplemental indenture) with respect thereto.

Section 10.11.         Notice to Holders Prior to Certain Actions. The Company shall provide written notice to the Holders and the Trustee at least 25 Scheduled Trading Days in advance of the occurrence of any of the following events (unless the Company does not have knowledge of such event at least 25 Scheduled Trading Days in advance of the occurrence of such event, in which case the Company shall provide written notice to the Holders and the Trustee as promptly as practicable (and in any event, no more than one Business Day) after it has knowledge of such event): (a) the effective date of any Fundamental Change, Make-Whole Adjustment Event or Merger Event; or (b) the ex-dividend date for any issuance or distribution that would require an adjustment in the Conversion Rate pursuant to Section 10.05(b), Section 10.05(c) or Section 10.05(d).

In addition, in case of any:

(a)          action by the Company or one of its Subsidiaries that would require an adjustment in the Conversion Rate pursuant to Section 10.05 or Section 10.12; or

(b)          voluntary or involuntary dissolution, liquidation or winding-up of the Company or any of its Subsidiaries;

then, in each case (unless earlier notice of such event is otherwise required pursuant to the first paragraph of this Section 10.11), the Company shall provide written notice to the Holders and the Trustee, as promptly as possible but in any event at least 20 days prior to the applicable date hereinafter specified, of (i) the date on which a record is to be taken for the purpose of such action by the Company or one of its Subsidiaries or, if a record is not to be taken, the date as of which the holders of Common Stock of record are to be determined for the purposes of such action by the Company or one of its Subsidiaries, or (ii) the date on which such dissolution, liquidation or winding-up is expected to become effective or occur, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property deliverable upon such dissolution, liquidation or winding-up.

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Section 10.12.         Stockholder Rights Plans. If the Company has a stockholder rights plan in effect upon conversion of the Notes, each share of Common Stock, if any, issued upon settlement of the Conversion Obligation or the Make-Whole Obligation shall be entitled to receive the appropriate number of rights, if any, and the certificates representing the Common Stock issued upon such settlement shall bear such legends, if any, in each case as may be provided by the terms of any such stockholder rights plan, as the same may be amended from time to time. However, if, prior to any conversion of Notes, the rights have separated from the shares of Common Stock in accordance with the provisions of the applicable stockholder rights plan, the Conversion Rate shall be adjusted at the time of separation as if the Company distributed to all or substantially all holders of the Common Stock Distributed Property as provided in Section 10.05(c), subject to readjustment in the event of the expiration, termination or redemption of such rights.

Section 10.13.         Certain Limitations on Settlement. For so long as the Common Stock is registered under the Exchange Act, a beneficial owner of the Notes shall not be entitled to receive shares of Common Stock upon conversion of any Notes during any period of time in which the aggregate number of shares of Common Stock that may be acquired by such beneficial owner upon conversion of Notes shall, when added to the aggregate number of shares of Common Stock deemed beneficially owned, directly or indirectly, by such beneficial owner and each person subject to aggregation of Common Stock with such beneficial owner under Section 13 or Section 16 of the Exchange Act and the rules promulgated thereunder at such time (an “Aggregated Person”) (other than by virtue of the ownership of securities or rights to acquire securities that have limitations on such beneficial owner’s or such person’s right to convert, exercise or purchase similar to this limitation), as determined pursuant to the rules and regulations promulgated under Section 13(d) of the Exchange Act, exceed 9.99% (the “Restricted Ownership Percentage”) of the total issued and outstanding shares of Common Stock (the “Section 16 Conversion Blocker”). Notwithstanding the foregoing, this Section 16 Conversion Blocker shall not apply (a) with respect to a beneficial owner of the Notes if such beneficial owner is subject to Section 16(a) of the Exchange Act without regard to the aggregate number of shares of Common Stock issuable upon conversion of the Notes and upon conversion, exercise or sale of securities or rights to acquire securities that have limitations on such beneficial owner’s right to convert, exercise or purchase similar to this limitation or (b) in connection with an issuance of Common Stock by the Company pursuant to, or upon a conversion in connection with, a Make-Whole Adjustment Event; provided, however, that if any beneficial owner of the Notes provides written notice to the Company at any time that the exception to the application of the Section 16 Conversion Blocker set forth in clause (b) of this sentence (the “Make-Whole Exception”) shall not be available to such beneficial owner, then such exception shall not be available to such beneficial owner. Any such notice provided pursuant to the proviso to the immediately preceding sentence shall be binding against such beneficial owner.

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Notwithstanding the foregoing, the Company shall issue shares of Common Stock upon conversion of such beneficial owner’s Notes up to (but not exceeding) the amount that would cause such beneficial owner’s beneficial ownership of Common Stock (together with that of any Aggregated Person) to equal the Restricted Ownership Percentage; provided that each beneficial owner shall have the right at any time and from time to time to reduce the Restricted Ownership Percentage applicable to such beneficial owner immediately upon prior written notice to the Company (provided that, for the avoidance of doubt, in such event, such beneficial owner may sell shares of Common Stock or Notes to reduce the aggregate number of shares of Common Stock deemed beneficially owned by such beneficial owner (together with any Aggregated Person) to a level below the reduced Restricted Ownership Percentage, in which case the Notes will be convertible by such beneficial owner up to (but will not exceed) the reduced Restricted Ownership Percentage) or increase the Restricted Ownership Percentage applicable to such beneficial owner (together with any Aggregated Person) upon 65 days’ prior written notice to the Company.

Under no circumstances shall the Trustee or the Conversion Agent have any obligation to identify any beneficial owner of the Notes, or otherwise make any determination, monitor or otherwise take any action with respect to the restrictions set forth in this Section 10.13.

Article 11
REDEMPTION AT THE OPTION OF THE COMPANY

Section 11.01.         Optional Redemption. No sinking fund is provided for the Notes. The Company may from time to time redeem (an “Optional Redemption”), in cash at the applicable Redemption Price:

(a)          any or all of the Notes if the Last Reported Sale Price of the Common Stock for at least 20 Trading Days (whether or not consecutive) during the period of 30 consecutive Trading Days ending on, and including, the Trading Day immediately preceding the Redemption Notice Date exceeds 150% of the applicable Conversion Price on each applicable Trading Day; or

(b)          all (and not less than all) of the Notes then outstanding if, at any time after the Issue Date, the aggregate principal amount of Notes then outstanding is less than 15% of the aggregate principal amount of Notes issued on the Issue Date.

Section 11.02.         Notice of Optional Redemption; Selection of Notes. (a) In case the Company exercises its Optional Redemption right to redeem all or, as the case may be, any part of the Notes pursuant to Section 11.01, it shall fix a date for redemption (each, a “Redemption Date”) and it or, at its written request received by the Trustee not less than 35 Scheduled Trading Days prior to the Redemption Date (or such shorter period of time as may be acceptable to the Trustee), the Trustee, in the name of and at the expense of the Company, shall deliver or cause to be delivered a notice of such Optional Redemption (a “Redemption Notice”) not less than 25 nor more than 30 Scheduled Trading Days prior to the Redemption Date to each Holder of Notes so to be redeemed as a whole or in part in accordance with Section 15.02; provided, however, that, if the Company shall give such notice, it shall also give written notice of the Redemption Date to the Trustee. The Redemption Date must be a Business Day. Notwithstanding anything to the contrary herein, the Company may not designate a Redemption Date that falls during or within three Business Days after the end of a Make-Whole Adjustment Period. The Trustee may conclusively rely upon an Officers’ Certificate of the Company as to (i) whether or not any day is a Scheduled Trading Day, and (ii) whether a Make-Whole Adjustment Period has occurred or is continuing. All Redemption Prices shall be calculated by the Company.

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(b)          Each Redemption Notice shall specify:

(i)          the Redemption Date;

(ii)         the Redemption Price;

(iii)        that on the Redemption Date, the Redemption Price will become due and payable upon each Note to be redeemed, and that interest thereon, if any, shall cease to accrue on and after the Redemption Date;

(iv)        the place or places where such Notes are to be surrendered for payment of the Redemption Price;

(v)         that Holders may surrender their Notes for conversion at any time prior to the Close of Business on the second Business Day immediately preceding the Redemption Date;

(vi)        the procedures a converting Holder must follow to convert its Notes, the Conversion Settlement Method, Make-Whole Settlement Method and, if applicable, the Cash Amount and Cash Make-Whole Premium Amount;

(vii)       the Conversion Rate and, if applicable, the number of Additional Shares added to the Conversion Rate in accordance with Section 10.04;

(viii)      the CUSIP, ISIN or other similar numbers, if any, assigned to such Notes; and

(ix)         in case any Note is to be redeemed in part only, the portion of the principal amount thereof to be redeemed and on and after the Redemption Date, upon surrender of such Note, a new Note in principal amount equal to the unredeemed portion thereof shall be issued.

A Redemption Notice shall be irrevocable.

(c)          If fewer than all of the outstanding Notes are to be redeemed, the Trustee shall select the Notes or portions thereof of a Global Note or the Definitive Notes to be redeemed (in principal amounts of $1,000 or multiples thereof) by lot, on a pro rata basis or by another method the Trustee considers to be fair and appropriate which, in the case of Global Notes, shall be subject to the Applicable Procedures of the Depositary. If any Note selected for partial redemption is submitted for conversion in part after such selection, the portion of the Note submitted for conversion shall be deemed (so far as may be possible) to be the portion selected for redemption.

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Section 11.03.         Payment of Notes Called for Redemption. (a) If any Redemption Notice has been given in respect of the Notes in accordance with Section 11.02, the Notes shall become due and payable on the Redemption Date at the place or places stated in the Redemption Notice and at the applicable Redemption Price. On presentation and surrender of the Notes at the place or places stated in the Redemption Notice, the Notes shall be paid and redeemed by the Company at the applicable Redemption Price.

(b)          Prior to the Open of Business on the Redemption Date, the Company shall deposit with the Paying Agent or, if the Company or a Subsidiary of the Company is acting as the Paying Agent, shall segregate and hold in trust as provided in Section 2.07 an amount of cash (in immediately available funds if deposited on the Redemption Date), sufficient to pay the Redemption Price of all of the Notes to be redeemed on such Redemption Date. Subject to receipt of funds by the Paying Agent, payment for the Notes to be redeemed shall be made on the Redemption Date for such Notes. The Paying Agent shall, promptly after such payment and upon written demand by the Company, return to the Company any funds in excess of the Redemption Price.

Section 11.04.         Restrictions on Redemption. The Company may not redeem any Notes on any date if the principal amount of the Notes has been accelerated in accordance with the terms of this Indenture, and such acceleration has not been rescinded, on or prior to the Redemption Date (except in the case of an acceleration resulting from a Default by the Company in the payment of the Redemption Price with respect to such Notes).

Section 11.05.         Return of Notes. If a Holder delivers a Note for redemption pursuant to Article 11 and, on the Redemption Date, the Company is not permitted to redeem such Note, the Paying Agent will (i) if such Note is a Definitive Note, return such Note to such Holder, and (ii) if such Note is held in book-entry form, in compliance with the Applicable Procedures, deem to be cancelled any instructions for book-entry transfer of such Note.

Section 11.06.         Repayment to the Company. Subject to any applicable property laws, if, six months after the Redemption Date, any cash held by the Paying Agent for redemption of Notes remains unclaimed, the Paying Agent will promptly return such cash to the Company upon the Company’s written request; provided, however, that, to the extent that the Company certifies in an Officers’ Certificate delivered to the Trustee that the aggregate amount of cash deposited by the Company pursuant to Section 11.05 exceeds the aggregate Redemption Price of every Note outstanding (excluding, for the avoidance of doubt, any Notes tendered for conversion pursuant to Article 10 hereof), then as soon as practicable following the Trustee’s receipt of such Officers’ Certificate, the Trustee will return such excess to the Company.

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Article 12
NOTE GUARANTEES

Section 12.01.         Note Guarantees.

(a)          Subject to this Article 12, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee, to the Collateral Agent and to the Trustee and their respective successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company hereunder or thereunder, that:

(i)          the principal of, premium, if any, and interest on, the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Company to the Holders, the Collateral Agent or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof, and

(ii)         in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b)          The Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes, the Collateral Agent or the Trustee with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that its Note Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

(c)          If any Holder, the Collateral Agent or the Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by any of them to the Trustee or such Holder, each Guarantor’s Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

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(d)          Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders, the Collateral Agent and the Trustee, on the other hand, (i) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of its Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (ii) in the event of any declaration of acceleration of such obligations as provided in Article 6, such obligations (whether or not due and payable) will forthwith become due and payable by each of the Guarantors for the purpose of its Note Guarantee.

(e)          All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Indenture. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under its guarantee of the Notes such that its Aggregate Payments exceed its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (i) the ratio of (A) the Fair Share Contribution Amount with respect to such Contributing Guarantor, to (B) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors, multiplied by (ii) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under its Note Guarantee in respect of the obligations guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under its Note Guarantee that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code or any comparable applicable provisions of state law, provided that solely for purposes of calculating the Fair Share Contribution Amount with respect to any Contributing Guarantor for purposes of this Section 12.01, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of its Note Guarantee (including in respect of this Section 12.01), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 12.01. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 12.01.

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Section 12.02.         Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of applicable Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 12, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.

Section 12.03.         Execution and Delivery of Note Guarantee.

To evidence its Note Guarantee set forth in Section 12.01, each Guarantor hereby agrees that a notation of such Note Guarantee substantially in the form attached as Exhibit D hereto will be endorsed by an Officer of such Guarantor on each Note authenticated and delivered by the Trustee and that this Indenture will be executed on behalf of such Guarantor by one of its Officers (but the failure to execute such notation shall not affect the validity of any Note Guarantee).

Each Guarantor hereby agrees that its Note Guarantee set forth in Section 12.01 will remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee. An Officer whose signature is on this Indenture or on the Note Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a Note Guarantee is endorsed, the Note Guarantee will be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, will be deemed to constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of each of the Guarantors.

Section 12.04.         Guarantors May Consolidate, etc., on Certain Terms.

Except as otherwise provided in Section 12.05, a Guarantor may not, directly or indirectly, (1) consolidate with or merge with or into, or (2) sell, convey, transfer or lease all or substantially all of its properties and assets to (whether or not such Guarantor is the surviving Person), any other Person, other than the Company or another Guarantor, unless:

(a)          immediately after giving effect to that transaction, no Default or Event of Default exists;

(b)          either:

(i)          the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor, the Company or another Guarantor) expressly assumes, by executing and delivering a supplemental indenture to the Trustee and the Collateral Agent that is satisfactory in form to the Trustee and the Collateral Agent in accordance with Section 9.03 hereof and any other agreements reasonably satisfactory to the Trustee and the Collateral Agent, all of the obligations of that Guarantor under its Note Guarantee, this Indenture, and all appropriate Security Documents; or

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(ii)         such transaction is permitted by Section 4.14; and

(c)           the Company delivers to the Trustee and the Collateral Agent an Officers’ Certificate and an Opinion of Counsel, each stating that such transaction and such supplemental indenture and agreements entered into by the Guarantor or the successor Person, if any, comply with this Indenture and all conditions precedent to such transaction and the execution of such supplemental indenture and other agreements, if any, provided in this Indenture have been satisfied.

(d)          In the case of any such consolidation, merger, sale, conveyance, transfer or lease and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and the Collateral Agent and satisfactory in form to the Trustee and the Collateral Agent, of the Note Guarantee of such Guarantor and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by such Guarantor, such successor Person will succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. Such successor Person thereupon may cause to be signed any or all of the Note Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee; provided, however, that the Note Guarantee of such successor Person will remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee. All the Note Guarantees so issued will in all respects have the same legal rank and benefit under this Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Note Guarantees had been issued at the date of the execution.

(e)          Except as set forth in Article 4 and Article 5, and notwithstanding clauses (a) and (b)(i) and (ii) above, nothing contained in this Indenture or in any of the Notes will prevent any consolidation, amalgamation or merger of a Guarantor with or into the Company or another Guarantor, or will prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Company or another Guarantor.

Section 12.05.         Releases.

The Note Guarantee of any Guarantor, and the Collateral Agent’s and Israeli Security Trustee’s Lien on the Collateral of such Guarantor, will be released:

(a)          in connection with any sale or other disposition of all, of the assets of a Guarantor (including by way of merger or consolidation) to such Person that is not (either before or after giving effect to such transaction) the Company or a Subsidiary if the sale or other disposition does not violate Section 4.14 (for the avoidance of doubt, it is understood that the acquiror of such assets only shall be released from the Note Guarantee and not the seller or other transferor of such assets);

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(b)          in connection with any sale or other disposition of Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Subsidiary, if the sale or other disposition does not violate Section 4.14 and the Guarantor ceases to be a Restricted Subsidiary of the Company as a result of the sale or other disposition; or

(c)          upon the liquidation or dissolution of such Guarantor following the transfer of all of its assets to the Company or another Guarantor.

Notwithstanding the foregoing, no Guarantor shall be released from its Note Guarantee for so long as such Guarantor guarantees, is an obligor of, or provides credit support for, any Indebtedness of the Company or its Restricted Subsidiaries. If the Note Guarantee of any Guarantor is released, the Company shall deliver to the Trustee and the Collateral Agent an Officers’ Certificate stating the identity of the released Guarantor, the basis for release in reasonable detail and that such release complies with this Indenture. Upon delivery by the Company to the Trustee and the Collateral Agent of an Officers’ Certificate and an Opinion of Counsel to the effect that the conditions of any of clauses (a) through (c) of this Section 12.05 have been met with respect to a Guarantor in accordance with the provisions of this Indenture, including without limitation, in the case of Section 12.05(a) hereof, Section 4.14 hereof, the Trustee and the Collateral Agent, as applicable, will execute any documents reasonably requested by the Company and such Guarantor in order to evidence the release of such Guarantor from its obligations under its Note Guarantee. Any Guarantor not released from its obligations under its Note Guarantee as provided in this Section 12.05 will remain liable for the full amount of principal of and interest and premium, if any, on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 12.

Article 13
[Reserved]

Article 14
COLLATERAL

Section 14.01.         Security Documents.

(a)          The payment of the principal of, and accrued and unpaid interest, if any, on the Notes when due, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise and whether by the Company pursuant to the Notes or by a Guarantor pursuant to its Note Guarantee, and the payment of all other Obligations and the performance of all other obligations of the Company and the Guarantors under the Note Documents will be secured as provided in the Security Documents to be entered into by the Company, the Guarantors and the Collateral Agent (and, to the extent applicable, the Israeli Security Trustee) as required or permitted by this Indenture.

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(b)          The Company shall, and shall cause each Guarantor to, and each Guarantor shall execute the applicable Security Agreement and each other Security Document necessary to create a Lien in all the assets of the Company and each Guarantor on the Issue Date (other than Excluded Assets) and make all filings and take all other actions as are necessary or required to establish and maintain (at the sole cost and expense of the Company and the Guarantors) the security interest created by the Security Documents in the Collateral (other than with respect to any Collateral the security interest in which is not required to be perfected under the Security Documents) as a perfected security interest, including, for the avoidance of doubt, making all filings and taking all actions as are necessary or required in order to register and perfect the Collateral, including (i) filing for registration at the Israeli Registrar of Companies the U.S. Security Agreement, the Intellectual Property Security Agreements (as defined in the U.S. Security Agreement), the Israeli Fixed Charge and the Israeli Floating Charge and (ii) filing for registration at the Israeli Registrar of Pledges the Israeli Stock Pledge, in each case as promptly as possible following the Issue Date, but in any event no later than ten Business Days following the Issue Date, and providing the Collateral Agent with evidence of such filing.

(c)          Within 30 days of the Issue Date, with respect to each Deposit Account (as defined in the U.S. Security Agreement) listed on the Perfection Certificate (as defined in the U.S. Security Agreement), the Company and the Guarantors shall enter into and deliver a Deposit Account Control Agreement (as defined in the U.S. Security Agreement) or other appropriate arrangement, in each case, satisfactory to the Collateral Agent, to perfect the Lien in each such Deposit Account to the extent possible after using commercially reasonable efforts; provided that no funds, cash or Cash Equivalents will at any time be transferred to a Deposit Account that is not subject to a Deposit Account Control Agreement or other appropriate arrangement to perfect the Lien in such Deposit Account.

In the case of Collateral consisting of Equity Interests in a Subsidiary, the Company and the Guarantors shall execute such documents and take such steps as shall be reasonably necessary to perfect a Lien under the local law of incorporation or formulation of the Subsidiary on the Issue Date; provided that the Fair Market Value of such Subsidiary and the assets and property it holds (directly or indirectly) shall be at least U.S. $500,000.

(d)          If the Company or any Guarantor acquires any property that is required to be Collateral pursuant to this Indenture or the Security Documents, or any Restricted Subsidiary becomes a Guarantor that is required to pledge its assets as Collateral pursuant to this Indenture or the Security Documents, the Company or such Guarantor shall execute a joinder to an existing Security Document or enter into a new Security Document (in each case, to the extent necessary to cause such asset be so pledged), and take all steps necessary to validly perfect such Lien (to the extent required by the Security Documents and Section 4.19), subject to no Liens other than Permitted Liens.

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(e)          The Company and each Guarantor shall execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements or amendments or continuation statements in respect thereof), that may be required under any applicable law, to ensure that the Liens of the Security Documents on the Collateral remain perfected (to the extent required by the Security Documents) with the priority required by the Security Documents, all at the expense of the Company and Guarantors and provide to the Collateral Agent and the Trustee, from time to time upon reasonable request, evidence reasonably satisfactory to the Collateral Agent and the Trustee as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

Section 14.02.         Collateral Agent and Israeli Security Trustee.

(a)          The Collateral Agent shall have all the rights and protections provided in the Security Documents and, additionally, shall have all the rights and protections in its dealings under the Note Documents as are provided to the Trustee under Article 7, and under the other Note Documents; provided, however that, notwithstanding anything contained herein to the contrary, with respect to the Trustee’s rights and protections as they relate to the Collateral Agent, (i) any reference to negligence shall be deemed a reference to gross negligence, and (ii) in no event shall the Collateral Agent’s standard of care be affected in any way by the occurrence or continuance of an Event of Default, including for the avoidance of doubt, that the Collateral Agent shall in no event be required to exercise the rights and powers vested in it by this Indenture or the other Note Documents, and use the same degree of care and skill in its exercise as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs.

(b)          None of the Collateral Agent, Trustee, Paying Agent, Conversion Agent, Registrar or transfer agent nor any of their respective officers, directors, employees, attorneys or agents will have any duty with respect to, or be responsible or liable for (i) the existence, genuineness, value or protection of any Collateral, for the legality, enforceability, effectiveness or sufficiency of the Security Documents or any other document or security instrument, for the creation, validity, perfection, priority, sufficiency, protection or enforcement of any Note Liens or any other security interest in the Collateral, or any defect or deficiency as to any such matters; (ii) any recording, filing, or depositing of this Indenture or the Security Documents or any other agreement or instrument, (iii) monitoring or filing any financing statement, continuation statement or any other document or instrument evidencing a security interest, the maintenance of any such recording, filing or depositing or to any re-recording, re-filing or re-depositing of any thereof, or otherwise creating or monitoring the perfection, continuation of perfection or the sufficiency or validity of any security interest in or related to the Collateral, (iv) the acquisition or maintenance of any insurance, (v) the validity of the title of the Company or the Guarantors to the Collateral, (vi) the payment or discharge of any tax, assessment, or other governmental charge or any lien or encumbrance of any kind owing with respect to, assessed or levied against, any part of the Collateral, or (vii) making any investigation into (1) the performance or observance by the Company or any other Person of any of the covenants, agreements or other terms or conditions set forth in this Indenture, any other Note Document or in any related document, (2) the satisfaction of any condition set forth in this Indenture, any other Note Document or in any related document.

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(c)          Except as expressly required by the Security Documents, neither of the Collateral Agent nor the Israeli Security Trustee will be obligated:

(i)          to act upon directions purported to be delivered to it by any Person, except in accordance with the Security Documents or this Indenture;

(ii)         to foreclose upon or otherwise enforce any Note Lien; or

(iii)        to take any other action whatsoever with regard to any or all of the Note Liens, Security Documents or Collateral.

(d)          The Company’s and each Guarantor’s payment obligations pursuant to any of the Note Documents will survive the resignation or removal of the Collateral Agent, the payment of the Notes and the discharge of this Indenture or the termination of all other Note Document. If the Collateral Agent incurs expenses after the occurrence of a Default specified in Sections 6.01(a)(xiii) or 6.01(a)(xiv) hereof with respect to the Company, the expenses are intended to constitute expenses of administration under the Bankruptcy Law.

(e)          Each of the Collateral Agent and the Israeli Security Trustee shall have no duty to act, consent or request any action of any Person unless the Collateral Agent or the Israeli Security Trustee, as applicable, shall have received written direction from the Company or the Trustee (acting solely pursuant to the instructions from the Holders of at least a majority in aggregate principal amount of the Notes then outstanding voting as a single class) and indemnity satisfactory to it against any liabilities that may be incurred by it in connection therewith. The Israeli Security Trustee shall be entitled to act upon the direction of the Trustee (acting solely pursuant to the instructions of a majority in aggregate principal amount of outstanding Notes) to the extent otherwise permitted by this Indenture. For the avoidance of doubt, if the Collateral Agent or the Israeli Security Trustee receives direction from more than one party, the direction of the Trustee (acting solely pursuant to the instructions of the Holders of a majority in aggregate principal amount of outstanding Notes) shall take priority.

(f)          [Reserved.]

(g)          Notwithstanding anything in this Indenture or any of the Note Documents to the contrary, the Collateral Agent shall be afforded all of the rights, powers, immunities and indemnities set forth in this Indenture and the U.S. Security Agreement in all of the Note Documents as if such rights, powers, immunities and indemnities were specifically set out in each such Note Document. In no event shall the Collateral Agent be obligated to invest any amounts received by it.

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(h)          For purposes of determining whether the Holders of the requisite aggregate principal amount of outstanding Notes have given or concurred in any request, demand, authorization, direction, notice, consent, waiver or other action hereunder, the Collateral Agent shall be entitled to conclusively rely on the Trustee’s or the Company’s (or their respective agent’s) written certification as to the Holders of the aggregate principal amount of outstanding Notes that have actually given or concurred in any request, demand, authorization, direction, notice, consent, waiver or other action hereunder and shall have no obligation or liability with respect to any such information. In the absence of any such written certification, the Collateral Agent may assume that no Holder has given or concurred in any such request, demand, authorization, direction, notice, consent, waiver or other action hereunder.

(i)          Neither the Collateral Agent nor any of its respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Company or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Collateral Agent hereunder are solely to protect the Collateral Agent’s interests in the Collateral and shall not impose any duty upon the Collateral Agent to exercise any such powers. The Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to the Company or any other Person for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

(j)          Whether herein expressly so provided, every provision of the Note Documents that in any way relates to the Collateral Agent shall subject to this Article 14 and Article 7.

(k)          The Collateral Agent shall be fully justified in failing or refusing to take any action under this Indenture or any other Note Document or any other related document if such action (A) would, in the reasonable opinion of the Collateral Agent, in good faith (which may be based on the advice or opinion of counsel), be contrary to applicable law, this Indenture or any other Note Document or any other related document, or (B) is not provided for in this Indenture or any other Note Document or any other related document.

(l)          The Collateral Agent shall not be required to take any action under this Indenture or any other Note Document or any related document if taking such action (i) would subject the Collateral Agent to a tax in any jurisdiction where it is not then subject to a tax, or (ii) would require the Collateral Agent to qualify to do business in any jurisdiction where it is not then so qualified.

(m)          The Collateral Agent shall not be liable for failing to comply with its obligations under this Indenture or any other Note Document in so far as the performance of such obligations is dependent upon the timely receipt of instructions and/or other information from any other person which are not received or not received by the time required. The Collateral Agent will not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of such Person (including, but not limited to, any act or provision of any present or future law or regulation or governmental authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility or any similar event not otherwise listed above.

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(n)          The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Collateral Agent, like all financial institutions, in order to help fight the funding of terrorism and money laundering, is required to obtain, verify and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Collateral Agent. The parties to this Indenture agree that they will provide the Collateral Agent with such information as it may request in order for the Collateral Agent to satisfy the requirements of the U.S.A. Patriot Act.

(o)          If either of the Collateral Agent or the Israeli Security Trustee requests instructions from the Company, the Trustee or the Holders with respect to any action or omission in connection with this Indenture or any other Note Document, the Collateral Agent or the Israeli Security Trustee, as applicable, shall be entitled (without incurring any liability therefor) to refrain from taking such action and continue to refrain from acting unless and until the Collateral Agent or the Israeli Security Trustee, as applicable, shall have received written instructions from the Company, the Trustee or the Holders, as applicable, with respect to such request.

Section 14.03.         Authorization of Actions to Be Taken.

(a)          Each Holder of Notes, by its acceptance thereof, (i) consents and agrees to the terms of each Security Document, as originally in effect and as amended, supplemented or replaced from time to time in accordance with its terms or the terms of this Indenture, (ii) authorizes and directs each of the Collateral Agent and the Israeli Security Trustee to enter into the Security Documents to which it is a party, (iii) authorizes and empowers each of the Collateral Agent and the Israeli Security Trustee to bind the Holders of Notes as set forth in the Security Documents to which it is a party and to perform its obligations and exercise its rights and powers thereunder, and (iv) undertake to observe all the requirements of the Israeli Encouragement of Research, Development and Technological Innovation in Industry Law, 5744-1984 (the “Research Law”) and the provisions of the applicable regulations, rules, procedures and benefit plans, as applied to Protalix Ltd. and as directed by the research committee of the Israeli Innovation Authority (the “Research Committee”), in particular those requirements relating to the prohibitions on the transfer of know-how and/or production rights; and (v) undertake as a shareholder of the Company, to make all reasonable efforts that Protalix Ltd. shall observe strictly all the requirements of the Research Law and the provisions of the applicable regulations, rules, procedures and benefit plans, as applied to Protalix Ltd. and as directed by the Research Committee, in particular those requirements relating to the prohibitions on the transfer of know-how and/or production rights. Each Holder of Notes further irrevocably authorizes and empowers the Israeli Security Trustee to execute on its behalf the standard undertaking in the form requested by the Israeli Innovation Authority.

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(b)          The Trustee is authorized and empowered to receive for the benefit of the Holders of Notes any funds collected or distributed to the Collateral Agent or the Israeli Security Trustee, as applicable, under the Security Documents and to make further distributions of such funds to the Holders of Notes according to the provisions of this Indenture.

Section 14.04.         Release of Collateral.

(a)          The Collateral shall be released upon termination of the Company’s Obligations in accordance with Section 14.10. In addition, the Company and the Guarantors will be entitled to the release of assets included in the Collateral from the Note Liens, and the Trustee, the Collateral Agent and the Israeli Security Trustee, as applicable, shall release the same from such Liens at the Company’s sole cost and expense, under any one or more of the following circumstances without the need for any further action (other than as provided for by this Section 14.02(d)) by any Person:

(i)          other than in connection with the termination of the Company’s Obligations as described in Section 14.10), in accordance with an Officers’ Certificate of the Company that, without limiting the requirements of Section 14.04(b), also certifies that such release is permitted by the terms of the Security Documents;

(ii)         pursuant to an amendment or waiver in accordance with Article 9;

(iii)        in whole or in part, as applicable, as to all or any portion of property subject to such Note Liens which has been taken by eminent domain, condemnation or other similar circumstances;

(iv)        in part, (including in connection with Section 4.14) as to any property that (1) is sold, transferred or otherwise disposed of by the Company or any Guarantor (other than to the Company or another Guarantor) in a transaction not prohibited by this Indenture at the time of such sale, transfer or disposition, (2) is owned or at any time acquired by a Guarantor that has been released from its guarantee pursuant to Section 12.05, concurrently with the release of such guarantee or (3) is or becomes Excluded Assets; and

(v)         as to property that constitutes less than all or substantially all of the Collateral securing the Notes, with the consent of the Holders of at least 66⅔% aggregate principal amount of the Notes then outstanding voting as a single class (which consent may be obtained in connection with an exchange offer or tender offer and associated consent solicitation).

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(b)          With respect to any release of Collateral, the Trustee shall only direct the Collateral Agent and Israeli Security Trustee to release assets included in the Collateral from the Note Liens pursuant to Section 14.04(a), upon the Trustee’s and the Collateral Agent’s receipt of an Officers’ Certificate and an Opinion of Counsel each stating that all conditions precedent under this Indenture, the Security Documents to such release and the execution of such documents requested by the Company in connection therewith have been met and that such release and the execution of such documents requested by the Company in connection therewith are authorized or permitted by the Indenture and the other Note Documents. Upon receipt of such Officers’ Certificate and Opinion of Counsel, the Trustee shall direct the Collateral Agent and the Israeli Security Trustee to, and the Collateral Agent and Israeli Security Trustee shall (i) execute and deliver the reasonably documents requested by the Company in connection with such release, and any necessary or proper instruments of termination, satisfaction or release prepared by the Company, and (ii) execute, deliver or acknowledge (at the Company’s reasonable request and expense) such instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Security Documents. Neither the Trustee, the Collateral Agent nor the Israeli Security Trustee shall be liable for any such release undertaken in reliance upon any such Officers’ Certificate and Opinion of Counsel, and the Trustee, the Collateral Agent and the Israeli Security Trustee shall not be under any obligation to release any such Lien and security interest, or execute and deliver any such instrument of release, satisfaction or termination, unless and until it receives such Officers’ Certificate and Opinion of Counsel.

Notwithstanding the foregoing, (i) at any time when a Default or Event of Default has occurred and is continuing and the maturity of the Notes has been accelerated (whether by declaration or otherwise) and, if the Trustee has delivered a notice of acceleration to the Collateral Agent or the Israeli Security Trustee, no release of Collateral pursuant to the provisions of this Indenture or the Security Documents will be effective as against the Holders or in connection with the exercise of remedies and (ii) if any asset of the Company or any Restricted Subsidiary that was released from the Note Liens pursuant to this Indenture or the Security Documents is subsequently subject to any Lien to secure other permitted secured Indebtedness, such Company or Restricted Subsidiary shall concurrently grant a Lien on such asset to secure the Note Obligations.

Section 14.05.         Use of Collateral; Compliance with Section 314(d) of the TIA.

(a)          Unless an Event of Default shall have occurred and be continuing and the Collateral Agent shall have commenced enforcement of remedies under the Security Documents, except to the extent otherwise provided in the Security Documents or this Indenture, the Company and the Guarantors will have the right to remain in possession and retain exclusive control of the Collateral to alter or repair the Collateral, to freely operate the Collateral and to collect, invest and dispose of any income thereon.

(b)          The release of any Collateral from the terms of this Indenture will not be deemed to impair the security under this Indenture in contravention of provisions hereof if and to the extent the Collateral is released pursuant to the terms hereof. To the extent applicable, the Company will comply with Section 314(d) of the TIA relating to the release of property or securities subject to the Lien of the Security Documents. Any certificate or opinion required by Section 314(d) of the TIA may be made by an Officer of the Company except in cases where Section 314(d) of the TIA requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert selected by the Company. Notwithstanding anything to the contrary in this Section 14.05(b), the Company will not be required to comply with all or any portion of Section 314(d) of the TIA if it determines, in good faith based on advice of counsel, that under the terms of Section 314(d) of the TIA and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of Section 314(d) of the TIA is inapplicable to the released Collateral.

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Section 14.06.         Powers Exercisable by Receiver or Trustee.

In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article 14 upon the Company or a Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Company or a Guarantor or of any officer or officers thereof required by the provisions of this Article 14; and if the Collateral Agent shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Collateral Agent.

Section 14.07.         Voting.

In connection with any matter under the Security Agreement requiring a vote of holders of Secured Obligations (as defined in the U.S. Security Agreement), the holders of such Secured Obligations shall be treated as a single class and the Holders shall cast their votes in accordance with this Indenture. The amount of the Notes to be voted by the Holders will equal the aggregate outstanding principal amount of the Notes. Following and in accordance with the outcome of the applicable vote under this Indenture, the Trustee shall vote the total amount of the Notes as a block in respect of any vote under the U.S. Security Agreement, as directed by the Holders in writing.

Section 14.08.         Appointment and Authorization of Wilmington Savings Fund Society, FSB as Collateral Agent.

(a)          Wilmington Savings Fund Society, FSB is hereby designated and appointed as the Collateral Agent of the Holders under the Security Documents, and is authorized as the Collateral Agent for such Holders to execute and enter into each of the Security Documents and all other instruments relating to the Security Documents and (i) to take action and exercise such powers and remedies as are expressly required or permitted hereunder and under the Security Documents and all instruments relating hereto and thereto and (ii) to exercise such powers and perform such duties as are, in each case, expressly delegated to the Collateral Agent by the terms hereof and thereof, together with such other powers as are reasonably incidental hereto and thereto.

(b)          Notwithstanding any provision to the contrary elsewhere in this Indenture or the Security Documents, the Collateral Agent shall not have (i) any duties or responsibilities except those expressly set forth herein or therein or (ii) any fiduciary relationship with any Holder, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture or any Security Document or otherwise exist against the Collateral Agent.

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The Collateral Agent may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder or under the Security Documents in good faith and in accordance with the advice or opinion of such counsel.

Section 14.09.         Recordings and Opinions.

(a)          The Company and the Guarantors shall furnish to the Collateral Agent and the Trustee on December 31 of each year, commencing December 31, 2016, an Opinion of Counsel, dated as of such date, stating that:

(i)          in the opinion of such counsel, (A) no further action was necessary to maintain the perfection of the security interest in the Collateral described in both the applicable UCC-1 financing statement and the Security Agreement and for which perfection the Company’s or applicable Guarantor’s jurisdiction of organization (or other applicable jurisdiction) may occur by the filing of a UCC-1 financing statement or other applicable filing with the appropriate filing office of the applicable party’s jurisdiction of organization, and (B) based on relevant laws as in effect on the date of such Opinion of Counsel, all financing statements and continuation statements or the similar instruments have been executed and filed that are necessary as of such date and during the succeeding 12 months fully to preserve and perfect the Note Liens, to the extent the Note Liens can be perfected by such; and

(ii)         in the opinions of such counsel, no further action is necessary to maintain such Liens as effective and perfected.

Section 14.10.         Release Upon Termination of the Company’s Obligations.

In the event that the Company delivers to the Trustee and the Collateral Agent, in form and substance acceptable to it, an Officers’ Certificate and Opinion of Counsel certifying that all the obligations under this Indenture, the Notes and the Security Documents have been satisfied and discharged by the payment in full of the Company’s Obligations under the Notes, this Indenture and the Security Documents, and all such obligations have been so satisfied, the Trustee shall deliver to the Company and the Collateral Agent a notice stating that the Trustee, on behalf of the Holders, disclaims and gives up any and all rights it has in or to the Collateral, and any rights it has under the Security Documents, and upon receipt by the Collateral Agent of such notice, the Collateral Agent shall be deemed not to hold a Lien in the Secured Parties on behalf of the Trustee and shall do or cause to be done all acts reasonably requested to release such Lien.

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Section 14.11.         Replacement of Collateral Agent.

(a)          The Collateral Agent may resign at any time by notifying the Company, in writing, at least 30 days prior to the proposed resignation. The Holders of a majority in aggregate principal amount of then outstanding Notes may remove the Collateral Agent by notifying the Collateral Agent, in writing, at least 30 days prior to the proposed removal. Prior to the occurrence of an Event of Default, the Company may remove the Collateral Agent if:

(i)          the Collateral Agent is adjudged bankrupt or insolvent;

(ii)         a receiver or other public officer takes charge of the Collateral Agent or its property; or

(iii)        the Collateral Agent otherwise becomes incapable of acting.

(b)          If the Collateral Agent resigns, is removed by the Company or by the Holders of a majority in aggregate principal amount of the Notes then outstanding, or if a vacancy exists in the office of Collateral Agent for any reason (the Collateral Agent in such event being referred to herein as the retiring Collateral Agent), then prior to an Event of Default, the Company will promptly appoint a successor Collateral Agent, and, after the occurrence of an Event of Default, Holders of a majority in aggregate principal amount of then outstanding Notes may appoint a successor.

(c)          A successor Collateral Agent will deliver a written acceptance of its appointment to the retiring Collateral Agent and to the Company. Thereupon, the resignation or removal of the retiring Collateral Agent will become effective, and the successor Collateral Agent will have all the rights, powers and duties of the Collateral Agent under this Indenture and the other Note Documents. The successor Collateral Agent will send a notice of its succession to Holders. The retiring Collateral Agent will, upon payment of all of its costs and the costs of its agents and counsel, promptly transfer all property held by it as Collateral Agent to the successor Collateral Agent, subject to the lien provided for in connection with the payment obligations of the Company to the Collateral Agent.

(d)          If a successor Collateral Agent does not take office within 60 days after the retiring Collateral Agent resigns or is removed, the retiring Collateral Agent, the Company or the Holders of at least 10% of the aggregate principal amount of the Notes then outstanding may petition, at the expense of the Company, any court of competent jurisdiction for the appointment of a successor Collateral Agent.

(e)          Notwithstanding the replacement of the Collateral Agent, the Company’s payment obligations, including with respect to indemnification obligations, to the Collateral Agent under the Note Documents will continue for the benefit of the retiring Collateral Agent.

Section 14.12.         Successor Collateral Agent by Merger.

(a)          If the Collateral Agent consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation or banking association without any further act will be the successor Collateral Agent.

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Section 14.13.         The Trustee.

The Trustee shall not have any duty or responsibility in the event of any default by the Collateral Agent or the Israeli Security Trustee or any action or inaction by the Collateral Agent or the Israeli Security Trustee in the performance of any of its obligations under this Indenture, the Notes and/or the Security Documents, as the case may be, and/or any other agreement pertaining to any or all of the foregoing, included but not limited to any duty or responsibility to initiate or attempt to initiate any proceeding at law or otherwise against the Collateral Agent or the Israeli Security Trustee or to make any demand of any kind or nature upon the Collateral Agent or the Israeli Security Trustee. The Trustee shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or otherwise, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Grantors to the Collateral, for insuring the Collateral or for payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. The Trustee shall have no responsibility for recording, filing, re-recording or re-filing any financing statement, continuation statement, document, instrument or other notice in any public office at any time or times or to otherwise take any action to perfect or maintain the perfection of any security interest granted to the Collateral Agent or the Israeli Security Trustee or for otherwise taking any action under or pursuant to the Security Documents. The Trustee shall not be required to make any determination (i) with respect to the Collateral or (ii) as to what rights the Holders may have under this Indenture, the Security Documents or any other document in respect of the Collateral and the Trustee’s sole obligation in respect of the Collateral shall be limited to delivery of instructions to the Collateral Agent and the Israeli Security Trustee upon written request of the Holders of the requisite percentage of outstanding Notes as required by this Indenture. Except for delivery of instructions in accordance with the foregoing sentence, the Trustee shall not be required to take any action outside the United States or take any action under any agreement forming part of, or constituting the Collateral, it being understood that the Trustee is authorized to receive any funds for the benefit of the Trustee and the Holders distributed under the Security Documents and to make further distributions of such funds according to the provisions of this Indenture.

Article 15
MISCELLANEOUS

Section 15.01.         [Reserved].

Section 15.02.         Notices. Any request, demand, authorization, notice, waiver, consent or communication will be in English and in writing and delivered in Person or mailed by first-class mail, postage prepaid, overnight courier addressed as follows or transmitted by facsimile transmission, electronic mail or other similar means of unsecured electronic methods to the following:

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if to the Company or a Guarantor:
2 Snunit Street, Science Park, P.O. Box 455, Carmiel 20100, Israel

if to the Trustee, Registrar, Paying Agent or Conversion Agent:
The Bank of New York Mellon Trust Company, N.A., 10161 Centurion Parkway North,

2nd Floor, Jacksonville, Florida 32256, Attention: Corporate Trust

if to the Collateral Agent:

Wilmington Savings Fund Society, FSB
500 Delaware Avenue, 11th Floor
P.O. Box 957
Wilmington, Delaware 19899
Attention: Patrick Healy - Protalix

The Company, the Guarantors, the Collateral Agent or the Trustee, by notice given to the other in the manner provided above, may designate additional or different addresses for subsequent notices or communications.

Any notice or communication given to a Holder of a Definitive Note will be mailed to the Holder, by first class mail, postage prepaid, at the Holder’s address as it appears on the Register of the Registrar and will be deemed given on the date of such mailing; provided, however, that with respect to any Global Note, such notice or communication will be sent to the Holder thereof pursuant to the Applicable Procedures. Failure to mail or send a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders. If a notice or communication is mailed or sent in the manner provided above, it is duly given, whether or not received by the addressee. If the Company or any Guarantor mails or sends a notice or communication to the Holders, it will, at the same time, mail a copy to the Trustee and each of the Registrar, Paying Agent and Conversion Agent. If the Company or any Guarantor is required under this Indenture to give a notice to the Holders, in lieu of delivering such notice to the Holders, the Company or such Guarantor may deliver such notice to the Trustee and cause the Trustee, at the Company’s or Guarantor’s expense, as applicable, to have delivered such notice to the Holders on or prior to the date on which the Company or such Guarantor would otherwise have been required to deliver such notice to the Holders. In such a case, the Company or such Guarantor will also cause the Trustee to mail a copy of the notice to each of the Registrar, Paying Agent and Conversion Agent (if other than the Trustee) at the same time it sends the notice to the Holders.

In respect of this Indenture, neither the Trustee nor the Collateral Agent shall have any duty or obligation to verify or confirm that the Person sending instructions, directions, reports, notices or other communications or information by electronic transmission is, in fact, a Person authorized to give such instructions, directions, reports, notices or other communications or information on behalf of the party purporting to send such electronic transmission; and neither the Trustee nor the Collateral Agent shall have any liability for losses, liabilities, costs or expenses incurred or sustained by any party as a result of such reliance upon or compliance with such instructions, directions, reports, notices or other communications or information. Each other party agrees to assume all risks arising out of the use of electronic methods to submit instructions, directions, reports, notices or other communications or information to the Trustee or the Collateral Agent, including, without limitation the risk of the Trustee or the Collateral Agent acting on unauthorized instructions, notices, reports or other communications or information, and the risk of interception and misuse by third parties.

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Section 15.03.         Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Company to the Trustee or the Collateral Agent to take any action under this Indenture other than the authentication of any initial Global Notes on the Issue Date, the Company will furnish to the Trustee and the Collateral Agent:

(a)          an Officers’ Certificate stating that, in the judgment or opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b)          an Opinion of Counsel stating that, in the judgment or opinion of such counsel, all such conditions precedent relating to the proposed action (to the extent of legal conclusions and subject to reasonable assumptions and exclusions) have been complied with.

Section 15.04.         Statements Required in Certificate or Opinion. Each Officers’ Certificate or Opinion of Counsel with respect to compliance with a covenant or condition (except for such Officers’ Certificate required to be delivered pursuant to Section 4.05 hereof) provided for in this Indenture will include:

(a)          a statement that each Person making such Officers’ Certificate or Opinion of Counsel has read such covenant or condition;

(b)          a brief statement as to the nature and scope of the examination or investigation upon which the statements, judgments or opinions contained in such Officers’ Certificate or Opinion of Counsel are based;

(c)          a statement that, in the judgment or opinion of each such Person, he has made such examination or investigation as is necessary to enable such Person to express an informed judgment or opinion as to whether or not such covenant or condition has been complied with; and

(d)          a statement that, in the judgment or opinion of such Person, such covenant or condition has been complied with.

Section 15.05.         Separability Clause. In case any provision in this Indenture or in the Notes will be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 15.06.         Rules by Trustee. The Trustee may make reasonable rules for action by, or a meeting of, Holders.

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Section 15.07.         Governing Law and Waiver of Jury Trial. THIS INDENTURE AND EACH NOTE AND NOTE GUARANTEE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH OF THE COMPANY, THE GUARANTORS, THE TRUSTEE AND THE COLLATERAL AGENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE NOTE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 15.08.         Force Majeure. The Trustee, Registrar, Paying Agent and Conversion Agent will not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of such Person (including, but not limited to, any act or provision of any present or future law or regulation or governmental authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility).

Section 15.09.         Submission to Jurisdiction. Each of the Company and Guarantors: (a) agrees that any suit, action or proceeding against it arising out of or relating to this Indenture, the Notes or the Note Guarantees, as the case may be, may be instituted in any U.S. federal court with applicable subject matter jurisdiction sitting in The City of New York; (b) waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding, and any claim that any suit, action or proceeding in such a court has been brought in an inconvenient forum; and (c) submits to the nonexclusive jurisdiction of such courts in any suit, action or proceeding. Each of the Company and the Guarantors hereby irrevocably appoints Corporation Service Company located at 1180 Avenue of the Americas, Suite 210, New York, NY 10036, as its authorized agent in the State of New York upon which process may be served in any such suit or proceedings, and agrees that service of process upon such agent shall be deemed in every respect effective service of process upon the Company and/or the Guarantors in any such suit or proceeding. Each of the Company and the Guarantors further agrees to take any and all action as may be necessary to maintain such designation and appointment of such agent in full force and effect for the term of this Indenture. Nothing in this Indenture shall in any way be deemed to limit the ability to serve any such writs, process or summonses in any other manner permitted by applicable law.

Section 15.10.         Legal Holidays. If the Maturity Date or any Interest Payment Date, Fundamental Change Repurchase Date, date upon which any Notes are to be repurchased pursuant to a Redemption Date or Conversion Date is not a Business Day, then any action to be taken on such date need not be taken on such date, but may be taken on the immediately following Business Day with the same force and effect as if taken on such date, and no interest will accrue for the period from and after such date.

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Section 15.11.         Benefits of Indenture. Except as provided in Section 14.11, nothing in this Indenture or in the Notes or the Note Guarantees, expressed or implied, will give to any Person, other than the parties hereto, any Paying Agent, Conversion Agent, Registrar, and their successors hereunder, and the Holders any benefit or any legal or equitable right, remedy or claim under this Indenture.

Section 15.12.         U.S.A. Patriot Act. The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Trustee, like all financial institutions, in order to help fight the funding of terrorism and money laundering, is required to obtain, verify and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. Patriot Act.

Section 15.13.         Tax Withholding. Nothing herein shall preclude any tax withholding required by law or regulation. In addition, if the Company or other applicable withholding agent pays withholding taxes on behalf of a Holder or beneficial owner of a Note as a result of an adjustment to the Conversion Rate, the Company or other applicable withholding agent may, at its option, set off such payments against payments of cash and shares of Common Stock on the Note.

Section 15.14.         Tax Matters.

(a)          The Company has entered into this Indenture, and the Notes will be issued, with the intention that, for all tax purposes, the Notes will qualify as indebtedness. The Company, by entering into this Indenture, and each Holder and beneficial owner of Notes, agree to treat the Notes as indebtedness for all tax purposes.

(b)          The Company shall not be obligated to pay any additional amounts to the Holders or beneficial holder of the Notes as a result of any withholding or deduction for, or on account of, any present or future taxes of whatever nature.

Section 15.15.         Tax Information.

(a)          In order to comply with applicable tax laws (inclusive of rules, regulations and interpretations promulgated by competent authorities) related to this Indenture in effect from time to time (“Applicable Law”) that a foreign financial institution, issuer, trustee, paying agent or other party is or has agreed to be subject to, the Company agrees (i) to provide to the Trustee and the Paying Agent sufficient information about the parties and/or transactions (including any modification to the terms of such transactions) so the Trustee and the Paying Agent can determine whether it has tax related obligations under Applicable Law, provided such information is readily available to the Company, and (ii) that the Trustee and the Paying Agent shall be entitled to make any withholding or deduction from payments to the extent necessary to comply with Applicable Law for which the Trustee and the Paying Agent shall not have the liability. The terms of this section shall survive the termination of this Indenture.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as a deed the day and year first before written.

Protalix BioTherapeutics, Inc., as Company

/s/ Moshe Manor
By:
Name: Moshe Manor
Title: President and Chief Executive Officer

Protalix Ltd., as Guarantor

/s/ Moshe Manor
By:
Name: Moshe Manor
Title: President and Chief Executive Officer

Protalix B.V., as Guarantor

/s/ Moshe Manor
By:
Name: Moshe Manor
Title: Managing Director

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IN WITNESS WHEREOF, the undersigned, being duly authorized, has executed this Indenture as of the day and year first before written.

The Bank of New York Mellon Trust Company, N.A., as Trustee,
Registrar, Paying Agent and Conversion Agent

/s/ R. Tarnas
By:
Name: R. Tarnas
Title: Vice President

SCH I-1

IN WITNESS WHEREOF, the undersigned, being duly authorized, has executed this Indenture as of the day and year first before written.

Wilming Savings Fund Society, FSB, as Collateral Agent

/s/ Geoffrey J. Lewis
By:
Name: Geoffrey J. Lewis
Title: Vice President

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